As filed with the Securities and Exchange Commission on January 24, 2017

Registration No. 333-213947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1/A

AMENDMENT TWO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YAPPN CORP.

(Exact Name of Registrant in its Charter)

©

Delaware	5731	27-3448069
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Yappn Corp.
1001 Avenue of the Americas, 11th Floor

New York, NY 10018

(888) 859-4441

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

United Corporate Services, Inc.

874 Walker Rd Ste C

Dover, De

(877) 734-8300

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Joseph I. Emas

525 93 Street

Surfside, FL 33154

Telephone: (305) 531-1174

Facsimile: (305) 531-1274

jiemas@josephiemaspa.com

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement become effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.0001 per share, issued and outstanding	8,341,151		$0.10	$834,115	$96.67
Common Stock, par value $.0001 per share, underlying Promissory Notes including interest to the maturity date	907,199		$0.10	$90,720	$10.51
Common Stock, par value $.0001 per share, underlying accrued interest	179,926		$0.10	$17,992	$2.08
Common Stock, par value $.0001 per share, underlying Warrants	2,078,000		$0.10	$207,800	$24.08
Common Stock, par value $.0001 per share, underlying Series A Warrants	1,169,000		$0.10	$116,900	$13.55
Common Stock, par value $.0001 per share, underlying Series B Warrants	1,169,000		$0.10	$116,900	$13.55
Common Stock, par value $.0001 per share, underlying Series C Warrants	700,001		$0.10	$70,000	$8.11
Common Stock, par value $.0001 per share, underlying Series D Warrants	316,670		$0.10	$31,667	$3.67
Total	14,860,947	(2)	$0.10	$1,486,095	$172.24	*

(1)	Represents shares offered by the Selling Stockholders. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholders.

(2)	Consists of 8,341,151 shares of common stock and 6,519,796 shares of Common Stock issued and issuable on conversion of promissory notes and/or warrants currently held by the Selling Stockholders.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act, using the average of the high and low prices as reported on the OTCQB marketplace on January 17, 2017.

* Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2017

PROSPECTUS

Yappn Corp.

14,860,947 shares

Common Stock

This prospectus relates to the public offering of up to 14,860,947 shares of Yappn Corp.’s $0.0001 par value per share common stock (the "Common Stock") by the selling stockholders upon conversion of promissory notes and/or warrants currently held by the selling stockholders (each a “Selling Stockholder” or the “Selling Stockholders”) , specifically (i) 8,341,151 shares of Common Stock issued and outstanding (ii) 907,199 shares of Common Stock issuable to them upon exercise of promissory notes including interest to the maturity date (iii) 179,926 shares of Common Stock issuable to them to September 30, 2017 for interest since the maturity date and (iv) 5,432,671 shares of Common Stock issuable to them upon exercise of warrants. The warrants have an exercise prices varying from $0.25 to $2.20 per share (subject to adjustment). The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

The Common Stock is quoted on the Over-The-Counter Bulletin Board and trades under the symbol “YPPN”. The last reported sale price of the Common Stock on the Over-the-Counter Bulletin Board on January 17, 2017 was $0.10 per share.

The Selling Stockholders are offering these shares of Common Stock. The Selling Stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $9,172.24) but the Selling Stockholders will pay all of the selling commissions, brokerage fees and related expenses. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of when the time of delivery of this prospectus or the sale of any Common Stock occurs. The Selling Stockholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

The date of this prospectus is January 24, 2017.

YAPPN CORP.

(Exact Name of Registrant in its Charter)

©

You may only rely on the information contained in this prospectus or that we have referred you to via this prospectus. We have not authorized anyone to provide you with different or further information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein by reference thereto in this prospectus is correct as of any time after its date.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The Selling Stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Selling Stockholders, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any Selling Stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective services or business plans, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this Offering, including “RISK FACTORS” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

ABOUT OUR COMPANY

Except as otherwise indicated by the context, references in this report to “Yappn," "we," "us," or "our," and the "Company" are references to the combined business of Yappn Corp and its subsidiaries.

EXECUTIVE SUMMARY

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 under the name of “Plesk Corp.”  Our initial business plan was to import consumer electronics, home appliances and plastic house wares. In March 2013, we changed our name to YAPPN Corp. and entered into an asset purchase agreement to acquire a prospective social media platform.

We operate a business that provides effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. On March 28, 2013, we purchased a prospective social media platform and related group of assets known as Yappn (“Yappn”) from Intertainment Media, Inc. (“IMI”), a corporation organized under the laws of Canada. Included in the purchased assets is a services agreement (the “Services Agreement”) dated March 21, 2013 by and among IMI and its wholly owned subsidiaries Ortsbo, Inc., a corporation organized under the laws of Canada (“Ortsbo Canada”), and Ortsbo USA, Inc., a Delaware corporation (“Ortsbo USA” and, collectively with Ortsbo Canada, “Ortsbo”).  Ortsbo is the owner of certain multi-language real time translation intellectual property that will be a significant component of the Yappn business opportunity.  On April 28, 2014, we exercised our right to purchase a copy of the source code for Ortsbo’s representational state transfer application programming interface as it relates to social media application for shares of our common stock as previously agreed. On July 16, 2015, Yappn entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how) Proprietary lexicons and linguistic databases that integrate into Yappn’s language services platform).

Yappn Corp. is a real-time multilingual company that amplifies brand and social messaging, expands online commerce and provides customer support by globalizing these experiences with its proprietary technologies, solutions and linguistic computational approach to language service and engagement in a cost effective way. Through its real-time multilingual amplification platform, Yappn eliminates the language barrier, allowing the free flow of communications in 67 languages to support brand and individuals’ marketing objectives, commerce revenue goals and customer support objectives by making language universal for all fans and consumers. Focused on delivering global reach and efficiencies without the primary need of human intervention, these services are increasingly becoming essential for companies to conduct business online, as English is no longer the language of the Internet. According to InternetWorldStats.com, as of December 2014, there were over 3 billion Internet users and over 73% engage online in a language other than English. The US Census released by the Center of Immigration Studies last October, 2014 cites that in 2013, a record 61.8 million U.S. residents spoke a language other than English at home, which means that approximately one in five U.S. residents speaks a language other than English, representing a 32% increase from 2010 and almost a 94% increase since 1990.

1

THE OFFERING

The Offering	14,860,947 shares of common stock are being registered on behalf of the Selling Stockholders held by the Selling Stockholders and/or issuable to them upon exercise of promissory notes and warrants.

Offering Period	Until all the shares are sold.

Use of Proceeds	We will not receive any of the proceeds from the sale of common stock but to the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. If all warrants are exercised we will receive $5,043,822.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbols	OTCQB: YPPN

SUMMARY FINANCIAL DATA

Year Ended May 31, 2016

The following selected financial data have been derived from the Company’s consolidated financial statements as of and for the years ended at May 31, 2016 and May 31, 2015, and the related statements of operations and consolidated loss, stockholders’ deficit and cash flows for the years then ended May 31, 2016 and May 31, 2015. The summary financial data as of May 31, 2016 and May 31, 2015 are derived from our audited financial statements, which are included elsewhere in this prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

	Year ended May 31,
Statement of income data:	2016	2015
	(Audited)
Revenues	$981,960	$1,521,984
Gross profit	$808,706	$1,205,077
Total Operating Expenses	$6,063,843	$5,186,787
Net loss	$(6,901,573)	$(4,624,744)

	As of May 31,
Balance sheet information	2016	2015
	(Audited)
Total assets	$6,405,223	$1,470,823
Total Liabilities	$9,631,891	$8,144,106
Total Stockholders’ Deficit	$(3,226,668)	$(6,643,283)
Total Liabilities and Stockholders’ Deficit	$6,405,223	$1,470,823

Where You Can Find Us

Our office is located at 1001 Avenue of the Americas, 11th Floor, New York, NY 10018 and our telephone number is (888) 859-4441. Our website is http://www. yappn.com (which is expressly not incorporated into this prospectus).

2

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR REFERRED TO IN THIS REPORT, BEFORE PURCHASING SHARES OF OUR COMMON STOCK. THERE ARE NUMEROUS AND VARIED RISKS, KNOWN AND UNKNOWN, THAT MAY PREVENT US FROM ACHIEVING OUR GOALS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE WILL FACE. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION MAY BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND INVESTORS IN OUR COMMON STOCK COULD LOSE ALL OR PART OF THEIR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED, OR PLANNED.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We are transitioning from a development stage company to a growth company and have generated relatively limited revenue to date. We have, prior to the purchase of the Yappn assets, as further described herein, been involved in unrelated businesses. We have limited history in executing our business model which includes, among other things, implementing and completing alpha and beta testing programs, attracting and engaging clients, customers and users, developing methods for providing clients, customers and users with access to our services platform. Our limited operating history makes it difficult to evaluate our current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with limited operating history, there is a significant risk that we will not be able to implement or execute our current business plan, or demonstrate that our business plan is sound; and/or raise sufficient funds in the capital markets to effectuate our business plan. If we cannot execute any one of the foregoing or similar matters relating to our operations, our business may fail.

3

Competition presents an ongoing threat to the success of our business.

We may face significant competition in our business, including from companies that provide translation, tools to facilitate the sharing of information, companies that enable marketers to display advertising and companies that provide development platforms for applications developers. We may compete with companies that attempt to or offer products that replicate services we provide.

Many of our potential competitors may have significantly greater resources or better competitive positions in certain product segments, geographic regions or user demographics than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market conditions. We believe that some of our potential users are aware of and actively engaging with other products and services similar to, or as a substitute for, Yappn. In the event that our users increasingly engage with other products and services, we may experience a decline in our business prospects.

Our competitors may develop products, features, or services that are similar to ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more market areas not serviced by Yappn to gain competitive advantage against us in areas where we operate. As a result, our competitors may acquire and engage clients at the expense of the growth or engagement, which may negatively affect our business and financial results. We believe that our ability to compete effectively will depend upon many factors both within and beyond our control, including:

●	the popularity, usefulness, ease of use, performance, and reliability of our products compared to our competitors;

●	the engagement of our clients and their users with our products;

●	the timing and market acceptance of products, including developments and enhancements to our or our competitors' products;

●	our ability to monetize our products, including our ability to successfully monetize mobile usage;

●	the frequency, size, and relative prominence of the ads displayed by us or our competitors;

●	customer service and support efforts;

●	marketing and selling efforts;

●	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

●	acquisitions or consolidation within our industry, which may result in more formidable competitors;

●	our ability to attract, retain, and motivate talented employees, particularly software engineers;

●	our ability to cost-effectively manage and grow our operations; and

●	our reputation and brand strength relative to our competitors.

If we are not able to compete effectively, our customer base and level of user engagement may decrease, which could make us less attractive to marketers and materially and adversely affect our revenue and results of operations.

4

As previously explained, implementation of our business plan will require debt or equity financing until we are out of the developmental stage and can generate sufficient cash flows from operations. Competition may require increased needs for operating cash to meet such challenges.

Our new products and changes to existing products could fail to generate revenue.

Our ability to retain, increase, and engage our customer base and to escalate our revenue will depend heavily on our ability to enhance our current products and create successful new products. We may introduce significant changes to our existing products or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If new or enhanced products fail to engage clients, we may fail to attract or retain clients or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected. In the future, we may invest in new products and initiatives to generate revenue, but there is no guarantee these approaches will be successful. If we are not successful with new approaches to monetization, we may not be able to maintain or grow our revenue as anticipated or recover any associated development costs, and our financial results could be adversely affected.

One customer has accounted for a significant portion of our business.

We have derived, in recent history, a significant portion of our revenues from one customer. For example, at our year end, this customer accounted for a total of 83% of our revenues for the year ended May 31, 2016 (90% - May 31, 2015). As part of a recent acquisition of this customer’s technology, there are no further billings to this customer. The loss of this customer and the related non-payment of outstanding amounts due to our company from this customer could materially and adversely affect our results of operations, financial position and liquidity.

Our costs are continuing to grow, which could harm our business model and profitability.

Developing the Yappn platform has been a costly undertaking and we expect our expenses to continue to increase in the future as we implement and complete continued rollout of our services and platform, build up our client base and develop and implement new product features. We expect that we will incur increasing costs to support our anticipated future growth. In addition, our costs may increase as we hire additional employees, particularly as a result of the significant competition that we face to attract and retain technical talent. Our expenses may continue to grow faster than our revenue over time. Our expenses may be greater than we anticipate, and our investments may not be successful. In addition, we may increase marketing, sales, and other operating expenses in order to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our new business model.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, securities law compliance, and online payment services. The introduction of new products may subject us to additional laws and regulations. In addition, foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. These U.S. federal and state as well as foreign laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. For example, the interpretation of some laws and regulations that govern the use of names and likenesses in connection with advertising and marketing activities is unsettled and developments in this area could affect the manner in which we design our products, as well as our terms of use. A number of proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. Similarly, there have been a number of recent legislative proposals in the United States, at both the federal and state level, that would impose new obligations in areas such as privacy and liability for copyright infringement by third parties. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

5

Because from time to time we hold a portion of our cash reserves in Canadian dollars and have a portion of our operating expenses in Canadian dollars, we may experience losses due to foreign exchange translations.

From time to time we hold a portion of our cash reserves in Canadian dollars. Due to foreign exchange rate fluctuations, the value of these Canadian dollar reserves can result in translation gains or losses in U.S. dollar terms. If there was a significant decline in the Canadian dollar versus the U.S. dollar, our converted Canadian dollar cash balances presented in U.S. dollars on our balance sheet would significantly decline. If the US dollar significantly declines relative to the Canadian dollar our quoted US dollar cash position would significantly decline as it would be more expensive in US dollar terms to pay Canadian dollar expenses. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations. Such foreign exchange declines could cause us to experience losses.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

In addition, from time to time, we may contribute software source code under open source licenses and make other technology we develop available under other open licenses, and include open source software in our products. As a result of any open source contributions and the use of open source in our products, we may license or be required to license innovations that turn out to be material to our business and may also be exposed to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Our business will be dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of customers, and adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our users may be dependent upon the reliable performance of the Yappn platform and our underlying technical infrastructure. Performance delays or outages could be harmful to our business. If Yappn’s technology is unavailable when customers attempt to access it, or if it does not load as quickly as they expect, customers may not return to our service in the future, or cancel service with us. As Yappn continues to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our customers. It is possible that we may fail to effectively scale and grow our technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from our cloud services provider and / or factors beyond the normal control of Yappn.

6

We believe that a substantial portion of our network infrastructure will be provided by third parties. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

We are exposed to general economic conditions, which could have a materially adverse impact on our business, operating results and financial condition.

Recently there have been adverse conditions and uncertainty in the global economy as the result of unstable global financial and credit markets, inflation, and recession. These unfavorable economic conditions and the weakness of the credit market may continue to have an impact on our Company’s business and financial condition. The current global macroeconomic environment may affect our Company’s ability to access the capital markets and may be severely restricted at a time when our Company wishes or needs to access such markets, which could have a materially adverse impact on our Company’s flexibility to react to changing economic and business conditions or to carry on our operations.

We could experience unforeseen difficulties in building and operating key portions of our technical infrastructure.

We intend to design and build software that will rely upon cloud computing infrastructure and we may also develop our own data centers and technical infrastructure through which we intend to service our products. These undertakings are complex, and unanticipated delays in the completion of these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our products. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade the customer experience or increase our costs.

Our software is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products incorporate software that is highly technical and complex. Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

Our business may be impacted by information technology system failures or network disruptions.

We may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or other events or disruptions. Such failures or disruptions could, among other things, prevent access to our services, compromise our delivery of services or customer data, and result in delayed or cancelled use of our services. Such failures or disruptions can have materially adverse impact on the Company’s financial condition and operating results.

7

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of Edward Karthaus, Craig McCannell, Anthony R. Pearlman, and Steven Taylor, our Chief Executive Officer and a director, Chief Financial Officer, Chief Technology Officer, and Chief Sales Officer, respectively.

As we continue to grow, we cannot guarantee we will be able to attract the personnel we need to achieve a competitive position. In particular, we intend to hire technical and sales personnel in fiscal 2017, and we expect to face significant competition from other companies in hiring such personnel. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements may not be as effective as in the past, and if we issue significant equity to attract additional employees, the ownership of our existing stockholders may be further diluted. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

Risks Relating to our Organization and our Common Stock

Difficulties we may encounter managing our growth could adversely affect our results of operations.

If we experience a period of rapid and substantial growth, and if such growth continues, we will continue to place a strain on our limited administrative infrastructure. As our needs expand, we may need to hire a significant number of employees. This expansion could place a significant strain on our managerial and financial resources. To manage the possible growth of our operations and personnel, we will be required to:

●	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

●	install enhanced management information systems; and

●	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

 If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Although management does not anticipate having to fully comply with section 404 of the Sarbanes-Oxley Act in the next fiscal year, it is important to note, pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, if we do meet the requirements to fully comply with section 404 of the Sarbanes-Oxley Act we are required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a materially adverse effect on our stock price.

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In addition, in connection with a future possible assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified in the future, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that would require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

If applicable in the future, any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, it would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our stock price may be volatile.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock (particularly following effectiveness of any resale registration statements or expiration of lockup agreements);

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	inability to develop or acquire new or needed technology.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

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We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock.” It does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange, or (iii) it is not quoted on the NASDAQ Global Market. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock are subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Securities Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, expiration of any lock-up agreements, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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Exercise of options, warrants, and converting any debt may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which could result in additional dilution of the existing ownership interests of our common stockholders.

The issuance of shares of common stock in connection with the Ortsbo Inc. acquisition of intellectual property may have a dilutive effect on our common stock.

On September 15, 2015, we closed an agreement with Ortsbo Inc. to acquire all of its intellectual property assets. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of $16,968,888, which was paid by the assumption of $975,388 in debt and the issuance of $15,993,500 worth of Yappn restricted common shares (32 Million shares at $0.50 per share). Following the first quarter ended September 30, 2015, 12,998,682 shares were issued. As of the date of this Prospectus, 18,988,318 shares remain reserved but not issued. Winterberry Investments Inc. (controlled by David Berry, a member of our Board of Directors) can, at any time, request the issuance of 17,687,500 shares of common stock and a former holder of Ortsbo stock can request the issuance of 1,300,818 shares of common stock. While shares of common stock have been reserved in our financial statements, there has been no request from either party for the issuance of the shares of common stock and there has been no notice, indication, or disclosed timeframe as when such shares will be requested for issuance. Currently, the number of issued and outstanding shares is 40,322,314 shares of common stock. If all such shares reserved for Winterberry Investments, Inc. were issued at the direction of Winterberry Investments, Inc., the issued and outstanding shares of common stock would be increased to 58,009,814 shares and the new issuance would represent approximately 30.5% of our issued and outstanding shares resulting in both a change of control and a dilutive effect to our current number of shares of common stock. This may decrease the relative voting power of our common stock and result in dilution of the existing ownership interests of our common stockholders.

Investor relations activities, nominal “float” and supply and demand (limited supply) factors may affect the price of our common stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business model is described, as well as newsletters, emails, mailings and/or video or print distributions that describe our business model. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning us. We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by us or from publicly available information. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. Our investors may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets. Until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions at prices that may be significantly lower than the current market price, that will constitute the entire available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. A small percentage of our outstanding common stock will initially be available for trading, held by a small number of individuals or entities. Accordingly, the supply of common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock. Our market price should not be relied upon as a valid indicator of our value until such time as a sustained and established market has been established for our common stock.

12

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Public disclosure requirements and compliance with changing regulation of corporate governance pose challenges for our management team and result in additional expenses and costs which may reduce the focus of management and the profitability of our company.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of Edward Karthaus, Craig McCannell, Anthony R. Pearlman, and Steven Taylor, our Chief Executive Officer and a director, Chief Financial Officer, Chief Technology Officer, and Chief Sales Officer, respectively.

As we continue to grow, we cannot guarantee we will be able to attract the personnel we need to achieve a competitive position. In particular, we intend to hire technical and sales personnel in fiscal 2017, and we expect to face significant competition from other companies in hiring such personnel. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements may not be as effective as in the past, and if we issue significant equity to attract additional employees, the ownership of our existing stockholders may be further diluted. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form S-1 under the Securities Act of 1933 to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. We file annual, quarterly and current reports, proxy statements and other information with the Commission. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC’s public reference facilities at, Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

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USE OF PROCEEDS

Each of the Selling Stockholders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

Assuming that all warrants held by the Selling Stockholders are exercised for cash, we will receive proceeds of approximately $5,043,822, which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the Selling Stockholders of the common stock already held by them or the common stock issued to the Selling Stockholders upon exercise of the warrants.

We have agreed to bear the expenses in connection with the registration of the common stock being offered by the Selling Stockholders under this prospectus, which we have estimated to be approximately $9,172.24

DETERMINATION OF OFFERING PRICE

Selling Stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING STOCKHOLDERS

The table below lists the names of the Selling Stockholders and other information regarding the beneficial ownership of shares of our common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders as of January 24, 2017. The third column lists the number of shares of common stock that may be resold under this prospectus. The fourth and fifth columns list the number and percentage of shares of common stock owned by the Selling Stockholders after the resale of the shares of common stock registered under this prospectus. Except as noted in the table below, the Selling Stockholders have not had any material relationship with us within the past three years. None of the Selling Stockholders is a registered broker-dealer or an affiliate of a broker-dealer. The total number beneficial ownership of our common stock, based on an aggregate of 49,244,582 shares of common stock consisting of (a) 40,322,314 shares of common stock issued and outstanding and (b) 8,922,268 issuable upon the conversion of securities.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Shares of common stock subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after January 24, 2017 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

						Common Stock
Name of Selling Stockholders	Common Stock		Percentage of Ownership			Beneficially Owned After Offering
	Beneficially Owned Prior to			Common Stock Offered by this		Presuming all Underlying Shares are sold
	Offering			Prospectus		Number	Percentage
Oxford Enterprises Inc. (1)	200,000	(2)	*	200,000	(2)	-0-	*
Sandor Capital Master Fund (3)	201,000	(4)	*	201,000	(4)	-0-	*
Alpha Capital Anstalt (5)	200,000	(6)	*	200,000	(6)	-0-	*
BCC Investment Foundation Holdings Ltd. (7)	150,000	(8)	*	150,000	(8)	-0-	*
Ian Keith Hasinoff	20,000	(9)	*	20,000	(9)	-0-	*
Che-Ming Yang	35,000	(10)	*	35,000	(10)	-0-	*
Portmann Capital Management Limited (11)	100,000	(12)	*	100,000	(12)	-0-	*
Steve Misener	30,000	(13)	*	30,000	(13)	-0-	*
Palladium Capital Advisors (14)	12,000	(15)	*	12,000	(15)	-0-
Patricia Martin	53,617	(16)	*	45,000	(16)	-0-	*
David Wonch	179,170	(17)	*	179,170	(17)	-0-	*
Jeana Wendel	93,745	(18)	*	93,745	(18)	-0-	*
Ron Santos	52,098	(19)	*	52,098	(19)	-0-	*
Frank Spano	67,570	(20)	*	67,706	(20)	-0-	*
Jonathan Smith	103,882	(21)	*	103,882	(21)	-0-	*
Shaun Henderson	53,798	(22)	*	53,798	(22)	-0-	*
Alexander MacKay	62,706	(23)	*	62,706	(23)	-0-	*
Maranden Holdings Inc. (24)	85,591	(25)	*	85,591	(25)	-0-	*
AlphaNorth Asset Management (26)	1,689,258	(27)	5.46%	1,689,258	(27)	-0-	*

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Ian Moddison	1,039,808	(28)	2.03%	1,039,809	(28)	-0-	*
Barry Paluk	34,523	(29)	*	34,523	(29)	-0-	*
Chris Hall	687,451	(30)	1.40%	687,451	(30)	-0-
Edward Houssian	163,548	(31)	*	163,548	(31)	-0-	*
Mark Greaves	1,208,916	(32)	2.48%	1,208,916	(32)	-0-	*
Nora Persaud-Singh	321,000	(33)	*	321,000	(33)	-0-	*
Toronto Tree Top Holdings Ltd. (34)	521,500	(35)	4.84%	521,500	(35)	-0-	*
Minett Capital Inc. (36)	36,000	(37)	*	36,000	(37)	-0-	*
Canlou Investments (38)	150,000	(39)	*	150,000	(39)	-0-	*
Clayton Joel Strickland	12,500	(40)	*	12,500	(40)	-0-	*
Stuart Homuth	80,000	(41)	*	80,000	(41)	-0-	*
Melmage Inc. (42)	265,003	(43)	*	265,003	(43)	-0-	*
Array Capital Corporation (44)	5,268,076	(45)	10.70%	5,268,076	(45)	-0-	*
Hagen Gocht	189,456	(46)	*	189,457	(46)	-0-	*
Cora Stewart	189,456	(47)	*	189,457	(47)	-0-	*
Craig Leigh Custom Homes Ltd. (48)	386,650	(49)	*	386,650	(49)	-0-	*
1111519 Ontario Inc. (50)	128,701	(51)	*	128,700	(51)	-0-	*
Charleston Development Ltd. (52)	128,701	(53)	*	128,700	(53)	-0-	*
Subtle Disruption (54)	257,034	(55)	*	257,034	(55)	-0-	*
Subtle Disruption (54)	130,000	(56)	*	130,000	(56)	-0-	*
The Marketing Alliance Inc. (57)	200,000	(58)	*	200,000	(58)	-0-	*
Ibec Holdings Inc. (59)	73,189	(60)	*	73,189	(60)	-0-	*
Total	14,860,947			14,860,947		-0-	*

* Indicates less than one percent (1%).

(1)	Oxford Enterprises Inc. is controlled by Anthony Swartz.

(2)	Represents 200,000 shares underlying common share purchase warrants.

(3)	Sandor Capital Master Fund is controlled by John Lemak.

(4)	Represents 201,000 shares underlying common share purchase warrants.

(5)	Alpha Capital Anstalt is controlled by Konrad Ackermann.

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(6)	Represents 200,000 shares underlying common share purchase warrants.

(7)	BCC Investment Foundation Holdings Ltd. is controlled by Sandor Miklos.

(8)	Represents 150,000 shares underlying common share purchase warrants.

(9)	Represents 20,000 shares underlying common share purchase warrants.

(10)	Represents 35,000 shares underlying common share purchase warrants.

(11)	Portmann Capital Management Limited is controlled by Kurt Portmann.

(12)	Represents 100,000 shares underlying common share purchase warrants.

(13)	Represents 30,000 shares underlying common share purchase warrants.

(14)	Palladium Capital Advisors is controlled by Michael Hartstein.

(15)	Represents 12,000 shares underlying common share purchase warrants.

(16)	Represents 900 shares issued and outstanding, 16,800 shares underlying pursuant to promissory notes and accrued interest to maturity, 5,917 shares underlying pursuant to accrued interest post maturity, 15,000 shares underlying Series A common share purchase warrants, and 15,000 shares underlying Series B common share purchase warrants.

(17)	Represents 3,000 shares issued and outstanding, 56,000 shares underlying pursuant to promissory notes and accrued interest to maturity, 20,170 shares underlying pursuant to accrued interest post maturity, 50,000 shares underlying Series A common share purchase warrants, and 50,000 shares underlying Series B common share purchase warrants.

(18)	Represents 1,620 shares issued and outstanding, 30,240 shares underlying pursuant to promissory notes and accrued interest to maturity, 7,885 shares underlying pursuant to accrued interest post maturity, 27,000 shares underlying a Series A common share purchase warrant, and 27,000 shares underlying a Series B common share purchase warrant.

(19)	Represents 900 shares issued and outstanding 16,800 shares underlying pursuant to promissory notes and accrued interest to maturity, 4,398 shares underlying pursuant to accrued interest post maturity, 15,000 shares underlying a Series A common share purchase warrant, and 15,000 shares underlying a Series B common share purchase warrant.

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(20)	Represents 47,570 shares issued and outstanding, 10,000 shares underlying a Series A common share purchase warrant, and 10,000 shares underlying a Series B common share purchase warrant.

(21)	Represents 1,800 shares issued and outstanding, 33,600 shares underlying pursuant to promissory notes and accrued interest to maturity, 8,482 shares underlying pursuant to accrued interest post maturity, 30,000 shares underlying a Series A common share purchase warrant, and 30,000 shares underlying a Series B common share purchase warrant.

(22)	Represents 900 shares issued and outstanding, 16,800 shares underlying pursuant to promissory notes and accrued interest to maturity, 6,098 shares underlying pursuant to accrued interest post maturity, 15,000 shares underlying a Series A common share purchase warrant, and 15,000 shares underlying a Series B common share purchase warrant.

(23)	Represents 1,080 shares issued and outstanding, 20,160 shares underlying pursuant to promissory notes and accrued interest to maturity, 5,466 shares underlying pursuant to accrued interest post maturity, 18,000 shares underlying a Series A common share purchase warrant, and 18,000 shares underlying a Series B common share purchase warrant.

(24)	Maranden Holdings Inc. is controlled by David Bercovitch.

(25)	Represents 28,000 shares underlying pursuant to promissory notes and accrued interest to maturity, 7,591 shares underlying pursuant to accrued interest post maturity, 25,000 shares underlying a Series A common share purchase warrant, and 25,000 shares underlying a Series B common share purchase warrant.

(26)	AlphaNorth Asset Management is controlled by Steve Palmer.

(27)	Represents 1,189,258 shares issued and outstanding, 250,000 shares underlying Series A common share purchase warrants, and 250,000 shares underlying Series B common share purchase warrants.

(28)	Represents 341,600 shares underlying pursuant to promissory notes and accrued interest to maturity, 88,208 shares underlying pursuant to accrued interest post maturity, 305,000 shares underlying a Series A common share purchase warrant, and 305,000 shares underlying a Series B common share purchase warrant.

(29)	Represents 600 shares issued and outstanding, 11,200 shares underlying pursuant to promissory notes and accrued interest to maturity, 2,723 shares underlying pursuant to accrued interest post maturity, 10,000 shares underlying a Series A common share purchase warrant, and 10,000 shares underlying a Series B common share purchase warrant.

(30)	Represents 487,451 shares issued and outstanding, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(31)	Represents 115,548 shares issued and outstanding, 24,000 shares underlying a Series A common share purchase warrant, and 24,000 shares underlying a Series B common share purchase warrant.

(32)	Represents 858,916 shares issued and outstanding, 175,000 shares underlying a Series A common share purchase warrant, and 175,000 shares underlying a Series B common share purchase warrant.

(33)	Represents 6,000 shares issued and outstanding, 112,000 shares underlying pursuant to a promissory note and accrued interest to maturity, 3,000 shares underlying pursuant to accrued interest post maturity, 100,000 shares underlying a Series A common share purchase warrant, and 100,000 shares underlying a Series B common share purchase warrant.

(34)	Toronto Tree Top Holdings Ltd. is controlled by Simon Yakubowicz

(35)	Represents 521,500 shares underlying a common share purchase warrant.

(36)	Minett Capital Inc. is controlled by Alan Greenberg

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(37)	Represents 36,000 shares underlying a common share purchase warrant.

(38)	Canlou Investments is controlled by Anthony Relouw

(39)	Represents 150,000 shares underlying a common share purchase warrant.

(40)	Represents 12,500 shares underlying a common share purchase warrant.

(41)	Represents 80,000 shares underlying a common share purchase warrant.

(42)	Melmage Inc. is controlled by Michael Malleck .

(43)	Represents 231,669 shares issued and outstanding, and 33,334 shares underlying a Series C common share purchase warrant.

(44)	Array Capital Corporation is controlled by Benny Lau.

(45)	Represents 4,601,409 shares issued and outstanding and 666,667 shares underlying a Series C common share purchase warrant.

(46)	Represents 4,056 shares issued and outstanding, 93,333 shares underlying pursuant to promissory notes and accrued interest to maturity, 8,733 shares underlying pursuant to accrued interest post maturity, and 83,334 shares underlying a Series D common share purchase warrant.

(47)	Represents 4,056 shares issued and outstanding, 93,333 shares underlying pursuant to promissory notes and accrued interest to maturity, 8,733 shares underlying pursuant to accrued interest post maturity, and 83,334 shares underlying a Series D common share purchase warrant.

(48)	Craig Leigh Custom Homes Ltd. is controlled by Greg Merkac.

(49)	Represents 336,650 shares issued and outstanding and 50,000 shares underlying a Series D common share purchase warrant.

(50)	1111519 Ontario Inc. is controlled by Grant Brown.

(51)	Represents 112,034 shares issued and outstanding and 16,667 shares underlying a Series D common share purchase warrant.

(52)	Charleston Development Ltd. is controlled by Mark Arnstein.

(53)	Represents 112,034 shares issued and outstanding and 16,667 shares underlying a Series D common share purchase warrant.

(54)	Subtle Disruption is controlled by Rob Knesaurek.

(55)	Represents 223,700 shares issued and outstanding and 33,334 shares underlying a Series D common share purchase warrant.

(56)	Represents 130,000 shares underlying common share purchase warrants.

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(57)	The Marketing Alliance Inc. is controlled by Gary Cutler.

(58)	Represents 200,000 shares underlying common share purchase warrants.

(59)	Ibec Holdings Inc. is controlled by Cecilia Cheng.

(60)	Represents 37,333 shares underlying pursuant to promissory notes and accrued interest to maturity, 2,522 shares underlying pursuant to accrued interest post maturity and 33,334 shares underlying a Series D common share purchase warrant.

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the resale of the shares on behalf of the Selling Stockholders. The Selling Stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

The term “Selling Stockholders” includes donees, i.e., persons who receive shares from the Selling Stockholders after the date of this prospectus by gift. The term also includes pledgee, i.e., persons who, upon contractual default by one of the Selling Stockholders, may seize shares which one of the Selling Stockholders pledged to such person. If one of the Selling Stockholders notifies us that a donee or pledge intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

We will pay all costs, expenses, and fees in connection with the registration of the shares. The Selling Stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of sale transactions

The Selling Stockholders may sell the shares in one or more types of transactions (which may include block transactions):

●	in the over-the-counter market, when our common stock is quoted on the Over-The Counter Bulletin Board;

●	in negotiated transactions;

●	through put or call option transactions;

●	through short sales; or

●	any combination of such methods of sale.

The Selling Stockholders may sell shares under this prospectus at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

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Sales to or through broker-dealers

The Selling Stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the Selling Stockholders, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed underwriting compensation

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

Because it may be deemed an underwriter, any of the Selling Stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

State requirements

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales under Rule 144

The Selling Stockholders may also resell all or a portion of their shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act of 1933. To do so, they must meet the criteria and conform to the requirements of Rule 144 currently in effect.

Distribution arrangements with broker-dealers

If one of the Selling Stockholders notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

●	a block trade;

●	special offering;

●	exchange distribution or secondary distribution; or

●	a purchase by a broker or dealer,

we will then file, if required, a post-effective amendment to this prospectus.

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The post-effective amendment will disclose:

●	the name of the selling stockholder and of the participating broker-dealer(s);

●	the number of shares involved;

●	the price at which such shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

●	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

●	any other facts material to the transaction.

The Securities and Exchange Commission may deem the Selling Stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the common shares to be “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission may deem any profits on the resale of our common shares and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders has purchased the common shares in the ordinary course of its business, and at the time the Selling Stockholders purchased the common shares, they were not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Under the Securities Exchange Act of 1934, any person engaged in the distribution of the common shares may not simultaneously engage in market-making activities with respect to the common shares for five business days prior to the start of the distribution. In addition, the Selling Stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common shares by the Selling Stockholders or any such other person.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our Board of Directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

TAX CONSIDERATIONS

We are not providing any U.S. tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

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This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s tax basis in its common stock, but not below zero. Any excess will be treated as capital gain from a sale or other taxable disposition as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the applicable withholding agent with the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

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Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Under the applicable Treasury regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of our common stock on or after January 24, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

DESCRIPTION OF SECURITIES

In March 2013, we filed an amended and restated certificate of incorporation to increase our authorized capital stock to 200,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share. On December 31, 2014, we filed an amended and restated certificate of incorporation to increase the Company’s authorized number of common shares to 400,000,000 shares of common stock, par value $0.0001 per share. On September 9, 2015, the Company amended its Certificate of Incorporation to implement a reverse stock split in the ratio of 1 share for every 10 shares of common stock. This amendment was approved and filed with the Delaware Secretary of State on September 9, 2015. FINRA declared the Company’s 1-for-10 reverse stock split ex-dividend date effective as of October 2, 2015.

The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation, amendment to the Certificate of Incorporation and the By-laws .

Common stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available there for and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock, if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $0.0001. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. Subsequently, 10,000,000 shares were designated as Series A Preferred Stock. The Series A Preferred Stock collectively has liquidation preference and the right to convert to one share of common stock for each share of preferred stock.

As of the date of this prospectus, we have no Series A Convertible Preferred Stock issued and outstanding.

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Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our Board of Directors.

Series A, B, C and D Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014, the Company issued 395 Series A and Series B warrants, 305 Series A and Series B warrants, and 469 Series A and Series B warrants, respectively, with unsecured 6% convertible promissory notes (Note 7), as part of the defined Unit under the subscription agreements on those respective dates. Each Series A warrant entitles the holder thereof to purchase 1,000 shares of common stock for a purchase price of $1.00 per share after the re-pricing of the instruments took place. Each Series B warrant entitles the holder thereof to purchase 1,000 shares of common stock for a purchase price of $2.00 per share. 559 of the Series A warrants were repriced to $0.25 per share as part of a conversion of promissory notes into common shares. 260 of the Series B warrants were repriced to $0.25 per share as part of a conversion of promissory notes into common shares.

The Series A and Series B warrants permit cashless exercise beginning with the effective date unless and until a registration statement covering the resale of the shares underlying the warrants is effective with the Commission. The Series A warrants, for a period of twelve months from the original date of issuance, provide full ratchet price protection provisions and as such are treated as a derivative liability at the commitment date and until such provisions expire. The Series B warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter. Both the Series A and Series B warrants have a five year life.

 On April 23, 2014, May 30, 2014, the Company authorized and issued Series C warrants to acquire 33,333 and 666,667, shares of common stock, respectively, to accredited investors with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series C warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $2.20 per share and have a five year life. All of the Series C warrants were repriced to $0.25 per share as part of a conversion of convertible debentures. The Series C warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

 On October 6, 2014, the Company authorized and issued Series D warrants to acquire an aggregate of 33,333 shares of common stock to an accredited investor with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series D warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $2.20 per share and have a five year life. These warrants were repriced to $0.25 per share as part of a conversion of convertible debentures. The Series D warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

 On June 27, 2014, September 2, 2014 and October 27, 2014, the Company authorized and issued Series D warrants to acquire an aggregate of 166,667, 83,334 and 33,333 shares of common stock to an accredited investor with unsecured 6% convertible debentures as part of a defined Unit under the subscription agreements for those respective dates. The Series D warrants entitle the holder thereof to purchase shares of common stock at a purchase price of $2.20 per share and have a five year life. 83,334 warrants were repriced to $0.25 per common share as part of a conversion of convertible debentures. The Series D warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter.

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Rule 144

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

LEGAL MATTERS

The validity of the shares of common stock to be sold by the Selling Stockholders under this prospectus was passed upon for our company by Joseph I. Emas, 525 93 Street, Surfside, FL 33154.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by MNP LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

 Our transfer agent and registrar for our common stock is Worldwide Stock Transfer, 1 University Plaza Suite 505, Hackensack, NJ 07601

DESCRIPTION OF BUSINESS

Business History

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 with an initial business plan to import consumer electronics, home appliances and plastic housewares. In March 2013, we filed an amended and restated certificate of incorporation to change our name to “YAPPN Corp.” and increase our authorized capital stock to 200,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, par value $0.0001 per share. Further, in March 2013, our Board of Directors declared a stock dividend, whereby an additional 14 shares of our common stock was issued for each one share of common stock outstanding to each holder of record on March 25, 2013. All per share information in this report reflect the effect of such stock dividend. On December 22, 2014, our shareholders approved the increase of authorized and issued shares of common stock to 400,000,000 shares of common stock. We filed an amendment with the State of Delaware to affect this change which was accepted effective December 31, 2014.

Immediately following the Asset Purchase, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, we transferred all of our pre-Asset Purchase assets and liabilities (consisting of our former business of import consumer electronics, home appliances and plastic house wares) to our wholly owned subsidiary, Plesk Holdings, Inc., a Delaware corporation. Thereafter, pursuant to a stock purchase agreement, we transferred all of the outstanding capital stock of Plesk Holdings, Inc. to certain of our former shareholders in exchange for cancellation of an aggregate of 11,250,000 shares of our common stock held by such persons.

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On March 28, 2013, we purchased a prospective social media platform and related group of assets known as Yappn (“Yappn”) from Intertainment Media, Inc. (“IMI”), a corporation organized under the laws of Canada, for 7,000,000 shares of our common stock, pursuant to an asset purchase agreement (the “Purchase Agreement” and the transaction, the “Asset Purchase”) by and among IMI, us, and our newly formed wholly owned subsidiary, Yappn Acquisition Sub., Inc., a Delaware corporation (“Yappn Sub”). Mr. David Lucatch, our prior Chief Executive Officer was the Chief Executive Officer of IMI at that time. IMI, as a result of this transaction had a controlling interest in our company. Included in the purchased assets is a services agreement (the “Services Agreement”) dated March 21, 2013 by and among IMI and its wholly owned subsidiaries Ortsbo, Inc., a corporation organized under the laws of Canada (“Ortsbo Canada”), and Ortsbo USA, Inc., a Delaware corporation (“Ortsbo USA” and, collectively with Ortsbo Canada, “Ortsbo”). Ortsbo is the owner of certain multi-language real time translation intellectual property that we believe is a significant component of the Yappn business opportunity. On July 6, 2015, Yappn entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo (see below).

On July 15, 2015, after the approval of the Board of Directors of each company, Intertainment Media and Yappn entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo.

The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of approximately $17 Million, which will be paid by the assumption of approximately $1 Million in debt and the issuance of $16 Million worth of our restricted common shares (32 Million shares at $0.50 per share).

Intertainment Media received Toronto Stock Venture Exchange final approval on September 14, 2015 to proceed with the transaction. On September 15, 2015, the acquisition of Ortsbo Intellectual property by our company was closed.

Our principal executive offices are located at 1001 Avenue of the Americas, 11th Floor, New York, NY 10018 and our telephone number is (888) 859-4441. Our website is http://www.yappn.com (Our website is expressly not incorporated into this filing).

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Our Business

Yappn delivers real-time language translation products which enable vendors and consumers to communicate freely with one another, each in their own preferred languages. The result is increased business and customer satisfaction.

Being able to conduct business in multiple languages is essential. As per Common Sense Advisory (a research company specializing in the areas of translation, localization, interpreting, internationalization, globalization, marketing, international strategy, market intelligence, web content, and procurement), Global eCommerce sales continue to increase at a rate of 15 percent per year and more than 72 percent of consumers say they are more likely to purchase online if the experience is in their preferred language.

Breaking down language barriers creates business opportunities and promotes efficiency and effectiveness within organizations. While internet challenges have largely been solved, resolving language barriers remains a costly issue for every company wishing to access global markets.

Through its proprietary innovative language solutions, we believe Yappn has altered the translation paradigm by offering a completely customizable set of tools to engage consumers in up to 67 languages. Yappn’s technology gives people, brands and organizations the power to be social, conduct commerce and communicate freely without a language barrier.

Generic machine translation, which can be found from providers like Google TranslateTM or Microsoft BingTM, employ a “word-for-word” approach. Unfortunately, the translated result does not always reflect the essence of the original text and may not make sense. Context (cultural, political and ethnic), syntax and meaning is simply not captured through generic machine translation methods.

Yappn provides far more than simple word-for-word translation. Yappn translates the words as well as the context and syntax, thereby ensuring that what is written in one language is translated into another in an accurate, meaningful and relevant way. This capability is Yappn’s key differentiator.

Yappn has the ability to detect the online or mobile user’s preferred language and translates the communication into the user’s language in real-time. Yappn provides very “high fidelity” and accurate translation, without the necessity of direct human translation or intervention, with an added option to customize translation settings, making the results simple, elegant and cost effective.

Yappn offers products for eCommerce, customer care, enhanced messaging collaboration (such as intranets, gaming or social platforms), online marketing and custom translation solutions to a variety of verticals including entertainment, retail and marketing.

Continued expansion of our business rollout will likely require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. We are in the early stage of commercialization, and management believes that we have insufficient revenues to cover our operating costs. As such, we have incurred an operating loss since inception. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required, and ultimately to attain profitability. Our independent auditors have included an explanatory paragraph, in their audit report on our financial statements for the fiscal year ended May 31, 2016 regarding concerns about our ability to continue as a going concern. Footnote 2 to the Notes to this Form 10-K Report also discusses concerns about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Strategy

Our management believes that Yappn approaches the challenge of real-time language translation in an entirely unique way. The result is enhanced translations based on the context of the content or discussion, thereby significantly improving the translation result.

To accomplish this, Yappn leverages the power of multiple generic machine translation (MT) providers, recognizing that many of these commodity services specialize and produce substantially better results in some languages over others. This aggregated generic machine translation is then passed through Yappn’s proprietary algorithms and enhancement processes which, in turn, provide the optimal translation for the language requested. Yappn then applies yet another overlay of refinement through ‘lexicons’. Lexicons are essentially custom dictionaries designed to improve the translation by contextualizing the result and making it relevant to the specific commercial requirement. Lexicons can be industry or brand specific or both.

An illustrative example of how Yappn’s lexicons work is reflected in its ability to distinguish between a car transmission versus a radio transmission. Similarly, the system understands that the word “travel” means something different in basketball than it does when planning a trip. Companies use various words in unique ways and Yappn’s lexicons continuously evolve, improve and store these subtle nuances and then apply them to the final output to provide an enhanced and more optimal translation.

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Yappn is not a generic machine translation provider but an enhancement to create better, customized results. Additionally, Yappn is not a Language Service Provider (LSP) simply returning a document in another language; instead Yappn provides tools and solutions to better utilize translation in the course of business.

Yappn’s tools and solutions are built with industry leading technology and hosted on the Microsoft Azure® cloud-based platform which provides Yappn with global reach, dependable presence, and dynamic scalability.

To be certain that translation is highly accurate, Yappn’s services team initially works with the customer to develop an appropriate database of lexicon additions which can be further improved after deployment using Yappn’s professional services or custom tools. The lexicon can be enhanced on an on-going basis by the customer’s staff as-needed when additions and revisions are required.

Yappn can enable an auto update feature that can be used on demand or as a persistent connection that senses updates to the translation source then has each addition either automatically changed or optionally human verified for fidelity, followed by an update to the customer’s lexicon. For example, when a product description is updated; the machine translation will instantly display the change in the store.

The Yappn application suite is designed to provide a competitive advantage to commercial enterprises and power social users to communicate more effectively without a language barrier, fostering and driving a competitive edge in a global marketplace.

Offering an “a la carte” menu of tools to engage consumers, Yappn helps clients improve their customer’s experiences and therefore increase customer satisfaction.

eCommerce Platform Integration: Dynamic translation encompassing the entire eCommerce experience, from online marketing to sales and customer care

●	eCommerce website
●	Vendor input manager
●	Chat
●	Multilingual search

Customer Care: Real-time translation of chat-based customer care

●	Customer care integration
●	Custom help solutions

Enhanced Messaging: Real-time translation support for messaging platforms

●	Intranet
●	Social sharing & messaging
●	Business sharing & messaging
●	Gaming sharing & messaging

Marketing: Online marketing, engagement and socialization

●	Social Wall
●	Global tweets
●	Twitter chats
●	Multilingual live captioning & flash social events

Custom Translation Solutions: Solutions for unique translation requirements

●	Dynamic website translations
●	Software localization
●	Video closed captioning
●	Virtual trade shows

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eCommerce Platform Integration

Yappn’s technology is, we contend, a game changing solution, providing a set of stand-alone commercial tools for brands to easily implement cost effective globalization solutions that support the entire sales cycle, inclusive of the eCommerce website, shopping cart checkout, marketing, sales and support. No longer is a company constrained to whom they can sell to because of language.

The Yappn eCommerce experience is more than a simple translation of a store. eCommerce applications exist today to translate a copy of a store to another language. However, creating a separate instance of a store in another language is problematic as it can cause several business issues that are difficult to rectify, for example, inventory reconciliation and amalgamated sales reporting would be left to the vendor to handle manually. The Yappn solution of enabling a single store that is presented in the customer’s language of choice is a better business solution as we believe it will negate these issues.

Yappn has made the integration of these services into a store quite simple. Yappn uses standardized web technologies to connect a secondary database of the translations of the text, metadata and keywords on the site. The benefit of the database connection is the ability to call accompanying data such as imagery, (e.g. replacing an English ad with a Spanish ad) and the ability to manage translation without coding expertise. This integration also allows Yappn to access the text components of a secure third party checkout screen, thereby reducing cart abandonment, which, we contend, is unique to Yappn’s services.

Security and privacy is maintained via a variety of solutions such as SSL encryption and the exception of customer/user identification and private information from machine translation services.

Customer Care Platform Integration

Yappn Customer Care allows customers to chat in their language of choice, while our clients can staff their customer care operations in their language of choice.

Chat is quickly becoming the preferred means for companies to communicate with their customers. Chat is replacing voice and e-mail providing a window of opportunity for companies to better serve their customers and to do so more cost effectively.

Using Yappn’s multilingual translation API in conjunction with the client’s existing chat portal, a Customer Service Representative (CSR) can converse with customers in the customer’s language of choice with Yappn’s technology bridging the language gap between the two individuals.

This allows the CSR to think and type in their native language thereby providing better and more accurate service while reducing customer care costs. Employing multilingual CSR staff is expensive and unnecessary with the use of Yappn’s customer care solution.

Enhanced Messaging Platform Integration

Yappn’s proprietary and easily integrated Enhanced Messaging Solution allows for real time communication between languages in a myriad of platforms for social, business and gaming messaging. The translation is contextualized to provide superior translation results.

Much of the communication that transpires on messaging platforms is conducted in a single language. This is not always by choice but instead, is driven by the limitations of the platforms themselves.

Companies that communicate internally but have staff, partners and customers with different languages can communicate more effectively when the barrier of language is removed.

Yappn’s technology can securely integrate into existing chat platforms through a simple API connection to Yappn’s Microsoft Azure® cloud platform, reducing existing workflow disruptions which would require changes to a client work environment.

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Marketing Platform Integration

Yappn has created several tools to support online marketing customized for a global audience.

Social Wall: a fully branded and customized page, which includes the aggregation of a company’s major social media accounts and #hashtags automatically displayed in any of the 67 languages. This allows followers to interact with all their social media accounts, in their language and on the company’s website, giving the company back control of its marketing initiatives. Essentially, a company can present a variety of social media sources on a single page in the language of a customer’s choice, regardless of the original language the social media content was written in.

Multilingual Chat: provides companies, brands, organizations and consumers with the ability to have topical discussions in almost any language. Each user sees the chat experience in their preferred language and communicates to others in that language, allowing every user to have a native experience in their individual language. The chat can be embedded to facilitate commenting on blogs, special event discussions with brand ambassadors or as a standalone program, providing a place to discuss the company’s brand.

Live and Global Events: a tool to promote a company’s brand which embeds our interface directly onto the company’s website where the company can direct their consumers to attend a live Q&A while promoting the company’s brand on social media. The technology allows the company to filter and reply to questions posted on Twitter™ and display them in an easy to read format on the company website, creating a captive audience to market to. Yappn’s easy-to-use backend even allows the company to reply to the attendees in their native language while automatically displaying the entire event in a user’s individual language automatically.

Video Captioning: If video promotion is an element of a company’s marketing strategy, allowing a global audience to watch and understand these videos is a natural complement. Yappn’s translation system provides simple and accurate video sub-titling in up to 67 languages, on a live or pre-recorded video, without disruption to the company’s current broadcast process.

Custom Translation Solutions

Yappn is a consistent agile developer of tools and solutions to address the three important elements of conducting business: online marketing, sales and customer care. We are, however, keenly aware that technologies and trends are evolving almost as fast as we are. For this reason, Yappn publishes its technology via a secured API to enable today’s entrepreneurs to enhance their innovations with language capabilities. This secure credential-enabled connection is available in an SaaS or by way of pay per use models and can be tested in sandbox environments. Each installation comes with full support from our development teams.

Digital Widget Factory

In November 2014, Yappn executed a three-year Master Services Agreement (MSA) and Statement of Work (SOW) with Digital Widget Factory (Belize) (“DWF”) to develop and manage a minimum of 200 multilingual Ecommerce sites which will include multilingual online marketing through traditional online services and social engagement. Contract terms allowed for pre-paid fees in association with the project of a minimum of $700,000 plus ongoing professional fees in addition to 40% net profit on the program for the term duration.

The Global Content Market is an ever growing market, with Ipsos Market Research stating that 7 out of 10 online consumers in 24 countries have indicated that in a month they share some type of content on social media sites, including pictures as well as articles and something recommended, such as a product, service, movie or book. Emarketer.com also points out that global ad spending was estimated at nearly $600 billion worldwide in 2015 with the increase in digital and mobile platforms being the key growth in ad spending.

Yappn, through the program execution intended to provide multilingual online marketing through traditional online services and social engagement with its proprietary patented technology to DWF. Yappn would do so by scheduling and supporting DWF’s revenue programs related to direct and network online advertising, schedule and support DWF’s affiliate and Ecommerce partnerships and also support DWF users to customize their content experience, submit original content and provides tools to incent sharing of content and encourage users to build the membership base. Although Yappn ultimately is not proceeding with the DWF program as originally contemplated, Yappn has provided content support as part of its service to Intelligent Content Enterprises, who acquired the DWF technology, and Yappn is likely to continue to be the vendor of choice pertaining to language translation on a go-forward basis, which more in line with Yappn’s current business model.

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Revenues recognized in the year ended May 31, 2016 from the DWF program totaled $812,533, which were from ongoing development of the sites for content and surrounding technology. We billed DWF $802,592 for year ended May 31, 2016 that has not been recorded as revenue in our consolidated financial statements. Our company has received acknowledgment and acceptance of the services performed during the year ended May 31, 2016, however due to the long period without payment, management has determined the revenue recognition criteria for the unrecognized component effective at the beginning of the second quarter of fiscal 2016 has not been met without having further history of receiving cash payments.

Effective February 29, 2016, DWF sold the technology platform, partially developed by Yappn in conjunction with DWF’s principals, to Intelligent Content Enterprises Inc. (“ICE”) in exchange for shares of ICE. As part of the transaction, DWF received ownership and rights to 24 million common shares of ICE for a large minority shareholder position of ICE. During the fourth quarter, the Company executed a promissory note from DWF, for the outstanding value of the billings of $2,125,000 (of which $1,123,289 is recorded as a note receivable at year end and was previously recognized in revenue and a trade receivable). The promissory note is secured by DWF’s ICE stock holdings in the amount of 2,250,000 restricted common shares, which at the market value at the time of execution significantly exceeded the value of the promissory note. The note receivable includes monthly payments of differing amounts with the final payment scheduled by November 30, 2016. The note receivable is past due on contractual payments by $1,870,000 as at November 30, 2016. Subsequently, the Transaction was unwound and the shares are intended to be returned.

We have not received any payments from DWF during the second quarter, and the secured note last payment date was contracted to be fully paid by November 30, 2016. While management continues to work with DWF on a resolution there is much greater uncertainty around collection of the note receivable as a result of the unwinding of the Transaction as described above. As a result management has recorded full impairment on the remaining recorded amount previously recorded in its financial statements, of $968,289 and the related impairment expense during the three and six months ended November 30, 2016.

The Services Agreement

We acquired the rights to use the technology and management and development support services under the Services Agreement, dated March 21, 2013 and amended October 2013, between Intertainment Media, Inc. (“IMI”), and IMI’s wholly owned Ortsbo subsidiaries. Pursuant to the terms of the Services Agreement, Ortsbo made available to us its representational state transfer application programming interface (the “Ortsbo API”), which provides multi-language real-time translation as a cloud service. The Services Agreement also provides that Ortsbo makes its “Live and Global” product offering, which enables a cross language experience for a live, video streaming production, available to us as a service for marketing and promoting the Yappn product in the marketplace (the “Services”). The Services do not include the “chat” technology itself and we shall be solely responsible for creating, securing or otherwise building out our website and any mobile applications to include chat functionality, user forums, user feedback, and related functionality within which the Ortsbo API can be utilized to enable multi-language use. Under the initial agreement, no intellectual property owned by Ortsbo would be transferred to us except to the extent set forth in the Services Agreement as described in “Intellectual Property” set forth below.

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In October 2013, we amended the Services Agreement. Under the terms of the amendment to the Services Agreement, we have the first right of refusal to purchase the Ortsbo platform and all its assets and operations for a period of two years; increasing the use of Ortsbo's technology for business to consumer social programs at a purchase price to be negotiated at the time we exercise our right. We would also have a right to purchase a copy of the source code only applicable to Yappn programs for $2,000,000 which may be paid in cash or restricted shares of our common stock at a per share price of $1.50 per share. As part of the agreement, we issued Ortsbo 166,667 shares of our restricted common stock. On April 28, 2014, we exercised our right to purchase a copy of the source code for the Ortsbo property in exchange for 1,333,333 shares of restricted common stock for a value of $2,000,000.

On July 6, 2015, we entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo which closed on September 15, 2015. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of approximately $17 Million, which was paid by the assumption of approximately $1 Million in debt and the issuance of $16 Million worth of our restricted common shares (32 Million shares at $0.50 per share). Upon the completion of the transaction on September 15, 2015 the amended Services Agreement was terminated.

Competition

Our business relating to and arising from the development of our assets is characterized by innovation, rapid change, patented, proprietary, and disruptive technologies. We may face significant competition, including from companies that provide translation, tools to facilitate the sharing of information, that enable marketers to display advertising and that provide users with multilingual real-time translation of Ecommerce, events and proprietary social media and chat platforms. These may include:

●	Companies that offer full-featured products that provide a similar range of communications and related capabilities that we provide.

●	Companies that provide web and mobile-based information and entertainment products and services that are designed to engage users.

●	Companies that offer Ecommerce solutions with built in language support.

●	Traditional and online businesses that offer corporate sponsorship opportunities and provide media for marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

Competitors, in some cases, may have access to significantly more resources than Yappn.

We anticipate that we will compete to attract, engage, and retain clients and users, to attract and retain marketers, to attract and retain corporate sponsorship opportunities, and to attract and retain highly talented individuals, especially software engineers, designers, and product managers. As we introduce new features to the Yappn platform, as the platform evolves, or as other companies introduce new platforms and new features to their existing platforms, we may become subject to additional competition. We believe that our ability to quickly adapt to a changing marketplace, and our experienced management team, will enable us to compete effectively in the market.

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Intellectual Property

We own (i) the yappn.com domain name (which website is expressly not incorporated into this filing) and (ii) the Yappn name and all trademarks, service marks, trade dress and copyrights associated with the Yappn name, logo and graphic art. We may prepare several patent filings in the future. Upon payment of the applicable fees pursuant to the Services Agreement, we became the exclusive owner of copyright in the literary works or other works of authorship delivered by Ortsbo to us as part of the Services provided under the Services Agreement (the “Deliverables”). All such rights shall not be subject to rescission upon termination of the Services Agreement. Also as set forth in the Services Agreement, we shall grant to Ortsbo (i) a non-exclusive (subject to certain limitations) license to use the Deliverables for the sole purpose of developing its technology, (ii) a non-exclusive license to use, solely in connection with the provision of the Services, any intellectual property owned or developed by us or on our behalf and necessary to enable Ortsbo to provide the Services and (iii) a license to use intellectual property obtained by us from third parties and necessary to enable Ortsbo to provide the Services. All such licenses shall expire upon termination of the Services Agreement.

On April 28, 2014, we purchased a copy of the source code for the Ortsbo property and all the rights associated with it.

On July 16, 2015, we entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo which closed on September 15, 2015. The purchased assets include US No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how (Proprietary lexicons and linguistic databases that integrate into our language services platform). Upon completion of the transaction on September 15, 2015 the amended Services Agreement was terminated.

We continue to engage in activities to maintain and further build differentiated technologies that increase our intellectual properties.

Government Regulation

We are subject to a number of U.S. federal and state, and foreign laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services. In particular, we are subject to federal, state, and foreign laws regarding privacy and protection of user data. Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection which could affect us. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance.

Legal Proceedings

None.

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PROPERTIES

We do not own any real property at this time. We presently utilize office space in New York, New York on a month to month basis and any fees are nominal. We have a Canadian office with a monthly lease which was assigned from Intertainment Media, Inc. in the fourth quarter of fiscal 2016 with nominal fees in fiscal 2016. Monthly lease payments are approximately $7,500 per month with the lease ending October 1, 2017.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock commenced quotation on the OTC Bulletin Board (the “OTCBB”) under the trading symbol “PSKC” on October 1, 2012. Effective March 8, 2013, our common stock was quoted on the OTC Markets under the symbol “YPPN.QB”.

The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported by the OTCQB. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.  All market prices reflect the effect of reverse stock split.

	High	Low
Quarter Ended	($)	($)
November 30, 2016	$0.75	$0.051
August 31, 2016	$0.30	$0.13
May 31, 2016	$0.50	$0.115
February 29, 2016	$0.37	$0.19
November 30, 2015	$1.50	$0.36
August 31, 2015	$1.20	$0.42
May 31, 2015	$0.60	$0.60
February 28, 2015	$0.60	$0.50
November 30, 2014	$0.40	$0.40
August 31, 2014	$1.30	$1.10

May 31, 2014	$2.50	$0.50
February 28, 2014	$0.80	$0.40
November 30, 2013	$1.20	$0.50
August 31, 2013	$9.50	$1.00

On January 17, 2017, the high and low prices of our common stock as reported on the OTCQB were $0.10 and $0.10, respectively.

Holders

On January 17, 2017, we had approximately 66 shareholders of record of our common stock, which does not include shareholders whose shares are held in street or nominee names.

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Warrants

The following is a summary of common stock purchase warrants issued, exercised and expired through November 30, 2016:

	Shares Issuable Under Warrants	Equity Value	Exercise Price	Expiration
Issued on March 28, 2013	401,000	917,087	$1.00	March 28, 2018
Issued on May 31, 2013	370,000	543,530	$0.54	May 31, 2018
Issued on June 7, 2013	165,000	211,365	$0.54	June 7, 2018
Issued on November 15, 2013	12,000	3,744	$1.00	November 15, 2018
Issued Series A warrants on January 29, 2014	135,000	135,989	$1.00	January 29, 2019
Issued Series A warrants on January 29, 2014 - Repriced	260,000	268,770	$0.25	January 29, 2019
Issued Series B warrants on January 29, 2014	135,000	-	$2.00	January 29, 2019
Issued Series B warrants on January 29, 2014 - Repriced	260,000	9,022	$0.25	January 29, 2019
Issued Series A warrants on February 27, 2014	305,000	224,135	$1.00	February 27, 2019
Issued Series B warrants on February 27, 2014	305,000	-	$2.00	February 27, 2019
Issued Series A warrants on April 1, 2014	294,000	147,294	$1.00	April 1, 2019
Issued Series A warrants on April 1, 2014 - Repriced	175,000	93,660	$0.25	April 1, 2019
Issued Series B warrants on April 1, 2014	469,000	-	$2.00	April 1, 2019
Issued to Lender – Line of Credit	800,000	1,495,200	$1.00	April 7, 2019
Issued Series C warrants on April 23, 2014	33,333	9,395	$2.20	April 23, 2019
Issued Series C warrants on May 30, 2014 - Repriced	666,667	214,212	$0.25	May 30, 2019
Issued Series D warrants on June 27, 2014	166,667	-	$2.20	June 27, 2019
Issued Series D warrants on September 2, 2014 - Repriced	83,333	41,593	$0.25	September 2, 2019
Issued Series D warrants on October 6, 2014	33,333	15,567	$2.20	October 6, 2019
Issued Series D warrants on October 27, 2014	33,333	15,667	$2.20	October 27, 2019
Issued warrants – consultants	330,000	165,330	$1.50	May 30, 2019
Issued warrants on February 4, 2015 Typenex Co-Investments, LLC	70,000	-	$1.00	February 4, 2020
Issued warrants – consultant on May 31, 2015	5,000	990	$1.00	May 31, 2017
Issued warrants – consultant on May 31, 2015	15,000	2,970	$1.50	May 31, 2017
Issued warrants to advisory board on September 28, 2015	300,000	233,490	$0.25	August 31, 2020
Issued to Lender – Line of Credit on November 5, 2015	1,700,000	519,520	$1.00	April 7, 2019
Issued warrants to consultant on November 5, 2015	100,000	23,240	$1.00	October 16, 2017
Issued warrants on December 30, 2015	20,400,000	1,580,980	$0.01	December 29, 2020
Issued warrants to advisory board on March 21, 2016	1,750,000	94,691	$0.25	March 21, 2021
Issued warrants to consultant on May 1, 2016	4,000,000	721,200	$0.25	May 1, 2021
Issued warrants on May 1, 2016	1,704,680	119,072	$0.01	May 1, 2021
Issued warrants for private placement on April 18, 2016	1,008,000	94,854	$0.25	April 18, 2021
Issued warrants for private placement on May 17, 2016	2,640,000	248,221	$0.25	May 17, 2021
Exercised Warrants Typenex Co-Investments, LLC	(70,000)	-	$1.00	-
Total – as of May 31, 2016	39,055,346	8,150,788
Issued warrants to consultant on July 6, 2016	90,000	22,500	$0.25	July 6, 2018
Issued warrants to advisory board member on August 25, 2016	250,000	559	$0.25	August 25, 2021
Issued warrants for private placement on August 31, 2016	1,000,000	108,693	$0.25	August 31, 2021
Issued warrants for private placement on September 23, 2016	780,000	82,673	$0.25	September 23, 2021
Issued warrants to consultant on November 10, 2016	100,000	8,440	$0.25	November 10, 2020

Total – as of November 30, 2016	41,275,346	8,373,653

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Dividend Policy

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Recent Sales of Unregistered Securities

During the period covered by this prospectus and the prior three years, we have issued unregistered securities to the persons as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 3(a)(9) or Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access to information about us.

On September 3, 2014, and September 16, 2014, the Company issued 270,000 and 841,704 shares respectively, to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $40,000 dated November 15, 2013. The issuance was a result of a private placement, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On October 23, 2014, November 5, 2014, and November 20, 2014, the Company issued 450,000, 700,000 and 810,641 shares respectively to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $40,000 dated November 15, 2013. The issuance was a result of a private placement, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

During the Company’s second quarter of Fiscal 2015, the Company issued 950,000 shares of common stock to consultants at a value of $95,000. During the Company’s third quarter of Fiscal 2015, the Company issued 800,000 shares of common stock to consultants at a value of $80,000. During the Company’s fourth quarter of Fiscal 2015, the Company issued 540,000 shares of common stock to consultants at a value of $52,500. The issuances were a result of private placement for services, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

On May 25, 2015 the Company issued 1,000,000 shares of common stock in partial settlement of an amount owing to a vendor of the Company at a value of $80,000. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On August 31, 2015, the Company issued 11,667 shares of common stock, valued at $37,100 on exercise of warrants. The issuances were a result of private placement, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

On September 15, 2015, the Company finalized its purchase of Intellectual property assets of Ortsbo, Inc. (“Ortsbo”) pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn. During the Company’s second quarter of Fiscal 2016, 12,998,682 shares were issued and valued at $1,806,608 leaving 18,988,318 shares to be issued at May 31, 2016. Winterberry Investments Inc. (controlled by David Berry, a member of our Board of Directors) can, at any time, request the issuance of 17,687,500 shares of common stock and a former holder of Ortsbo stock can request the issuance of 1,300,818 shares of common stock. While shares of common stock have been reserved in our financial statements, there has been no request from either party for the issuance of the shares of common stock and there has been no notice, indication, or disclosed timeframe as when such shares will be requested for issuance. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On April 18, 2016, the Company issued 1,008,000 shares of common stock for $252,000 cash received against the first tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. These warrants will vest in increments of thirds with the first 1/3 being vested on April 17, 2017, second increment of 1/3 on April 17, 2018, and last 1/3 on April 17, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

On May 17, 2016, the Company issued 2,640,000 shares of common stock for $660,000 cash received against the second tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. 1,200,000 of the shares from the second tranche for $300,000 were issued to two members of the board of directors. These warrants will vest in increments of thirds with the first 1/3 being vested on May 16, 2017, second increment of 1/3 on May 16, 2018, and last 1/3 on May 16, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

On August 31, 2016, the Company issued 1,000,000 shares of common stock for $200,000 cash received and settlement of $50,000 in prior obligations against the third tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. All of the shares from the third tranche were issued to four members of the board of directors. These warrants will vest in increments of thirds with the first 1/3 being vested on August 31, 2017, second increment of 1/3 on August 31, 2018, and last 1/3 on August 31, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

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On September 23, 2016, the Company issued 780,000 shares of common stock for $195,000 cash received against the fourth tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. These warrants will vest in increments of thirds with the first 1/3 being vested on September 23, 2017, second increment of 1/3 on September 23, 2018, and last 1/3 on September 23, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were an accredited investors.

On September 30, 2016, the Company issued 120,000 shares of common stock as settlement against prior accounts payables. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

The issuance of such shares of our common stock to U.S. persons or entities was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as mended (the “Securities Act”) and in Section 4(2) of the Securities Act, based on the following: the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

The securities were issued to non-U.S. Purchasers, in reliance upon the exemption provided by Regulation S under the Securities Act of 1933, as amended, for a transaction not involving a public offering. The non-U.S. Purchasers acknowledged the following: The non-U.S. Purchaser is not a United States Person, nor is the non-U.S. Purchaser acquiring the Securities hares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the non-U.S. Purchaser to purchase the Securities have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis (“MD&A”) of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying  financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with (i) audited consolidated financial statements for the fiscal years ended May 31, 2016 and 2015 and the notes thereto (ii) the section entitled “Business”, included elsewhere in this prospectus.

The Company's MD&A is comprised of significant accounting estimates made in the normal course of its operations, overview of the Company's business conditions, results of operations, liquidity and capital resources and contractual obligations. The Company did not have any off balance sheet arrangements as of May 31, 2016 or 2015.

The discussion and analysis of the Company’s financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Overview

We were originally incorporated under the laws of the State of Delaware on November 3, 2010 under the name of “Plesk Corp.”  Our initial business plan was to import consumer electronics, home appliances and plastic house wares. In March 2013, we changed our name to YAPPN Corp. and entered into an asset purchase agreement to acquire a prospective social media platform. We operate a real-time multilingual company that amplifies brand and social messaging, expands online commerce and provides customer support by globalizing these experiences with its proprietary approach to language. Through its real-time multilingual amplification platform, we eliminate the language barrier, allowing the free flow of communications in 67 languages.

For the years ended May 31, 2016 and 2015, we had revenues of $981,960 and $1,521,984, respectively. The limited operating revenues together with the costs we incurred for development of our business and increases in headcount resulted in net and comprehensive losses of $6,901,573 and $4,624,744 for the years ended May 31, 2016 and 2015, respectively. For the year ended May 31, 2016, we had assets totaling $6,405,223, liabilities totaling $9,631,891, and a stockholders’ deficit of $3,226,668. For the year ended May 31, 2015, we had assets totaling $1,470,823, liabilities totaling $8,114,106 and a stockholders’ deficit of $6,643,283.

Research and Development

We have incurred research and development expenses related to software development totaling $407,547 and $671,312 for the years ended May 31, 2016 and May 31, 2015, respectively. The research and development costs consisted of developmental services provided by Intertainment Media Inc. and our own development team of $51,453 ($498,979 – May 31, 2015) and external consultants’ fees of $356,094 ($172,333 – May 31, 2015).

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Critical Accounting Policies

General

The consolidated financial statements and notes included in our quarterly and annual financial statements contain information that is pertinent to this management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, and affect the disclosure of any contingent assets and liabilities. We believe these accounting policies involve judgment due to the sensitivity of the methods, assumptions, and estimates necessary in determining the related asset and liability amounts. While our critical accounting policies are described in the notes to our financial statements appearing elsewhere in this report, we believe the following policies are important to understanding and evaluating our reported financial results:

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.

The Company follows FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. US GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The convertible promissory notes and debentures are classified as Level 2 financial liabilities.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Fair Value of Derivative Instruments

The Company has previously issued attached five year warrants as part of a subscription agreements that included convertible promissory notes, debentures and line of credit, some of which had price protection provisions that expired after twelve months. Upon expiration of the price protection, the instruments were treated as an equity instrument.

When applicable, the instruments are measured at fair value using a binomial lattice valuation methodology and are included in the consolidated balance sheets as derivative liabilities. Both unrealized and realized gains and losses related to the derivatives are recorded based on the changes in the fair values and are reflected as a financing expenses on the consolidated statements of operations and comprehensive income (loss).

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Hybrid Financial Instruments

For certain hybrid financial instruments, the Company elected to apply the fair value option to account for these instruments. The Company made an irrevocable election to measure such hybrid financial instruments at fair value in their entirety, with changes in fair value recognized in earnings at each balance sheet date. The election may be made on an instrument by instrument basis.

Fair Value of Convertible Notes

The Company has issued convertible notes that are convertible into common stock, at the option of the holder, at conversion prices based on the trading price per share over a period of time. As a result of the variability in the amount of common stock to be issued, these instruments are reflected at fair value. These instruments are measured at the greater of the present value of the note discounted at market rates and the value using a binomial lattice valuation methodology and are included in the consolidated balance sheets under the caption “convertible promissory notes and debentures”. Any unrealized and realized gains and losses related to the convertible notes are recorded based on the changes in the fair values and are reflected as financing expenses on the consolidated statements of operations and comprehensive loss. The Company did not have any of these convertible notes as at May 31, 2016.

Estimates

The consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and revenues and expenses for the fiscal year ended May 31, 2016 and 2015.

The Company’s significant estimates include the fair value of financial instruments including the underlying assumptions to estimate the fair value of derivative financial instruments and convertible notes and the valuation allowance of deferred tax assets.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, if deemed appropriate, those estimates are adjusted accordingly.

These significant accounting estimates bear the risk of change due to the fact that there are uncertainties attached to those estimates and certain estimates are difficult to measure or value.

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RESULTS OF OPERATIONS

Years ended May 31, 2016 and May 31, 2015

Revenues

We are in the process of commercialization of our various product offerings. We had revenues of $981,960 and $1,521,984 for the years ended May 31, 2016 and May 31, 2015, respectively. $812,533 of revenue for the year ended May 31, 2016 related to professional services provided for Digital Widget Factory. We billed Digital Widget Factory $802,592 for year ended May 31, 2016, that has not been recorded as revenue in our financial statements. Our company has received acknowledgment and acceptance of the services performed during the year ended May 31, 2016, however due to the long period without payment, our management has determined the revenue recognition criteria starting at the beginning of our second quarter for Digital Widget Factory (Belize) (“DWF”) has not been met until cash is received. Our company and DWF executed a secured promissory note to enable full and complete payment of the total billings incurred, both recognized and unrecognized as at May 31, 2016. The promissory note is secured by DWF’s Intelligent Content Enterprises Inc. (“ICE”) stock holdings in the amount of 2,250,000 restricted common shares, which at the market value at the time of execution significantly exceeded the value of the promissory note. The note receivable includes monthly payments of differing amounts with the final payment scheduled by November 30, 2016. We did recognize $55,428 in revenue from DWF based on payments received against the outstanding billings. Comparative period revenues resulted from the professional services related to the DWF program. The DWF assets were acquired by ICE effective February 29, 2016 and thus no further billings were made to DWF since that date. Billings as part of professional and language services for the program subsequent to February 29, 2016 were through ICE, and were expected and have been lower than the average billings to DWF. Our management has focused on developing relationships with large commercial partners and influencers, which has delayed revenue realization from prospective customers in recent quarters.

Cost of revenue

We incurred costs of revenues of $173,254 and $316,907, for the years ended May 31, 2016 and May 31, 2015, respectively. These costs were directly attributable to the revenues generated in the applicable periods and resulted in a gross profit of $808,706 and $1,205,077, for the years ended May 31, 2016 and May 31, 2015, respectively.

Total operating expenses

During the years ended May 31, 2016 and 2015, total operating expenses were $6,063,843 and $5,186,787, respectively.

For the year ended May 31, 2016, the operating expenses consisted of marketing expense of $236,083, research and development expenses of $407,547, general and administrative expenses of $1,637,039, professional fees of $477,883, consulting fees of $1,392,165, depreciation of $409, amortization of $747,830, and stock based compensation of $1,164,887. For the comparable year ended May 31, 2015 the operating expenses consisted of marketing expenses of $1,099,054, research and development expenses of $671,312, general and administrative expenses of $1,394,474, professional fees of $293,373, consulting fees of $745,719, depreciation of $231, amortization of $nil and stock based compensation of $982,624.

Marketing Expenses

The reduction in marketing expenses of $862,971 or 79% is due mainly to a realignment of spending by the company. In the prior fiscal year, we incurred higher costs as a result of promoting FotoYapp, through participation in various sponsorship events, and through consultants used to promote the Yappn brand in fiscal 2015. In fiscal 2016, we substantially reduced the spending on consultants engaged in marketing activities and focused our efforts on operationalizing the current products based on more direct sales channels.

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Research and Development

Research and development expenses decreased by $263,765 or 39% in fiscal 2016 over fiscal 2015. Our research and development costs are partially for fees to technology consultants from Intertainment Media and Ortsbo in the prior year, with higher weighting on our own employees and arm’s length third party consultants in the latter half of fiscal 2015 as reliance on these entities reduced over time. During the latter part of the year ended May 31, 2016, there were no research and development costs from Intertainment Media and Ortsbo. There were significant costs incurred in development of the various technologies supporting the business towards the commencement of commercialization. Many of these costs will not continue into the future, however there will continue to be maintenance and ongoing development customization to ensure our technology solutions meet required standards for our current and prospective customers.

General and administrative expenses

General and administrative expenses increased by $242,565 or 17% in fiscal 2016 over fiscal 2015 including executive and office salaries, administrative services accounting and finance as well as general office expenses or costs. These costs have increased mainly due to employee related expenses as the overall headcount has increased although certain other costs have been reduced such as billings from Intertainment Media under the services agreement and employee headcount in the US office. Billings from Intertainment Media ceased due to the acquisition of the Intellectual Property and assets from Ortsbo on September 15, 2015 and the subsequent cancellation of the Services Agreement. We anticipate that costs in fiscal 2017 will be relatively consistent year over year as we continue to work to develop a customer base and meet the needs of investors to finance our operation. Upon further significant increases in revenue, management will continue to hire qualified personnel, but the growth of this cost, we believe, will be far less than the impact to Net Loss.

Professional fees

Professional fees increased by $184,510 or 63% in fiscal 2016 over fiscal 2015 and includes audit and audit related services such as quarterly reviews, tax preparation and special engagements, and legal fees related to both ongoing operational compliance for the business and for financing closings. Although audit related fees have generally stayed consistent, the increase in legal fees was significant as a result of our fees related to a potential listing on a Canadian stock exchange, various financings that closed during fiscal 2016, as well as general corporate consulting.

Consulting fees

Consulting fees went up by $646,446 or 87% and are mainly due to a grant of a $200,000 debenture and 4,000,000 warrants to Imagination 7 Ventures, LLC, which is primarily controlled by our former CEO, David Lucatch, as well as some additional vendors engaged during the year. Consulting fees otherwise have been reduced year over year as we have significantly reduced the spending on consultants. This is also expected to be lower in the next fiscal year due to the Company’s overall realignment of spending.

Amortization of Intangible Assets

Amortization of $747,830 relates entirely to Technology and Intellectual Property purchased during the year which we are amortizing over 5 years on a straight-line basis. On September 15, 2015, we finalized our purchase of Intellectual property assets of Ortsbo, Inc. pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015. Management expects the amortization cost to be higher in fiscal 2017 as the technology will be amortized over a full year.

Stock based compensation

Stock based compensation increased by $182,263 or 19%. This increase is due to the issuance of stock options in the current fiscal year, issuance of warrants to advisory board members, as well as continued vesting of existing options issued in the prior year. The higher cost for stock based compensation in the year of grant is due to large percentage of options vesting immediately. Overall values ascribed will be different for each period based on the underlying assumptions used at the time of each grant. The stock options expense is determined using the acceptable binomial tree valuation method, which is an acceptable method under US GAAP.

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Total other income and expenses

Other (income) expenses totaled $1,646,436 and $643,034, for the years ended May 31, 2016 and May 31, 2015, respectively. The change of $1,003,402 is primarily due to interest expense, prepayment fees on variable notes, and miscellaneous (income)/expense. During the year ended May 31, 2016, total other (income)/expense consisted of interest expense of $894,467, financing expense on issuance of convertible promissory notes and common stock totaling $632,250, a gain resulting from the change in fair value of the derivative liabilities and convertible notes of $(209,995), prepayment fees on convertible notes with floating strike prices of $306,140, and other miscellaneous expense of $23,574. During the year ended May 31, 2015, total other (income)/expense consisted of interest expense of $367,895 and financing expenses on the issuance of convertible promissory notes and common stock totaling $1,128,257 a gain resulting from the change in the fair value of the derivative liabilities and convertible notes of ($691,743), prepayment fees on variable notes of $50,984, and miscellaneous other income of $(212,359).

Interest Expense

Interest expense increased by $526,572 or 143% for the year ended May 31, 2016 over the year ended May 31, 2015, respectively. The significant increase is mainly due to additional financings closed in fiscal 2016. We closed multiple secured debenture financings totaling approximately $6.7 million, most of which is new debt for the Company. Additionally, we incurred a higher penalty interest on convertible debentures from fiscal 2014 that reached maturity in late fiscal 2016.

Financing expense on issuance of convertible promissory notes and common stock

Financing expense decreased by $496,007 or 44% as we subscribed to fewer variables notes in fiscal 2016 than in fiscal 2015. The expense is a function of the underlying assumptions at the time of the grant. It is mainly driven by the strike price of the instrument and the stock price at the time of the grant. As this is a non-cash expense, based on financings and model outputs it is hard to estimate variability for this account.

Change in fair value of derivative liabilities and convertible promissory notes

Change in fair value of derivative liabilities and convertible promissory notes expense was higher by $481,748 or 70% in fiscal 2016 over fiscal 2015 as the existing debt instruments continued to have fair value adjustments in addition to the new secured debentures that were issued during the current fiscal year. The total fair value change is a gain due to the revaluations on the variable conversion priced notes and the underlying assumptions used to value them using the binomial tree valuation method which includes elapsed time, and market price decreases.

Payment fees on variable conversion priced notes

Payment fees on variable conversion priced notes is significantly higher by $255,156 or 500% in fiscal 2016 over fiscal 2015 as we repaid the variable conversion priced notes in the current fiscal year, most of which were subscribed in the latter half of fiscal 2015. As of end of fiscal 2016, we do not have any further variable conversion priced notes.

Miscellaneous expense/(income)

Miscellaneous expense/(income) increased by $235,933 or 111% in fiscal 2016 over fiscal 2015. The expense/(income) is largely a function of foreign exchange expense/(income) and write-off of payables that Company does not expect to pay either due to a settlement or management has concluded the obligations are barred by the statute of limitations. A small portion of the foreign exchange is a cash expense in bank spread for currency variance conversion between the US dollar and the Canadian dollar. The remaining foreign exchange expense/ (income) was incurred on changes in the foreign exchange and the foreign denominated liabilities. Miscellaneous (income) in the prior fiscal year can be mainly attributed to the write-off of payables in the amount of ($185,860) compared to an expense of $2,850 in the current fiscal year.

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During the year ended May 31, 2016 and year ended May 31, 2015, we raised $3,259,126 and $2,742,263, respectively, in net cash from short term notes payable, line of credit, convertible notes and debentures through normal channels, and private placements. For accounting purposes, since certain financial instruments had convertible provisions they are treated as derivatives liabilities and are valued using a binomial lattice fair value model upon inception and adjusted accordingly to market at the close of the period. The financing expense associated with the capital raises and prior obligations were $632,250 and $1,128,257 for years ended May 31, 2016 and May 31, 2015, respectively. There was less financing raised in the year ending May 31, 2016 from convertible notes from a larger number of third parties in contrast to the comparative period in 2015; instead we made more use of secured convertible and non-convertible debenture financing and bridge loans from a group with one main lead lender.

For the year ended May 31, 2016, the gain from fair value adjustment largely relates to accretion fair value changes on various convertible notes as well as fair value change on variable notes which are a product of stock price and days to maturity. In the comparative period in 2015, there was a significant decline in the market price compared to those prices that were in effect at the time of the original issuance of these convertible instruments. The changes in market value of our common stock coupled with the other parameters used in the binomial lattice model for all instruments marked to market, resulted in a gain of $209,995 for the year ended May 31, 2016 in contrast to a larger gain of $691,743 for the year ended May 31, 2015, for a change of $481,748.

Net loss and comprehensive loss

During the years ended May 31, 2016 and 2015, we had net loss and comprehensive loss of $6,901,573 and $4,624,744 respectively.

RESULTS OF OPERATIONS

Three months ended November 30, 2016 and November 30, 2015

Revenues

We are in the process of the commercialization of our various product offerings. We had revenues of $106,998 and $52,222 for the three months ended November 30, 2016 and 2015, respectively. $35,000 of revenue for the three months ended November 30, 2016 related to professional services provided for Intelligent Content Enterprises Inc. (“ICE”). $35,000 of revenue recognized from ICE is based on payments received against the outstanding billings. Comparative period revenues resulted from the professional services related to the Digital Widget Factory (Belize) (“DWF”) program. The DWF assets were acquired by ICE effective February 29, 2016 and thus no further billings were made to DWF since that date. Billings as part of professional and language services for the program subsequent to February 29, 2016 were through ICE and as expected have been lower than the average billings to DWF. Our management has focused on developing relationships with large commercial partners and influencers, which has delayed revenue realization from prospective customers in recent quarters.

Cost of revenue

We incurred costs of revenues of $44,874 and $8,464, for the three months ended November 30, 2016 and 2015, respectively. These costs were directly attributable to the revenues generated in the applicable periods and resulted in a gross profit of $62,124 and $43,758, for the three months ended November 30, 2016 and 2015, respectively.

Total operating expenses

During the three months ended November 30, 2016 and 2015, total operating expenses were $1,261,963 and $1,305,434, respectively.

For the three months ended November 30, 2016, the operating expenses consisted of marketing expense of $6,972, research and development expenses of $166,369, general and administrative expenses of $400,834, professional fees of $23,024, consulting fees of $62,583, depreciation of $1,407, amortization of $265,101, and stock based compensation of $335,675. For the comparable three months ended November 30, 2015 the operating expenses consisted of marketing expenses of $103,463, research and development expenses of $96,782, general and administrative expenses of $414,728, professional fees of $68,454, consulting fees of $101,075, depreciation of $107, amortization of $219,950 and stock based compensation of $300,875.

Marketing Expenses

The reduction in marketing expenses of $96,491 or 93% is due mainly to a realignment of spending by the company. In the three months period ending November 30, 2015 we incurred higher costs as a result of promoting the Yappn brand through consultants and various promotional expenses. In three months ending November 30, 2016, we substantially reduced the spending on consultants engaged in marketing activities and focused our efforts on operationalizing the current products based on more direct sales channels.

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Research and Development

Research and development expenses increased by $69,586 or 72% in the three months ended November 30, 2016 over the three months ended November 30, 2015. Our research and development costs in the comparative period are partially for fees to technology consultants from Intertainment Media and Ortsbo, with higher weighting on our own employees and arm’s length third party consultants. There were no research and development costs from Intertainment Media and Ortsbo in fiscal 2017. There were significant costs incurred in development of the various technologies supporting the business towards the commencement of commercialization. Many of these costs will not continue into the future, however there will continue to be maintenance and ongoing development customization to ensure our technology solutions meet required standards for our current and prospective customers.

General and administrative expenses

General and administrative expenses decreased by $13,894 or 3% in the three months ended November 30, 2016 over the three months ended November 30, 2015 including executive and office salaries, administrative services accounting and finance as well as general office expenses or costs. These costs have relatively remained consistent due to a combination of factors. The overall headcount has decreased but employee costs are higher due to the addition of two senior level executives between the periods. Certain other costs have been reduced or eliminated such as billings from Intertainment Media under the services agreement and employee headcount in the US office. Billings from Intertainment Media ceased due to the acquisition of the Intellectual Property and assets from Ortsbo on September 15, 2015 and the subsequent cancellation of the Services Agreement. We anticipate that costs in fiscal 2017 will be relatively consistent period over period as we continue to work to develop a customer base and meet the needs of investors to finance our operation. Upon further significant increases in revenue, management will continue to hire qualified personnel, but the growth of this cost, we believe, will be far less than the impact to Net Loss.

Professional fees

Professional fees decreased by $45,430 or 66% for the three months ended November 30, 2016 over the three months ended November 30, 2015 and includes audit and audit related services pertaining to the year-end audits, and legal fees related to both ongoing operational compliance for the business and for financing closings. Although audit related fees have generally stayed consistent, the comparative period had less audit expense due to timing of billing and the offsetting higher legal fees were a result of fees relating to various financings that closed during fiscal 2016.

Consulting fees

Consulting fees went down by $38,492 or 38% and are mainly due to a significant reduction in spending on consultants. In the comparative period, Company had six different consultants engaged whereas in the current three month period, Company has only two consultants engaged. This is expected to be consistent in the near term due to the Company’s overall realignment of spending.

Amortization of Intangible Assets

Amortization of $265,101 relates entirely to Technology and Intellectual Property purchased during prior fiscal 2016 which we are amortizing over 5 years on a straight-line basis. The difference of $45,151 or 20% increase over the comparative period is due to the purchase taking place part way into the quarter in the prior fiscal year. On September 15, 2015, we finalized our purchase of Intellectual property assets of Ortsbo pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015.

Stock based compensation

Stock based compensation increased by $34,800 or 12%. This increase is due continued vesting of existing options that were granted in late fiscal 2016 and early fiscal 2017. Overall values ascribed will be different for each period based on the underlying assumptions used at the time of each grant. The stock options expense is determined using the acceptable binomial tree valuation method, which is an acceptable method under US GAAP.

Total other income and expenses

Other expenses totaled $1,321,894 and $793,983, for the three months ended November 30, 2016 and 2015, respectively. The change of $527,911 is partly due to interest expense, change in fair value of derivative liabilities and convertible notes, prepayment fees on variable notes, impairment of note receivable and miscellaneous (income)/expense. During the three months ended November 30, 2016, total other (income)/expense consisted of interest expense of $235,239, financing expense on issuance of convertible promissory notes and common stock totaling $nil, a loss resulting from the change in fair value of the derivative liabilities and convertible notes of $123,928, prepayment fees on convertible notes with floating strike prices of $nil, other miscellaneous income of $(5,562), and Impairment of note receivable of $968,289. During the three months ended November 30, 2015, total other (income)/expense consisted of interest expense of $194,402 and financing expenses on the issuance of convertible promissory notes and common stock totaling $542,760, a gain resulting from the change in the fair value of the derivative liabilities and convertible notes of $(38,698), prepayment fees on variable notes of $99,558, and miscellaneous other income of $(4,039).

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Interest Expense

Interest expense increased by $40,837 or 21% for the three months ended November 30, 2016 over the three months ended November 30, 2015. The significant increase is mainly due to additional financings closed in fiscal 2016. We closed multiple secured debenture financings totaling approximately $6.7 million, most of which was new debt for us at the time. Additionally, we incurred a higher penalty interest on convertible debentures from fiscal 2014 that reached maturity in late fiscal 2016 and early fiscal 2017.

Financing expense on issuance of convertible promissory notes and common stock

Financing expense decreased by $542,760 or 100% as we did not fund our company through variable rate notes or grant warrants relating to financing arrangements in fiscal 2017 whereas there were common stock purchase warrants granted to financiers in the comparative period ended November 30, 2015. The expense is a function of the underlying assumptions at the time of the grant. It is mainly driven by the strike price of the instrument and the stock price at the time of the grant. As this is a non-cash expense, based on financings and model outputs it is hard to estimate variability for this account.

Change in fair value of convertible promissory notes and convertible secured debentures

Change in fair value of derivative liabilities and convertible promissory notes expense was a loss resulting in incremental change in the recognized gain/loss by $162,626 in the three months ended November 30, 2016 over three months ended November 30, 2015 as the existing debt instruments continued to have fair value adjustments in addition to the new secured debentures that were issued during the prior fiscal year. The total fair value change is a gain in the comparative period due to the revaluations on the variable conversion priced notes and the underlying assumptions used to value them using the binomial tree valuation method which includes elapsed time, and market price decreases.

Payment fees on variable conversion priced notes

Payment fees on variable conversion priced promissory notes is significantly lower by $99,588 or 100% in three months ended November 30, 2016 over three months ended November 30, 2015, as we repaid the variable conversion priced notes in the prior fiscal year. As of November 30, 2016, we do not have any further variable conversion priced promissory notes.

Miscellaneous expense/(income)

Miscellaneous expense/(income) was a gain of $5,562 for the three months ended November 30, 2016, compared to a gain of $4,039 for the three months ended November 30, 2015 resulting in incremental change in the recognized gain/loss by $1,523. The expense/(income) is largely a function of foreign exchange expense/(income) and write-off of payables that Company does not expect to pay either due to a settlement or management has concluded the obligations are barred by the statute of limitations. A small portion of the foreign exchange is a cash expense in bank spread for currency variance conversion between the US dollar and the Canadian dollar. The remaining foreign exchange expense/ (income) was incurred on changes in the foreign exchange rate and the foreign denominated liabilities.

For the three months ended November 30, 2016, the gain from fair value adjustment largely relates to accretion fair value changes on various convertible notes. In the comparative period in 2015, there was a significant decline in the market price compared to those prices that were in effect at the time of the original issuance of these convertible instruments. The changes in market value of our common stock coupled with the other parameters used in the binomial lattice model for all instruments marked to market, resulted in an expense of $123,928 for the three months ended November 30, 2016 in contrast to a gain of $38,698 for the three months ended November 30, 2015, for a change of $162,626.

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Impairment of note receivable

We have not received any payments from DWF during the second quarter of fiscal 2017 and the secured promissory note final payment date was contracted to be fully paid by November 30, 2016. While management continues to work with DWF on a resolution, the current conditions result in a much greater uncertainty around collection of the promissory note receivable. Management has recorded full impairment on the remaining recorded amount previously recorded in its financial statements, of $968,289 and $nil and the related impairment expense during the three months ended November 30, 2016 and 2015.

Net loss and comprehensive loss

During the three months ended November 30, 2016 and 2015, we had net loss and comprehensive loss of $2,521,734 and $2,055,659 respectively.

Six months ended November 30, 2016 and November 30, 2015

Revenues

We are in the process of the commercialization of our various product offerings. We had revenues of $207,066 and $810,381 for the six months ended November 30, 2016 and 2015, respectively. $88,390 of revenue for the six months ended November 30, 2016 related to professional services provided for Intelligent Content Enterprises Inc. (“ICE”). $88,390 of revenue recognized from ICE is based on payments received against the outstanding billings. Comparative period revenues resulted from the professional services related to the Digital Widget Factory (Belize) (“DWF”) program. The DWF assets were acquired by ICE effective February 29, 2016 and thus no further billings were made to DWF since that date. Billings as part of professional and language services for the program subsequent to February 29, 2016 were through ICE, and were expected and have been lower than the average billings to DWF. Our management has focused on developing relationships with large commercial partners and influencers, which has delayed revenue realization from prospective customers in recent quarters.

Cost of revenue

We incurred costs of revenues of $51,417 and $136,935, for the six months ended November 30, 2016 and 2015, respectively. These costs were directly attributable to the revenues generated in the applicable periods and resulted in a gross profit of $155,649 and $673,446, for the six months ended November 30, 2016 and 2015, respectively.

Total operating expenses

During the six months ended November 30, 2016 and 2015, total operating expenses were $2,670,176 and $2,161,724, respectively.

For the six months ended November 30, 2016, the operating expenses consisted of marketing expense of $17,345, research and development expenses of $286,572, general and administrative expenses of $801,349, professional fees of $108,758, consulting fees of $112,308, depreciation of $2,432, amortization of $531,750, and stock based compensation of $809,663. For the comparable six months ended November 30, 2015 the operating expenses consisted of marketing expenses of $206,248, research and development expenses of $191,852, general and administrative expenses of $766,861, professional fees of $160,023, consulting fees of $203,075, depreciation of $198, amortization of $219,950 and stock based compensation of $413,517.

Marketing Expenses

The reduction in marketing expenses of $188,903 or 92% is due mainly to a realignment of spending by the company. In the six months period ending November 30, 2015 we incurred higher costs as a result of promoting the Yappn brand through consultants and various promotional expenses. In the six months ending November 30, 2016, we substantially reduced the spending on consultants engaged in marketing activities and focused our efforts on operationalizing the current products based on more direct sales channels.

Research and Development

Research and development expenses increased by $94,720 or 49% in the six months ended November 30, 2016 over the six months ended November 30, 2015. Our research and development costs in the comparative period are partially for fees to technology consultants from Intertainment Media and Ortsbo, with higher weighting on our own employees and arm’s length third party consultants. There were no research and development costs from Intertainment Media and Ortsbo in fiscal 2017. There were significant costs incurred in development of the various technologies supporting the business towards the commencement of commercialization. Many of these costs will not continue into the future, however there will continue to be maintenance and ongoing development customization to ensure our technology solutions meet required standards for our current and prospective customers.

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General and administrative expenses

General and administrative expenses increased by $34,488 or 4% in the six months ended November 30, 2016 over the six months ended November 30, 2015 including executive and office salaries, administrative services accounting and finance as well as general office expenses or costs. These costs have increased mainly due to employee related expenses with the hiring of senior management personnel in late fiscal 2016 even though the overall headcount has decreased. Certain other costs have been reduced or eliminated such as billings from Intertainment Media under the services agreement and employee headcount in the US office. Billings from Intertainment Media ceased due to the acquisition of the Intellectual Property and assets from Ortsbo on September 15, 2015 and the subsequent cancellation of the Services Agreement. We anticipate that costs in fiscal 2017 will be relatively consistent period over period as we continue to work to develop a customer base and meet the needs of investors to finance our operation. Upon further significant increases in revenue, management will continue to hire qualified personnel, but the growth of this cost, we believe, will be far less than the impact to Net Loss.

Professional fees

Professional fees decreased by $51,265 or 32% for the six months ended November 30, 2016 over the six months ended November 30, 2015 and includes audit and audit related services pertaining to the year-end audits, and legal fees related to both ongoing operational compliance for the business and for financing closings. Although audit related fees have generally stayed consistent, the comparative period had higher legal fees as a result of our various financings that closed during fiscal 2016.

Consulting fees

Consulting fees went down by $90,767 or 45% and are mainly due to a significant reduction in spending on consultants. In the comparative period, the Company had nine different consultants engaged at least at some point whereas in the current six month period, the Company has only had three consultants engaged. This is expected to be consistent in the near term due to the Company’s overall realignment of spending.

Amortization of Intangible Assets

Amortization of $531,750 relates entirely to Technology and Intellectual Property purchased during fiscal 2016 which we are amortizing over 5 years on a straight-line basis as well as a patent that was granted in late fiscal 2016. The difference of $311,800 or 142%% increase over the comparative period is due to the purchase taking place beginning of the second quarter in the prior fiscal year. On September 15, 2015, we finalized our purchase of Intellectual property assets of Ortsbo pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015.

Stock based compensation

Stock based compensation increased by $396,146 or 96%. This increase is due to the issuances of certain awards in the six month period ended November 30, 2016, for issuance of stock options, issuance of warrants to a new advisory board member, as well as continued vesting of existing options. Overall values ascribed will be different for each period based on the underlying assumptions used at the time of each grant. The stock options expense is determined using the acceptable binomial tree valuation method, which is an acceptable method under US GAAP.

Total other income and expenses

Other expenses totaled $1,790,480 and $400,733, for the six months ended November 30, 2016 and 2015, respectively. The change of $1,389,747 is primarily due to interest expense, change in fair value of derivative liabilities and convertible notes, change in fair value of derivative liabilities and convertible notes, prepayment fees on variable notes, miscellaneous (income)/expense, and Impairment of note receivable. During the six months ended November 30, 2016, total other (income)/expense consisted of interest expense of $522,291, financing expense on issuance of convertible promissory notes and common stock totaling $nil, a loss resulting from the change in fair value of the derivative liabilities and convertible notes of $296,188, prepayment fees on convertible notes with floating strike prices of $nil, other miscellaneous expense of $3,712, and Impairment of note receivable of $968,289. During the six months ended November 30, 2015, total other (income)/expense consisted of interest expense of $348,387 and financing expenses on the issuance of convertible promissory notes and common stock totaling $632,250, a gain resulting from the change in the fair value of the derivative liabilities and convertible notes of $(840,337), prepayment fees on variable notes of $276,790, and miscellaneous other income of $(16,357).

Interest Expense

Interest expense increased by $173,904 or 50% for the six months ended November 30, 2016 over the six months ended November 30, 2015. The significant increase is mainly due to additional financings closed in fiscal 2016. Yappn closed multiple secured debenture financings totaling approximately $6.7 million, most of which was new debt for us at that time. Additionally, Yappn incurred a higher penalty interest on convertible debentures from fiscal 2014 that reached maturity in late fiscal 2016.

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Financing expense on issuance of convertible promissory notes and common stock

Financing expense decreased by $632,250 or 100% as we did not fund our company through variables rate promissory notes in fiscal 2017 whereas there was still a minor financing completed on a variable rate convertible promissory note in the six month period ended November 30, 2015 as well as common stock purchase warrants issued. The expense is a function of the underlying assumptions at the time of the grant. It is mainly driven by the strike price of the instrument and the stock price at the time of the grant. As this is a non-cash expense, based on financings and model outputs it is hard to estimate variability for this account.

Change in fair value of convertible promissory notes and convertible secured debentures

Change in fair value of derivative liabilities and convertible promissory notes expense was a loss resulting in incremental change in the recognized gain/loss by $1,136,525 in the six months ended November 30, 2016 over six months ended November 30, 2015 as the existing debt instruments continued to have fair value adjustments in addition to the new secured debentures that were issued during the prior fiscal year. The total fair value change is a gain in the comparative period due to the revaluations on the variable conversion priced notes and the underlying assumptions used to value them using the binomial tree valuation method which includes elapsed time, and market price decreases.

For the six months ended November 30, 2016, the gain from fair value adjustment largely relates to accretion fair value changes on various convertible notes. In the comparative period in 2015, there was a significant decline in the market price compared to those prices that were in effect at the time of the original issuance of these convertible instruments. The changes in market value of our common stock coupled with the other parameters used in the binomial lattice model for all instruments marked to market, resulted in an expense of $296,188 for the six months ended November 30, 2016 in contrast to a gain of $840,337 for the six months ended November 30, 2015, for a change of $1,136,525.

Payment fees on variable conversion priced notes

Payment fees on variable conversion priced promissory notes is significantly lower by $276,790 or 100% in six months ended November 30, 2016 over six months ended November 30, 2015 as we repaid the variable conversion priced promissory notes in the prior fiscal year. As of November 30, 2016, we do not have any further variable conversion priced promissory notes.

Miscellaneous expense/(income)

Miscellaneous expense/(income) was an expense of $3,712 for the six months ended November 30, 2016 compared to a gain of $16,357 for the six months ended November 30, 2015 resulting in incremental change in the recognized gain/loss by $20,069. The expense/(income) is largely a function of foreign exchange expense/(income) and write-off of payables that Company does not expect to pay either due to a settlement or management has concluded the obligations are barred by the statute of limitations. A small portion of the foreign exchange is a cash expense in bank spread for currency variance conversion between the US dollar and the Canadian dollar. The remaining foreign exchange expense/ (income) was incurred on changes in the foreign exchange rate and the foreign denominated liabilities.

During the six months ended November 30, 2016, we raised $1,262,228 through private placement financing of common stock and warrants. During the six months ended November 30, 2015, we raised $1,447,069, in net cash from short term notes payable, line of credit, convertible notes, secured notes and debentures through normal channels, and private placements of common stock and warrants. For accounting purposes, since certain financial instruments had convertible provisions they are treated as derivatives liabilities and are valued using a binomial lattice fair value model upon inception and where applicable adjusted accordingly to market at the close of the period. The financing expense associated with the capital raises and prior obligations were $nil and $632,250 for six months ended November 30, 2016 and November 30, 2015, respectively.

Impairment of note receivable

We have not received any payments from DWF during the second quarter, and the secured note final payment date was contracted to be fully paid by November 30, 2016. While management continues to work with DWF on a resolution, the current conditions result in a much greater uncertainty around collection of the note receivable. Management has recorded full impairment on the remaining recorded amount previously recorded in its financial statements, of $968,289 and $nil and the related impairment expense during the six months ended November 30, 2016 and 2015.

Net loss and comprehensive loss

During the six months ended November 30, 2016 and 2015, we had net loss and comprehensive loss of $4,305,008 and $1,889,011 respectively.

Liquidity and Capital Resources

As of November 30, 2016, we had a cash balance of $441,363, which is a decrease of $7,212 from the ending cash balance of $448,575 as of May 31, 2016. We do not have sufficient funds to fund our operations over the next twelve months. There can be no assurance that additional capital will be available to us. Since we have no other financial arrangements currently in effect, our inability to raise funds for the above purposes will have a severe negative impact on our ability to remain a viable going concern.

To fund our operations, we raised $1,262,228 through private placement financing of common stock and warrants as well as proceeds from a long term loan expected to be subscribed to a convertible secured debenture in the six months ended November 30, 2016. During the six months ended November 30, 2015, we issued secured debentures, and convertible debt instruments for gross cash receipts of $1,447,069.

We have used this financing for funding operations and replacing short term high cost debt instruments with lower cost longer term financial instruments where the economics made sense.

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We estimate we will need additional capital to cover our ongoing expenses and to successfully market our product offerings. This is only an estimate and may change as we receive feedback from customers and have a better understanding of the demand for our application and the ability to generate revenues from our new products. Both of these factors may change and we may not be able to raise the necessary capital and if we are able to, that it may not be at favorable rates.

On July 15, 2015, we completed a secured debt financing of $4.5 Million of 12% Secured Debentures. The Secured Debentures had an original maturity date of December 31, 2015. Subsequent to the end of the second quarter of fiscal 2016, the holders of the Secured Debentures (the “Holders”) agreed to extend the maturity date of the Secured Debentures from December 31, 2015 to July 15, 2020, and were provided with the right to amend the Secured Debenture such that a Holder shall have the right, at any time after the earlier of (i) six (6) months from the date of first issuance of any subsequent Debentures; and (ii) June 30, 2016, to require us to satisfy the outstanding obligations underlying the Secured Debenture; provided, however, that at least two thirds (66.67%) of the Holders of the principal amount of the Secured Debentures consent to a put of their Secured Debentures to our company.

We received $2.5 million of this financing in the form of cash and cash commitments, including conversion of the short term loans obtained on May 11, 2015 and June 19, 2015. $2,000,000 of the $4.5 million financing is conversion of a portion of our existing debt that remained in the secured debenture. $925,000 was repaid out of the secured debenture, in the form of cash in the amount of $465,000 with the remainder in the form of the release of secured deposit that was applied against accounts receivable. On September 15, 2015, we closed the acquisition of intellectual property from Ortsbo and as part of this closing, assumed debt and non-controlling equity interests from Ortsbo in the amount of $975,388 that was immediately subscribed to a second tranche of secured debentures. The secured debentures balance as at November 30, 2016, was $4,550,388.

On December 30, 2015, we completed a secured debenture and common stock purchase warrant financing for $2,040,000 through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance and (ii) ten (10) five year common share purchase warrants, vesting in 1/3 increments and having an exercise price of $0.01 per share. The units were sold at $1.00 per unit. This closing includes conversion of $1,201,000 in short term loans advanced during the quarter prior to the closing of this secured debenture. On May 1, 2015 we closed a final tranche of this financing for $370,468 which includes $170,468 in cash and $200,000 in settlement of a consultant obligation. The $200,000 debenture did not include the attached warrants as they were waived by the consultant.

During the six months ended November 30, 2015, we raised $90,750 via various convertible promissory notes and debentures, $2,080,694 from secured debentures, and $1,201,000 from short term loans. We also repaid $716,056 of various convertible promissory notes and debentures, $1,055,541 of line of credit, and $153,778 of short term loans.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We experienced negative cash flows from operations since inception and have incurred a deficit of $25,969,433 through November 30, 2016.

As of November 30, 2016, we had a working capital deficit of $1,511,699. During the six months ended November 30, 2016, net cash used in operating activities was $1,252,280. Management expects to have similar cash needs for the next twelve months. At the present time, we do not have sufficient funds to fund operations over the next twelve months.

Implementation of our business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. We have realized limited revenues to cover our operating costs. As such, we have incurred an operating loss since inception. This and other factors raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain profitability. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to meet its operating cash flow requirements from financing activities until the future operating activities become sufficient to support the business to enable us to continue as a going concern. Management continues to work on generating operating cash flows from the commercialization of its business. Until those cash flows are sufficient, we will pursue other financing when deemed necessary.

Management is pursuing a number of different financing opportunities in order to execute our business plan. These include, short term debt arrangements, convertible debt arrangements, common share equity financings, either through a private placement or through the public markets. During the six months ended November 30, 2016, we raised $1,262,228 through various financial instruments, net of repayments. Subsequent to the six months ended November 30, 2016, we raised $200,000 in cash proceeds.

There can be no assurance that the raising of future equity or debt will be successful or that our anticipated financing will be available in the future, at terms satisfactory to us. Failure to achieve the equity and financing at satisfactory terms and amounts could have a materially adverse effect on our ability to continue as a going concern. If we cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and we may have to cease operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

None.

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DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal unless his or her office is earlier vacated in accordance with our bylaws or he or she becomes disqualified to act as a director. Our officers shall hold office until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.  The Board of Directors may remove any officer for cause or without cause.

Our executive officers and directors and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position Held

Ed Karthaus	57	Chief Executive Officer and Director

Craig McCannell	40	Chief Financial Officer

Anthony R. Pearlman	54	Chief Technology Officer

Steven Taylor	47	Chief Sales Officer

David Berry	51	Director

C. Kent Jespersen	70	Chairman of the Board and Director

Carrie Stone	59	Director

Tracie Crook	51	Director

David Fleck	56	Director

Luis Vazquez-Senties	68	Director

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

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Ed Karthaus, Chief Executive Officer and Director. Ed Karthaus has more than 30 years of experience in the technology, financial services and telecommunications industries. He was previously the COO of Teneda Inc. and has held senior executive leadership roles at Prophix Software Inc., D+H, Filogix LP and NCR Canada. He has served on the Board of Directors of the Research, Innovation and Commercialization Centre (RIC Centre) and remains an Advisor today. Ed began his career with Xerox Canada and Oracle Canada.

Craig McCannell, Chief Financial Officer. Mr. McCannell, 40, is the Chief Financial Officer of Yappn Corp. and the CFO of Intertainment Media Inc. since July 2013 and the Director of Finance of Intertainment Media, Inc. from January 2012 to July 2013. Mr. McCannell served as an account executive for Robert Half Management Resources from April 2011 to September 2011 and a Senior Manager in the Assurance practice for Ernst & Young LLP from September 1999 to August 2010.

Anthony R. Pearlman, Chief Technology Officer. Mr. Pearlman, 54, is a seasoned technology expert with over 25 years of experience providing high-tech services and solutions including all facets of technology and business development, combined with an extensive relationship network and global technology market knowledge to Government, Public, and Private Organizations. Mr. Pearlman was the President of Enghouse Systems Limited (TSX: ESL) for six years, where he was responsible for the operational management of a global software development company serving the needs of multiple verticals with a diversified offering of enterprise software and service solutions. Prior to working for Enghouse, Mr. Pearlman was the CIO for Valu-net Corporation for six years and was responsible for the operational management of one of the first leading edge eCommerce development companies in North America.

Steven Taylor, Chief Sales Officer, Mr. Taylor, 47 has over 23 years of experience in driving profitable growth in Advertising, Digital Media and Software as a Service (SaaS). Prior to joining Yappn, Mr. Taylor was the CEO of Resolver Inc. from 2002 until 2015 when the company was sold to Klass Capital. During his tenure at Resolver, Mr. Taylor oversaw all aspects of the business including Sales, Marketing, Technology, M&A, Finance and Investor Relations. Prior to Resolver, Mr. Taylor was an instrumental part of Cyberplex’s growth in revenue from $1 Million to almost $40 Million over a five-year period. He speaks extensively at conferences on various topics including growing SaaS businesses, corporate governance and the translation technology solutions and industry.

C. Kent Jespersen, Chairman. Kent Jespersen, 70, has extensive and diverse international experience in government, business, and executive leadership. He has diverse governance experience in a number of industries. He has held numerous leadership positions in national and international non-profit organizations. Mr. Jespersen is also a Director of Axia NetMedia Corporation, Chairman and Director of Seven Generations Ltd. and Chairman and Director of Iskander Energy Corp. Mr. Jespersen holds a Bachelor of Science in Education and a Master of Science in Education from the University of Oregon.

Carrie Stone, Director. Carrie Stone, 59, is President of cStone & Associates, an international executive search firm, performing senior executive and board assignments since 2003. She advises companies and boards on complex business issues and strategies for talent acquisition, pay for performance, transition, and succession planning. Ms. Stone served as a venture partner with Enterprise Partners Venture Capital, a $1.1B venture fund investing in disruptive technologies and biotechnology. Prior CEO leadership and senior executive experience includes building high growth consumer products and retail business with the Walt Disney Company and JCrew. Ms. Stone is a member of the corporate directors’ forum, serving on the director of the year nominating committee. Ms. Stone was named to the Agenda Compensation 100, identifying the 100 top candidates to serve on compensation committees. Ms. Stone co-founded the San Diego Women Corporate Directors Chapter in 2013. She serves on the Executive Committee. She is an 18 year Member of Young Presidents’ Organization/World President’s Organization including serving on the International Board Of Directors, International Forum Committee Chair, Compensation And Diversity Committees, and, Committee Leadership of 8 Global Leadership Conferences. Ms. Stone Holds a B.S. From the University Of Vermont, attended Stanford University Law School Director’s College, and Harvard Business School’s Executive Education, Compensation Committees.

David Fleck, Director. Mr. Fleck, 56, has had a 27 year career in the financial services industry starting as an investment banker with Merrill Lynch Canada in 1986. In 1989 he joined the Institutional Equity team at Burns Fry Ltd and remained with the firm after it was bought out by the Bank of Montreal in 1994. A few years later he became Global Co-Head of the Equity Group at the bank. In 2008, David retired from BMO Capital Markets and started an interesting career path in the midst of a global financial crisis. In 2009 he became president of an international quantitatively based money manager called Mapleridge Capital. In 2011 he accepted the position of President and CEO of Macquarie Capital Markets Canada, a full service capital markets business. David is currently a partner at Delaney Capital Management, a Canadian based money management firm with approximately $2 billion in assets under management. David is a board member of Alamos Gold Inc. and has served as a director of a number of Canadian based charities. He is currently Vice-Chair of Soulpepper Theatre Company and a board member of the Art Gallery of Ontario Foundation. He received his MBA from INSEAD and recently completed the Institute of Corporate Directors program at the Rotman School of Management.

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Luis Vazquez-Senties, Director, Mr. Vazquez-Senties, 68, is the founder and Chairman of the Board of Directors of Diavaz since 1982 to date. Diavaz is made up by 15 companies, all of them related to the Mexican energy industry, ranging from oil and gas exploration and production, its process, transportation, storage until its final consumption. He has been and still is an advisor of several national and international companies, all of them related to the energy industry. Eng. Mr. Vazquez-Senties was member of the Board of Directors at TransAlta from 2001 to 2009. Mr. Vazquez-Senties actively participates in a wide variety of Chambers, Associations, as well as Professional and Entrepreneurial Organizations. Currently, Eng. Mr. Vazquez-Senties is Vice President of Mexico´s Chapter of the World Energy Council, as well as Board Member of the Mexican Natural Gas Association. Mr. Vazquez-Senties is a chemical engineer, who graduated from Ryerson University in Toronto, Canada.

Tracie Crook, Director. Tracie Crook, 51, is the Chief Operating Officer of McCarthy Tétrault LLP. Prior to that she was President and CEO of the ResMor Trust Company, a federally regulated mortgage provider, Director of Business Management for the TSX Group and Director of Management and Outsourcing with Sprint Canada. A Certified Director, Tracie currently sits on the Board of the Fraser Institute and was a former Board member of the Ontario Public Service Employees’ Union, the Housing Services Inc., and the GMAC Residential Funding of Canada Limited. Ms. Crook holds a Master of Science from Central Michigan University, a Bachelor of Business Administration from Ferris State University and has taken executive courses at Harvard Business School, the Massachusetts Institute of Technology (MIT) and Queen’s University.

David Berry, Director. David Berry, 51 obtained a BSc honours in mathematics from Queen’s University, an MBA in Finance and accounting from Rotman School of Management as well as a CFA and a CA. After leaving Ernst & Young LLP in 1995, David moved to Scotia McLeod. He ran the preferred share department from 1997 – 2005 and built it from a department that made virtually no money and had very little market share to the biggest profit center at Scotia Bank and a market share of 70%, numbers never seen before in Canada. He became the highest paid trader on Bay Street for this period. Since leaving Scotia he has been managing his personal portfolio, a portion of which he uses in a merchant bank type capacity financing companies that have great potential but have poor means to finance.

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Family Relationships

There are currently no family relationships between any of the members of our board of directors or our executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

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Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any director or officer of the Company:

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Meetings and Committees of the Board of Directors

Our Board of Directors held 7 formal meetings during the year ended May 31, 2016.

The Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are David Fleck, who serves as Chairperson of the Audit Committee, Tracie Crook and C. Kent Jespersen. Our Board of Directors has determined that Mr. Fleck qualifies as a “financial expert” as that term is defined in the rules of the SEC implementing requirements of the SARBANES-OXLEY Act of 2002. The Audit Committee meets four (4) times per year.

The Board of Directors has a separately designated Compensation Committee.

The members of our Compensation Committee are Carrie Stone, who serves as Chairperson of the Compensation Committee, David Berry and C. Kent Jespersen.

The Board of Directors is responsible for all other committee activity, outside the Audit Committee and Compensation Committee.

We believe that the Board of Directors through its meetings can perform all of the duties and responsibilities which might be contemplated by additional committees. As our business expands we anticipate forming other committees.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes.  The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board of Directors

Except as may be provided in our bylaws, we do not have in place any procedures by which security holders may recommend nominees to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.  Based on the information available to us during the year ended May 31, 2016, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

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Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a Code of Ethics and Conduct that is specifically applicable to our Chief Executive Officer and senior financial officers. If we make substantive amendments to the Code of Ethics and Conduct or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four days of such amendment or waiver.

Executive Compensation

Summary Compensation

Since our incorporation on November 3, 2010 until May 31, 2016, we did not paid any compensation to our executive officers in consideration for their services rendered to us in their capacity as such.

Summary Compensation Table

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of Yappn Corp during the year ended May 31, 2016, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2016. The foregoing persons are collectively referred to in this prospectus as the “Named Executive Officers.” Compensation information is shown for the years ended May 31, 2016 and May 31, 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Comp ($)	Non- Qualified Deferred Comp Earnings ($)	All Other Comp ($)	Totals ($)
Ed Karthaus, CEO	2016	47,633	0	0	193,006	0	0	3,176	243,815

Anthony R. Pearlman, CTO	2016	66,667	0	0	131,041	0	0	5,000	202,708

Steven Tylor, CSO	2016	27,425	0	0	96,503	0	0	1,097	125,025

Craig McCannell, CFO	2016	160,000	0	0	131,041	0	0	12,000	303,041
	2015	120,000	0	0	66,518	0	0	9,000	195,518

David Lucatch, Former CEO	2016	83,125	0	0	52,638	0	0	5,250	141,013
	2015	190,000	0	0	247,569	0	0	12,000	449,569

David Bercovitch, Former COO	2016	0	0	0	39,041	0	0	0	39,041
	2015	0	0	0	115,283	0	0	0	115,283

Mr. Neil Stiles was appointed as out Chief Executive Office on November 5, 2015 and resigned on February 21, 2016. Mr. Stiles received consulting fees of $75,000 and travel and accommodation expense reimbursement in relation to his executive position.

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Employment Agreements

On September 1, 2014 we entered into an employment agreement with Craig McCannell, our CFO, which has an indefinite term. Under the terms of this agreement, Mr. McCannell will continue to serve as our Chief Financial Officer. Mr. McCannell will receive a base salary of $160,000 per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. McCannell will be entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits.

On January 1, 2016 we entered into an employment arrangement with Anthony R. Pearlman, our CTO, finalized by agreement on March 30, 2016 which has an indefinite term. Under the terms of this agreement, Mr. Pearlman will continue to serve as our Chief Technology Officer. Mr. Pearlman will receive a base salary of $160,000 per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. Pearlman will be entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits.

On February 22, 2016, we entered into an employment agreement with Edward Karthaus, our CEO, which has an indefinite term. Under the terms of this agreement, Mr. Karthaus will continue to serve as our Chief Executive Officer. Mr. Karthaus will receive a base salary of $225,000 CAD per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. Karthaus will be entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits.

On March 21, 2016, we entered into an employment agreement with Steve Taylor, our CSO, which has an indefinite term. Under the terms of this agreement, Mr. Taylor will continue to serve as our Chief Sales Officer. Mr. Taylor will receive a base salary of $180,000 CAD per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. Taylor will be entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits.

On June 1, 2014, we entered into an employment agreement with David Lucatch, our previous CEO, which had an indefinite term. Under the terms of this agreement, Mr. Lucatch would continue to serve as our Chief Executive Officer. Mr. Lucatch received a base salary of $190,000 per year in the first year of the agreement, subject to future increases in base salary as well as options that vest over time. Mr. Lucatch was entitled to certain bonus payments based on the revenue of the Company and standard expense reimbursements and benefits. On November 5, 2015, Mr. Lucatch resigned as our Chief Executive Officer.

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On October 31, 2014, we entered into a consulting agreement with Maranden Holdings, Inc., an entity controlled by David Bercovitch, memorializing the agreement by which David Bercovitch would act as our Chief Operating Officer. Under the terms of this agreement, Mr. Bercovitch served as our Chief Operating Officer. Maranden Holdings, Inc. received one hundred fifty thousand (150,000) common stock purchase warrants as compensation in lieu of cash salary, such common stock purchase warrants vesting over two years. Maranden Holdings, Inc. was entitled to certain bonus payments and payment of expenses. On May 1, 2016, Mr. Bercovitch resigned as our Chief Operating Officer.

Outstanding Equity Awards as of May 31, 2016

Outstanding stock options granted to Named Executive Officers (“NEO’s”) and Directors as at May 31, 2016 are as follows:

	Option Awards
Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Ed Kauthaus	750,000	2,250,000	$0.25	March 21, 2021
Anthony R. Pearlman	375,000	1,125,000	$0.25	March 21, 2021
Steve Taylor	375,000	1,125,000	$0.25	March 21, 2021
David Lucatch*	200,000	100,000	$0.25	August 14, 2019
David Lucatch*	100,000	50,000	$0.25	March 2, 2020
Craig McCannell	40,000	20,000	$0.25	August 14, 2019
Craig McCannell	66,667	33,333	$0.25	March 2, 2020
Craig McCannell	375,000	1,125,000	$0.25	March 21, 2021
David Bercovitch**	100,000	50,000	$0.25	August 14, 2019
David Bercovitch**	26,667	13,333	$0.25	March 2, 2020

*On November 5, 2015, Mr. Lucatch resigned as our Chief Executive Officer.

** On May 1, 2016, Mr. Bercovitch resigned as our Chief Operating Officer.

The Company has no stock appreciation rights.

Options Exercises and Stocks Vested

None

Grants of Plan-Based Awards

None.

Non-Qualified Deferred Compensation

None.

Golden Parachute Compensation

None.

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Compensation of Directors

Directors who provide services to the Company in other capacities have been previously reported under “Summary Compensation”. The following table summarizes compensation paid to or earned by our directors who are not Named Executive Officers for their service as directors of our company during the fiscal year ended May 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total (1) ($)
Edward Karthaus	0	0	0	0	0	0	0
David Berry	0	0	0	0	0	0	0
C. Kent Jespersen	0	0	0	0	0	0	0
Carrie Stone	0	0	0	0	0	0	0
Tracie Crook	0	0	0	0	0	0	0
David Fleck	0	0	0	0	0	0	0
Luis Vazquez-Senties	0	0	0	0	0	0	0

(1)	The values in the “Option Awards” and included within the “Total” columns above do not represent a cash payment of any kind. Rather these values represent the calculated Binomial lattice model theoretical value of granted options. It is important to note that these granted options may or may not ever be exercised. Whether granted options are exercised or not will be based primarily, but not singularly, on the Company’s future stock price and whether the granted options become “in-the-money”. If these granted options are unexercised and expire, the cash value or benefit to the above noted individuals is $nil.

On March 21, 2016, the Board of Directors passed a resolution for a contingent common stock award in line with the metrics used in the CEO’s targets for additional bonus compensation. The award would see the members of the board of directors as well as the advisory board members receive common shares for the Company reaching revenue milestones. Per the resolution, 500,000 common shares for each director and 250,000 for each advisory board member would be issued when the following milestones are met: (i) $3.5 million in new revenue generated and realized within 12 months of the start date and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date; or (ii) $5 million of new revenue generated and realized within 24 months of the start date and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date.

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Since our incorporation on November 3, 2010 and until May 31, 2016, we have not paid any cash compensation to our directors in consideration for their services rendered to our Company in their capacity as such. Directors have been granted stock options as noted above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

None of our executive officers serves on the board of directors or compensation committee of another company that has any executive officer serving on our Board of Directors (or Board of Directors acting as the Compensation Committee).

No person who served on our Board of Directors (or Board of Directors acting as the Compensation Committee) had any relationship requiring disclosure under Item 404 of Regulation S-K.

On July 6, 2015, we entered into a definitive agreement to acquire all of the intellectual property assets of Ortsbo which closed on September 15, 2015. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of approximately $17 Million, which was paid by the assumption of approximately $1 Million in debt and the issuance of $16 Million worth of our restricted common shares (32 Million shares at $0.50 per share). During the second quarter of fiscal 2016, from the share issuance obligations from the purchase of the Ortsbo intellectual property assets, 12,998,682 shares were issued comprising 8,312,500 to Ortsbo and 4,686,182 to the former debt and minority shareholders of Ortsbo, Inc. Ortsbo, Inc. is a wholly owned subsidiary of Intertainment Media, Inc and at the time, the Chief Executive Officer of Intertainment Media, Inc. was David Lucatch, our former Chief Executive Officer and Director. On November 5, 2015, Mr. Lucatch resigned as our Chief Executive Officer. In addition, of the 18,988,318 shares of common stock that have been reserved but not issued pursuant to this agreement, Winterberry Investments Inc. can, at any time, request the issuance of 17,687,500 shares of common stock and a former holder of Ortsbo, Inc. stock can request the issuance of 1,300,818 shares of common stock. Winterberry Investments Inc. is controlled by David Berry, a member of our Board of Directors. While shares of common stock have been reserved in our financial statements, there has been no request from either party for the issuance of the shares of common stock and there has been no notice, indication, or disclosed timeframe as when such shares will be requested for issuance.

For the year ended May 31, 2016, related party fees incurred and paid for general development and managerial services performed by Intertainment Media, Inc. and its subsidiary totaled $146,982. As of May 31, 2016 the related party liability balance totaled $16,654. At the time, the Chief Executive Officer of Intertainment Media, Inc. was David Lucatch, our former Chief Executive Officer and Director. On November 5, 2015, Mr. Lucatch resigned as our Chief Executive Officer.

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For the year ended May 31, 2015, related party fees incurred and paid for general development and managerial services performed by Intertainment Media, Inc. and its subsidiary totaled $794,085. As of May 31, 2015 the related party liability balance totaled $468,766. At the time, the Chief Executive Officer of Intertainment Media, Inc. was David Lucatch, our former Chief Executive Officer and Director. On November 5, 2015, Mr. Lucatch resigned as our Chief Executive Officer.

Luis Vasquez-Senties (a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in September 2015. David Berry (a current member of the Board of Directors) subscribed for $733,526 from the secured debenture offering that closed in September 2015, and Winterberry Investments Inc. (an entity controlled by David Berry, a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in September 2015.

Luis Vasquez-Senties (a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in December 2015. David Berry (a current member of the Board of Directors) through a related entity in which he does not control subscribed for $500,000 from the secured debenture offering that closed in December 2015.

David Berry (a current member of the Board of Directors) ) through a related entity in which he does not control advanced $170,468 to the Company on an anticipated second closing of the same convertible secured debenture financing closed on December 30, 2015. This $170,468 closing occurred on May 1, 2016.

On May 17, 2016, Luis Vasquez-Senties (a current member of the Board of Directors) advanced $200,000 to the Company as part of a common stock private placement.

On August 31, 2016, Winterberry Investments Inc. (an entity controlled by David Berry, a current member of the Board of Directors) advanced $100,000 to the Company as part of a common stock private placement.

Review, approval or ratification of transactions with related persons

Our Board of Directors is responsible to approve all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of January 17, 2017 regarding the beneficial ownership of our common stock, based on an aggregate of 49,244,582 shares of common stock consisting of (a) 40,322,314 shares of common stock issued and outstanding and (b) 8,922,268 issuable upon the conversion of securities, by (i) each executive officer and director; (ii) all of our executive officers and directors as a group; and (iii) each person or entity who, to our knowledge, owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

64

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Yappn Corp., 1001 Avenue of the Americas, 11th Floor, New York, NY 10018.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
5% Owners
Intertainment Media, Inc. (2)	16,812,500	34.14%
Array Capital Corporation (3)	5,268,076	10.70%
Alpha North Asset Management (4)	2,689,258	5.46%

Officers and Directors
Edward Karthaus (5)	750,000	1.52%
Anthony R. Pearlman (6)	501,667	1.02%
Craig McCannell (7)	501,667	1.02%
Steve Taylor (8)	375,000	0.76%
Luis Vazquez-Senties (9)	4,898,267	9.95%
C. Kent Jespersen (10)	1,093,200	2.22%
David Berry (11)	839,621	1.71%
Carrie Stone (12)	325,000	0.66%
Tracie Crook (13)	202,500	0.41%
David Fleck (14)	954,000	1.94%

All executive officers and directors as a group (ten persons) (15)	10,440,922	21.20%

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 17, 2017. In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of January 17, 2017 pursuant to the exercise of options, warrants or convertible notes are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of 15,312,500 shares of common stock held by Intertainment Media, Inc. and 1,500,000 shares of common stock held by Ortsbo, Inc., a wholly owned subsidiary of Intertainment Media, Inc. Intertainment Media, Inc. is controlled by S. Wayne Parsons and has an address of Unit 11 - 1673 Richmond Street, London, Ontario N6G 2N3

(3)	Consists of 4,601,409 shares of common stock and 666,667 shares of common stock underlying warrants. Array Capital Corporation is controlled by Benny Lau.

(4)	Consists of 2,189,258 shares of common stock and 500,000 shares of common stock underlying warrants. AlphaNorth Asset Management is controlled by Steve Palmer.

(5)	Consists solely of beneficially owned shares of common stock underlying convertible securities.

65

(6)	Consists solely of beneficially owned shares of common stock underlying convertible securities.

(7)	Consists solely of beneficially owned shares of common stock underlying convertible securities.

(8)	Consists solely of beneficially owned shares of common stock underlying convertible securities.

(9)	Consists of 800,000 shares of common stock and 4,098,267 beneficially owned shares of common stock underlying convertible securities.

(10)	Consists of 768,200 shares of common stock (of which 100,000 is owned by a spouse) and 325,000 beneficially owned shares of common stock underlying convertible securities

(11)	Consists of 677,121 shares of common stock and 162,500 beneficially owned shares of common stock underlying convertible securities. In addition, David Berry controls Winterberry Investments Inc., where there is an outstanding obligation to issue 17,687,500 Shares

(12)	Consists of 200,000 shares of common stock and 125,000 beneficially owned shares of common stock underlying convertible securities

(13)	Consists of 40,000 shares of common stock and 162,500 beneficially owned shares of common stock underlying convertible securities

(14)	Consists of 200,000 shares of common stock and 754,000 beneficially owned shares of common stock underlying convertible securities.

(15)	Consists of an aggregate of 2,685,321 shares of common stock and 7,755,601 beneficially owned shares of common stock underlying convertible securities.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our bylaws provide for the indemnification of our directors, officers, employees and other persons against claims and liability by reason of serving as a director, officer or employee.

Indemnification Under Delaware Law

Our officers and directors are indemnified as provided by the Delaware General Corporation Law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

66

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E. , Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at   www.sec.gov.

67

Consolidated Financial Statements

YAPPN CORP.

YEAR ENDED MAY 31, 2016

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Yappn Corp.,

We have audited the accompanying consolidated balance sheets of Yappn Corp. (the "Company") as of May 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for the years then ended. Yappn Corp.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Yappn Corp.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yappn Corp. as of May 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's experience of negative cash flows from operations and its dependency upon future financing raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Professional Accountants Licensed Public Accountants

Mississauga, Ontario August 16, 2016

F-2

YAPPN CORP.

CONSOLIDATED BALANCE SHEETS

	Note	As of May 31, 2016	As of May 31, 2015
Assets
Current assets:
Cash		$448,575	$19,496
Accounts receivable	3	29,244	1,444,009
Note receivable	3	1,123,289	-
Prepaid expenses		113,262	6,068
Total current assets		1,714,370	1,469,573

Equipment, net		14,632	1,250
Intangible assets	4	4,676,221	-
Total Assets		$6,405,223	$1,470,823

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable		$533,030	$340,041
Accrued expenses		1,417,265	543,535
Accrued development and related expenses - related party	13	16,654	468,766
Short term loans	5	284,451	791,928
Line of credit	6	-	2,167,025
Deferred revenue		-	12,500
Convertible promissory notes and debentures	7	2,454,824	3,477,825
Total current liabilities		4,706,224	7,801,620

Other liabilities:
Long term secured debentures	6	4,550,388	-
Convertible secured debentures	8	375,279	-
Convertible promissory notes and debentures	7	-	312,486
Total Liabilities		9,631,891	8,114,106

Stockholders' Deficit
Preferred stock, par value $.0001 per share, 50,000,000 shares authorized:
Series 'A' Convertible, 10,000,000 shares authorized; nil shares issued and outstanding	10	-	-
Common stock, par value $.0001 per share, 400,000,000 shares authorized; 30,081,163 issued and outstanding (May 31, 2015 – 13,422,814)	9	15,100	13,423
Common stock, par value $.0001 per share, 20,308,890 shares subscribed not issued (May 31, 2015 – 99,344)	9	3,068,945	124,567
Additional paid-in capital		15,353,712	7,981,579
Deficit		(21,664,425)	(14,762,852)
Total Stockholders' Deficit		(3,226,668)	(6,643,283)
Total Liabilities And Stockholders' Deficit		$6,405,223	$1,470,823

The accompanying notes are an integral part of these consolidated financial statements.

F-3

YAPPN CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

		For the year ended May 31,
	Note	2016	2015

Revenues		$981,960	$1,521,984

Cost of revenue		173,254	316,907

Gross profit		808,706	1,205,077

Operating expenses:
Marketing		236,083	1,099,054
Research and development expenses		407,547	671,312
General and administrative expenses	13	1,637,039	1,394,474
Professional fees		477,883	293,373
Consulting		1,392,165	745,719
Depreciation		409	231
Amortization		747,830	-
Stock-based compensation	12	1,164,887	982,624
Total operating expenses		6,063,843	5,186,787

Loss from operations		(5,255,137)	(3,981,710)

Other expense (income):
Interest expense		894,467	367,895
Financing expense on issuance of convertible promissory notes and common stock		632,250	1,128,257
Change in fair value of derivative liabilities and convertible promissory notes		(209,995)	(691,743)
Payment fees on variable notes		306,140	50,984
Miscellaneous expense (income)		23,574	(212,359)
Total other expense		1,646,436	643,034

Net loss before income taxes		(6,901,573)	(4,624,744)

Provision for income taxes		-	-

Net loss and comprehensive loss for the year		$(6,901,573)	$(4,624,744)

Net loss per weighted-average shares of common stock – basic		$(0.32)	$(0.36)

Net loss per weighted-average shares of common stock – diluted		$(0.32)	$(0.36)

Weighted-average number of shares of common stock issued and outstanding – basic		21,299,698	12,950,438

Weighted-average number of shares of common stock issued and outstanding – diluted		21,299,698	12,950,438

The accompanying notes are an integral part of these consolidated financial statements.

F-4

YAPPN CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

For the years ended May 31, 2016 and 2015

	Common				Preferred		Additional
	Shares Outstanding	Amount	Subscribed Shares	Subscribed Amounts	Shares Outstanding	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance - May 31, 2014	12,585,579	12,586	-	-	201,000	201	4,071,022	(10,138,108)	(6,054,299)

Reclassification of warrant liabilities to equity	-	-	-	-	-	-	1,851,089	-	1,851,089
Warrants associated with a convertible debt	-	-	-	-	-	-	37,100	-	37,100
Issuance of warrants classified as equity	-	-	-	-	-	-	3,960	-	3,960
Stock options issued	-	-	-	-	-	-	982,624	-	982,624
Stock to be issued under prior obligations	-	-	99,344	124,567	-	-	-	-	124,567
Beneficial conversion feature	-	-	-	-	-	-	622,636	-	622,636
Stock issued to consultants and vendors	329,000	329	-	-	-	-	307,638	-	307,967
Issuance of common stock on conversion of Series A Preferred stock	201,000	201	-	-	(201,000)	(201)	-	-	-
Issuance of common stock on conversion of convertible debt	307,235	307	-	-	-	-	105,510	-	105,817
Net loss for the year ended May 31, 2015	-	-	-	-	-	-	-	(4,624,744)	(4,624,744)

Balance - May 31, 2015	13,422,814	13,423	99,344	124,567	-	-	7,981,579	(14,762,852)	(6,643,283)
Stock-based compensation	-	-	-	-	-		1,164,887	-	1,164,887
Stock issued on exercise of warrants	11,667	12	-	-	-	-	(12)	-	-
Issuance of common stock for purchase technology	12,998,682	1,300	-	-	-	-	1,805,308	-	1,806,608
Stock to be issued for purchase of technology	-	-	18,988,318	2,639,071	-	-	-	-	2,639,071
Issuance of warrants classified as equity	-	-	-	-	-	-	1,279,846	-	1,279,846
Warrants associated with a secured convertible debenture	-	-	-	-	-	-	1,700,052	-	1,700,052
Common stock associated with common stock and warrants financing	3,648,000	365	-	-	-	-	568,561	-	568,926
Warrants associated with common stock and warrant financing	-	-	-	-	-	-	343,074	-	343,074
Shares to be issued on conversion of debt	-	-	1,221,228	305,307	-	-	-	-	305,307
Beneficial conversion feature	-	-	-	-	-	-	510,417	-	510,417
Net loss for the year ended May 31, 2016	-	-	-	-	-	-	-	(6,901,573)	(6,901,573)
Balance – May 31, 2016	30,081,163	15,100	20,308,890	3,068,945	-	-	15,353,712	(21,664,425)	(3,226,668)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

YAPPN CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended May 31, 2016	For the year ended May 31, 2015
Cash Flows From Operating Activities:
Net loss and comprehensive loss	$(6,901,573)	$(4,624,744)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	409	231
Amortization	747,830	-
Stock-based compensation	1,164,887	982,624
Change in fair value of derivative liabilities and convertible promissory notes	(209,995)	(691,743)
Financing expense on issuance of convertible promissory notes, and common stock	632,250	1,128,257
Stock issuance for consulting services and licensing rights	-	307,967
Debenture issuance for consulting services	200,000	-
Warrants issued for consulting services	721,200	-
Unrealized foreign exchange and vendor settlements	63,847	-
Changes in operating assets and liabilities:
Accounts receivable	1,414,765	(1,444,009)
Note receivable	(1,123,289)	-
Prepaid expenses	(107,194)	(2,758)
Accounts payable and accrued liabilities	1,066,719	298,359
Accrued development and related expense - related party	(452,112)	323,450
Deferred revenue	(12,500)	12,500
Net Cash Used in Operating Activities	(2,794,756)	(3,709,866)

Cash Flows From Investing Activities:
Capital expenditures	(13,785)	(1,593)
Expenditure on patents	(21,506)	-
Net Cash Used in Investing Activities	(35,291)	(1,593)

Cash Flows From Financing Activities:
Proceeds from convertible promissory notes and debentures	90,750	1,135,857
Repayment of convertible promissory notes and debentures	(883,564)	(204,093)
(Repayment)/Proceeds from line of credit, net	(1,092,025)	1,367,025
Proceeds from secured debentures	2,096,652	-
Repayments of short term loans	(175,155)	(373,678)
Proceeds from short term loans	100,000	817,152
Proceeds from secured convertible debentures	2,210,468	-
Proceeds from common stock private placement	912,000	-
Net Cash Provided by Financing Activities	3,259,126	2,742,263

Net increase/(decrease) in cash	429,079	(969,196)
Cash, beginning of year	19,496	988,692
Cash, end of year	$448,575	$19,496

Supplemental Disclosure of Cash Flow Information

Non Cash Investing and Financing Activities Information:
Common stock issued on exercise of warrants	$37,100	$-
Common stock issued for consulting services	$-	$307,967
Common stock issued for prior obligations	$-	$124,567
Conversion of short term loan and line of credit into secured debentures	$589,773	$100,000
Common stock issued for acquisition of technology	$1,806,608	$-
Common stock to be issued for acquisition of technology	$2,639,071	$-
Reclassifications of derivative liabilities to additional paid in capital	$-	$1,851,089
Common stock issued for fiscal 2016 private placement	$568,561	$-
Common stock to be issued for fiscal 2016 private placement	$305,307	$-
Cash paid during the year for interest	$77,941	$188,994

The accompanying notes are an integral part of these consolidated financial statements.

F-6

YAPPN CORP.

Notes to Consolidated Financial Statements

May 31, 2016

All references to “dollars”, “$” or “US$” are to United States dollars and all references to “Canadian” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the exchange rate as reported by the Bank of Canada on the applicable date.

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Yappn Corp., formerly “Plesk Corp.”, (the “Company”) was incorporated under the laws of the State of Delaware on November 3, 2010. The business plan of the Company is to provide effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. The Company has offices in the United States and Canada. In March 2013, the Company acquired a concept and technology license from Intertainment Media Inc., a Canadian company, in exchange for 7,000,000 shares of common stock of the Company. As a result of this exchange, Intertainment Media Inc. acquired, at that time, a seventy percent (70%) ownership of the Company. On September 15, 2015, the Company closed the acquisition of Ortsbo Inc.’s (subsidiary of Intertainment Media Inc.) intellectual property. As a result of the acquisition, Intertainment Media Inc.’s ownership was reduced to 37%. The accompanying consolidated financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Yappn Acquisition Corp. and Yappn Canada, Inc. All inter-company balances and transactions have been eliminated on consolidation.

Cash and Cash Equivalents

For purposes of reporting within the consolidated statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Intangible Assets

Intangible assets consist of acquired technology, and patents, acquired from a related party and were accordingly recorded at the cost as recorded in the records of the related party at the time of acquisition (Note 4). The Company amortizes acquired technology over its estimated useful life considered to be 5 years, on a straight-line basis. Patents are amortized commencing at the receipt of approval of the patents or acquisition of patents. Should the patent process be unsuccessful, the entire amount relating to the patent is expensed in the period this is determined. The Company continually evaluates the remaining estimated useful life of its intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.

F-7

Intagible Asset Impairment

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through undiscounted future cash flows. If impairment exists based on expected future undiscounted cash flows, a loss is recognized in income. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset, typically based on discounted future cash flows. The Company has assessed its long-lived assets and has determined that there was no impairment in their carrying amounts at May 31, 2016.

Revenue Recognition

The Company recognizes revenues when completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is reasonably assured. All of the Company’s current revenues are classified as services. Services are billed on a time and materials basis and are recognized as revenue as services are rendered at the time of billing which is typically a bi-weekly or monthly basis.

Cost of Revenue

The cost of revenue consists primarily of expenses associated with the delivery and distribution of services. These include expenses related to the operation of data centers, salaries, benefits and customer project based costs for certain personnel in the Company’s operations.

Marketing, Advertising and Promotion Costs

Advertising and marketing costs are expensed as incurred and totaled $236,083 and $1,099,054 for the years ended May 31, 2016 and May 31, 2015.

Loss per Common Share

Basic loss per common share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of May 31, 2016, the Company had outstanding five year warrants to purchase an additional 39,055,346 shares of common stock (Note 10) at a per share exercise price ranging from $0.01 to $2.20, 10,390,000 stock options (Note 12) with an exercise price ranging from $0.25 to $1.00, and convertible notes and debentures that are convertible into 11,567,539 shares of common stock at the option of the holder based on the value of the debt host at the time of conversion with exercise prices ranging from $0.25 to $1.50. All of these issuances have a dilutive effect on earnings per share when the Company has net income for the period.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of ASC 740, “Accounting for Income Tax”. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States. All of the Company’s tax years since inception remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the consolidated statements of operations and comprehensive loss. There have been no penalties or interest related to unrecognized tax benefits reflected in the consolidated statements of operations and comprehensive loss for the years ended May 31, 2016 and May 31, 2015.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.

F-8

The Company follows FASB (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. US GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The convertible promissory notes and debentures (Note 7) are classified as Level 2 financial liabilities.

As of May 31, 2016 and May 31, 2015, the carrying value of accounts receivable, note receivable, accounts payable, accrued expenses, short term loans, accrued development and related expenses and line of credit approximated fair value due to the short-term nature of these instruments.

Fair Value of Derivative Instruments, and Warrants

The Company issued other five year warrants as part of subscription agreements that included convertible promissory notes, debentures and line of credit, some of which had price protection provisions that expired after twelve months. Upon expiration of the price protection, the instruments were treated as equity instruments.

In the event the Company has exceeded its authorized number of common stock issuable on a diluted basis, the Company applies the earliest issuance date sequencing approach to determine which derivatives recorded in additional paid in capital, require reclassification to financial liabilities. Under the earliest issuance date sequencing approach, the financial instruments recorded in equity that have stock issuable in common stock (excluding stock options) earlier than the date of the breach of the authorized stock limit continue to be classified as a component of additional paid in capital. All derivatives that are issuable into common stock (other than stock options) issued subsequent to the breach of the authorized stock limit on a diluted basis, are recorded as financial liabilities. Upon a rectification of the breach of the authorized stock limit, those instruments that would otherwise be recorded as component of additional paid in capital, will be reclassified to additional paid in capital.

When applicable, the instruments are measured at fair value using a binomial lattice valuation methodology and are included in the consolidated balance sheets as derivative liabilities. Both unrealized and realized gains and losses related to the derivatives are recorded based on the changes in the fair values and are reflected as a financing expenses on the consolidated statements of operations and comprehensive loss.

Hybrid Financial Instruments

The Company elected to apply the fair value option to account for certain hybrid financial instruments. The Company made an irrevocable election to measure hybrid financial instruments including convertible promissory notes and debentures at fair value in their entirety, with changes in fair value recognized in earnings at each balance sheet date. The election may be made on an instrument by instrument basis.

Fair Value of Convertible Promissory Notes and Debentures

The Company has issued convertible promissory notes and debentures that are convertible into common stock, at the option of the holder, at conversion prices based on the trading price per share over a period of time. As a result of the variability in the amount of common stock to be issued, these instruments are reflected at fair value. These instruments are measured at the greater of the present value of the note discounted at market rates or using a binomial lattice valuation methodology and are included in the consolidated balance sheets under the caption “convertible promissory notes and debentures”. Any unrealized and realized gains and losses related to the convertible promissory notes are recorded based on the changes in the fair values and are reflected as change in fair value of derivative liabilities and convertible promissory notes on the consolidated statements of operations and comprehensive loss.

Estimates

The consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements.

F-9

The Company’s significant estimates include the fair value of financial instruments including the underlying assumptions to estimate the fair value of derivative financial instruments and convertible promissory notes and the valuation allowance of deferred tax assets.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, if deemed appropriate, those estimates are adjusted accordingly.

These significant accounting estimates bear the risk of change due to the fact that there are uncertainties attached to those estimates and certain estimates are difficult to measure or value.

Reclassifications

Certain amounts in the prior year presented have been reclassified to conform to the current year classification. These reclassifications have no effect on the previously reported net loss.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 which was amended in August 2015 by Update No 2015-14: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet made a determination as to the method of application (full retrospective or modified retrospective). It is too early to assess whether the impact of the adoption of this new guidance will have a material impact on the Company's results of operations or financial position.

On August 27, 2014 the FASB issued a new financial accounting standard on going concern, Update 2014-15, “Presentation of Financial Statements – Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern. The amendments in this update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The Company is currently evaluating the impact of this accounting standard.

In November 2014, the FASB issued Accounting Standard Update (“ASU”) 2014-16, “Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.” The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivatives feature being evaluated for bifurcation, in evaluating the nature of a host contract. The ASU is effective for fiscal years and interim periods beginning after December 15, 2015. The Company has determined there is no material impact to the accounting treatment of its hybrid financial instruments based on this new standard.

2. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced negative cash flows from operations since inception and has incurred a deficit of $21,664,425 through May 31, 2016.

As of May 31, 2016, the Company had a working capital deficit of $2,991,854. During the year ended May 31, 2016, net cash used in operating activities was $2,794,756. The Company expects to have similar cash needs for the next twelve months. At the present time, the Company does not have sufficient funds to fund operations over the next twelve months.

Implementation of the Company business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. The Company has realized limited revenues to cover its operating costs. As such, the Company has incurred an operating loss since inception. This and other factors raise substantial doubt about their ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet their obligations, to obtain additional financing as may be required, and ultimately to attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to meet its operating cash flow requirements from financing activities until the future operating activities become sufficient to support the business to enable the Company to continue as a going concern. The Company continues to work on generating operating cash flows from the commercialization of its business. Until those cash flows are sufficient the Company will pursue other financing when deemed necessary.

The Company is pursuing a number of different financing opportunities in order to execute its business plan. These include, short term debt arrangements, convertible debt arrangements, common share equity financings, either through a private placement or through the public markets. During the year ended May 31, 2016, the Company raised $3,259,126 through various financial instruments, net of repayments. Subsequent to the year ended May 31, 2016, the Company raised $100,000 in cash proceeds (Note 15).

F-10

There can be no assurance that the raising of future equity or debt will be successful or that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a materially adverse effect on the Company’s ability to continue as a going concern. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations.

3. Concentration of Credit Risk and Accounts and Note Receivable

All of the Company’s revenues are attributed to a small number of customers. One customer comprises 97% of the combined note and account receivable balance as at May 31, 2016 and 83% of the revenue recorded for the year ended May 31, 2016. One customer comprises 90% of the accounts receivable as at May 31, 2015 and 90% of the revenue recorded for the year ended May 31, 2015. The Company billed its largest customer $1,615,125 for the year ended May 31, 2016, $802,592 has not been recorded as part of the note receivable or revenue in the Company’s consolidated financial statements. Due to the long period without payment, the Company has determined the revenue recognition criteria starting at the beginning of the Company’s second quarter for Digital Widget Factory (Belize) (“DWF”) has not been met until  reasonable assurance over collectability has been established.

Effective February 29, 2016, DWF sold the technology platform, partially developed by Yappn, in conjunction with DWF’s principals, to Intelligent Content Enterprises Inc. (“ICE”) in exchange for shares of ICE. As part of the transaction, DWF received ownership and rights to 24 million common shares of ICE for a large minority shareholder position of ICE. During the fourth quarter, the Company executed a promissory note from DWF, for the outstanding value of the billings of $2,125,000 (of which $1,123,289 is recorded as a note receivable at year end and was previously recognized in revenue and a trade receivable). The promissory note is secured by DWF’s ICE stock holdings in the amount of 2,250,000 restricted common shares, which at the market value at the time of execution significantly exceeded the value of the promissory note. The note receivable includes monthly payments of differing amounts with the final payment scheduled by November 30, 2016.

Additionally, the Company received stock options for the purchase of shares of common stock of ICE from DWF. The first option entitles Yappn to subscribe for purchase from DWF up to 1,000,000 fully paid and nonassessable shares of ICE’s common stock at a purchase price of $0.55 per share exercisable until $987,500 remains outstanding on the note receivable, of which the price of the option is offset against $550,000 of the remaining note receivable. DWF can elect to buy out the option at any time at a price of $0.75 per each underlying share of the option agreement. For each missed payment (not the remedy period per the promissory note, but any payment not made on the exact due date), the buyout price will increase by $0.05 per underlying share for each payment date missed starting with the payment due on June 30, 2016 per promissory note. The second option entitles Yappn to subscribe for purchase from DWF up to 1,250,000 fully paid and nonassessable shares of ICE’s common stock at a purchase price of $0.35 per share until $437,500 is remaining on the note receivable. DWF can elect to buy out the option at any time at a price of $0.50 per each underlying share of the option agreement. For each missed payment (not the remedy period per the promissory note, but any payment not made on the exact due date), the buyout price will increase by $0.05 per underlying share for each payment date missed starting with the payment due on June 30, 2016 per promissory note. The value of these options is not recognized in the consolidated financial statements, as the maximum value recorded is limited to what has previously been recorded as revenue as at May 31, 2016.

4. Acquisition of Intellectual Property (and Reverse Split)

On September 15, 2015, the Company finalized its purchase of intellectual property assets of Ortsbo, Inc. (“Ortsbo”) pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn. During the second quarter of fiscal 2016, from the share issuance obligations from the purchase of the Ortsbo intellectual property assets, 12,998,682 shares were issued comprising 8,312,500 to Ortsbo and 4,686,182 to the former debt and minority shareholders of Ortsbo, which were valued at $1,806,608 leaving 18,988,318 shares to be issued as of May 31, 2016. As of the filing date, these aforementioned shares remain to be issued at the request of the holders. Yappn also assumed $975,388 of debt as part of the transaction. This assumed debt was immediately subscribed as part of the secured debenture in Yappn (Note 6). The fair value for the agreed upon consideration for the acquisition of intellectual property from Ortsbo was $16,968,888, however, due to the common control of Ortsbo Inc. and the Company, the value of the intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo Inc. This value was $5,421,068 on September 15, 2015. The Company amortized $747,830 during the year ended May 31, 2016 and has a recorded value of $4,676,221 as at May 31, 2016.

In connection with the terms of the Asset Purchase Agreement related to the purchase of intellectual property assets of Ortsbo, the Company committed to complete a share consolidation. On September 9, 2015, the Company amended its Certificate of Incorporation to implement a reverse stock split in the ratio of 1 share for every 10 shares of common stock. This amendment was approved and filed with the Delaware Secretary of State on September 9, 2015. FINRA declared the Company’s 1-for-10 reverse stock split ex-dividend date effective as of October 2, 2015. The reverse stock split reduced the Company’s common stock outstanding from approximately 134,344,806 shares to approximately 13,434,481 shares. The effect of this reverse stock split has been retrospectively reflected in these financial statements.

5. Short Term Loans

On April 1, 2014, the Company entered into a short term loan for $219,480 (Canadian $239,720) with a private investor. The loan had a maturity of July 10, 2014 with an interest rate of 1% per month. The Company repaid $46,025 (Canadian $50,000) in fiscal 2015 and $37,214 (Canadian $50,905) during the year ended May 31, 2016. As at May 31, 2016, the loan had a value of $105,885 ($138,815 Canadian).

F-11

On January 7, 2014, the Company borrowed $253,200 (Canadian $280,000) from a private investor. The loan had a term of three months and had an interest rate of 12% per annum payable at the maturity date. A preparation fee of 10% or $25,300 (Canadian $28,000) was paid at inception. The loan was extended past its due date of April 7, 2014 and is accruing interest without penalty until payment. On June 12, 2014, the Company repaid $142,506 (Canadian $152,000) against the loan and on June 27, 2014 $90,777 (Canadian $100,000) was retired and contributed to a subscription agreement for Units that included an unsecured 6% convertible debenture, $100 par value, convertible into shares of the Company’s common stock and 166,667 issuable shares of common stock (Series C warrants) at a purchase price of $2.20 per share (Note 7). As at May 31, 2016 an amount of $21,358 ($28,000 Canadian) remains outstanding.

On July 17, 2014, the Company borrowed $100,915 (Canadian $110,000) from a private investor in the form of a short term loan due on December 31, 2014. This loan carries a 1% arrangement fee and an interest rate of 1% per month. During fiscal 2015 $90,145 (Canadian $105,000) was repaid on this note. The remaining balance was repaid during the year ended May 31, 2016.

On August 4, 2014, the Company borrowed $93,458 (Canadian $100,000) in the form of a bridge loan from a private investor, with combined origination fees and interest of $3,210 (Canadian $3,500), due on August 14, 2014. The Company repaid $22,768 (Canadian $25,000) of this loan on August 25, 2014 and nil during the year ended May 31, 2016. As of May 31, 2016, the value of the remaining balance of the loan was $57,208 (Canadian $75,000).

On May 6, 2015, the Company borrowed $150,000 ($187,000 Canadian) in the form of a bridge loan from a private investor with a financing fee of $6,000 ($7,200 Canadian). This loan was paid back on June 30, 2015.

On May 11, 2015 and June 19, 2015, the Company received $497,728 ($596,000 Canadian) from intended subscribers for secured debentures, which closed on July 15, 2015. The Company treated these as a short term loans where interest is accrued at 12% (same rate as the secured debenture) for each lender from the date of the loan to the date of the subscription for the secured debenture (Note 6).

On July 10, 2015, the Company borrowed $250,000 in the form of a bridge loan from a private investor. This loan was paid back on July 16, 2015.

During the year ended May 31, 2016, the Company received $1,201,000 from intended subscribers of a secured debenture financing closed on December 30, 2015 and $170,468 from a director that closed on May 1, 2016. The Company treated these as short term loans where interest is accrued at 12% (same rate as the secured debenture) for each lender from the date of the loan to the date of the subscription for the secured convertible debenture (Note 8).

During the fourth quarter of fiscal 2016, the Company received $100,000 from a director as an intended subscription in anticipation of a third closing of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 13, 15).

F-12

The following is a summary of Short Term Loans:

Principal amounts	April 1, 2014 Term Loan	January 7, 2014 Term Loan	Other Loans	Total
Fair value at May 31, 2014	$220,159	$257,152	$-	$477,311
Borrowing during the first quarter	-	-	369,607	369,607
Borrowing during the third quarter	-	-	16,098	16,098
Borrowing during the fourth quarter	-	-	814,192	814,192
Total	-	-	1,199,897	1,199,897
Fair value adjustments	(21,589)	(1,356)	(21,893)	(44,838)
Repayments	(46,025)	(142,506)	(436,134)	(624,665)
Conversions	-	(90,777)	(125,000)	(215,777)
Fair value at May 31, 2015	$152,545	$22,513	$616,870	$791,928
Borrowing during the first quarter	-	-	328,265	328,265
Borrowing during the second quarter	-	-	1,201,000	1,201,000
Borrowing during the third quarter	-	-	170,468	170,468
Borrowing during the fourth quarter	-	-	100,000	100,000
Fair value adjustments	(9,446)	(1,155)	(22,822)	(33,423)
Conversions	-	-	(1,832,768)	(1,832,768)
Repayments	(37,214)	-	(403,805)	(441,019)
Fair value at May 31, 2016	$105,885	$21,358	$157,208	$284,451

6. Line of Credit and Secured Debentures

On April 7, 2014, the Company finalized its line of credit arrangement whereby the Company could borrow up to $3,000,000 from a third party lender. The loan agreement was for an initial two year term subject to the lender’s right to demand repayment of the outstanding balance. It carried an interest rate of 12% per annum and a 1% draw down fee on each draw. Pursuant to the loan agreement, the Company issued the lender warrants to purchase up to 800,000 shares of the Company’s common stock at an exercise price of $1.00. Upon the Company’s first draw down of $200,000 from the line of credit, 200,000 five year warrants vest. For each subsequent $100,000 the Company draws, 100,000 five year warrants vested until the 800,000 warrants were vested (Note 10). The Company’s shares of common stock that were issuable on the exercise of warrants were granted registration rights, allowing the shares to be sold. In addition, the Company entered into a general security agreement with the lender to which it granted the lender a first position security interest in all of its assets and in the event of default under the security agreement or the promissory note, the lender may foreclose on the assets of the Company.

During fiscal 2015, the Company borrowed $1,900,155 against the line of credit and repaid $533,130 resulting in a net additional amount drawn down against the line of credit of $1,367,025 and an outstanding obligation of $2,167,025 at May 31, 2015. During fiscal 2016, the Company borrowed $150,000 against the line of credit and converted $2,000,000 to secured debentures. The facility is no longer available to the Company and the outstanding obligation was $nil at May 31, 2016.

Yappn closed the first tranche of secured debentures in the amount of $4.5 million. The secured debentures carry an annual interest rate of 12% payable at maturity. Maturity was initially the earlier of the date proceeds are available from a public offering or December 31, 2015. During the third fiscal quarter, the holders of the Secured Debentures (the “Holders”) agreed to extend the maturity date of the Secured Debentures from December 31, 2015 to July 15, 2020, and were provided with the right to amend the Secured Debenture such that a Holder shall have the right, at any time after the earlier of (i) six (6) months from the date of first issuance of any subsequent Debentures; and (ii) June 30, 2016, to require the Company to satisfy the outstanding obligations underlying the Secured Debenture; provided, however, that at least two thirds (66.67%) of the Holders of the principal amount of the Secured Debentures consent to a put of their Secured Debentures to the Company. Yappn executed a non-binding letter of intent with Winterberry Investments Inc. ("Winterberry"), a private company led by Mr. David Berry, pursuant to which Winterberry will facilitate and manage the financing transaction as well as to advise on Yappn's future capital programs. The Company received $2.5 million of this financing in the form of cash and cash commitments, including conversion of the short term loans obtained on May 11, 2015 and June 19, 2015 as described in Note 5. $2,000,000 of the $4.5 million financing is conversion of a portion of the Company’s existing debt that remained in the secured debenture. $925,000 was repaid out of the secured debenture, in the form of cash in the amount of $465,000 with the remainder in the form of the release of secured deposit that was applied against accounts receivable. On September 15, 2015, the Company closed the acquisition of intellectual property from Ortsbo, and as part of this closing, assumed debt and non-controlling equity interests from Ortsbo in the amount of $975,388 that was immediately subscribed to a second tranche of secured debentures. The secured debentures balance as at May 31, 2016, was $4,550,388 (Note 13).

F-13

7. Convertible Promissory Notes and Debentures

The Company has issued various convertible notes and debentures with various terms. As a result of the variability in the amount of shares of common stock to be issued in accordance with variable pricing terms or conversion price protection clauses, the Company recorded these instruments as liabilities at fair value until the point in time when price protection clauses expired. The Company has determined the convertible notes and debentures to be Level 2 fair value measurement and where applicable has used the binominal lattice pricing model to calculate the fair value as of May 31, 2016, and the commitment dates.

The following is a summary of the convertible promissory notes and debentures as of May 31, 2016 and 2015:

Principal amounts:	JMJ Financial Notes	Convertible Debentures	Other Notes	Total
Total Borrowings at May 31, 2014	$80,000	$2,219,000	$92,500	$2,391,500
Borrowing on June 27, 2014	-	250,000	-	250,000
Borrowing on September 2, 2014	-	125,000	-	125,000
Borrowing on September 3, 2014	50,000	-	-	50,000
Borrowing on October 6, 2014	-	50,000	-	50,000
Borrowing on October 22, 2014	40,000	-	-	40,000
Borrowing on October 27, 2014	-	50,000	-	50,000
Borrowing on December 24, 2014	-	-	75,000	75,000
Borrowing on December 24, 2014	-	-	100,000	100,000
Borrowing on December 29, 2014	-	-	50,000	50,000
Borrowing on February 4, 2015	-	-	115,000	115,000
Borrowing on February 9, 2015	-	-	90,750	90,750
Borrowing on March 30, 2015	-	-	92,000	92,000
Borrowing on April 15, 2015	-	-	69,000	69,000
Borrowing on April 20, 2015	-	-	50,000	50,000
Borrowing on April 23, 2015	-	-	60,500	60,500
Borrowing on April 23, 2015	-	-	25,000	25,000
Conversions	(80,000)	-	-	(80,000)
Repayments	(90,000)	-	(92,500)	(182,500)
Total Borrowings at May 31, 2015	-	2,694,000	727,250	3,421,250
Borrowings on June 24, 2015	-	-	45,375	45,375
Borrowings on June 29, 2015	-	-	45,375	45,375
Repayments	-	-	(818,000)	(818,000)
Total Borrowings at May 31, 2016	$-	$2,694,000	$-	$2,694,000

Convertible notes and debt at fair value at May 31, 2014	$142,189	$2,264,140	$100,846	$2,507,175
Convertible notes and debt at fair value at the commitment date, issued during 2015	137,071	436,887	1,020,110	1,594,068
Change in fair value (from commitment date)	(70,223)	(755,194)	858,573	33,156
Repayments (cash)	(103,220)	-	(135,051)	(238,271)
Conversions to common stock	(105,817)	-	-	(105,817)
Convertible notes and debt at fair value at May 31, 2015	-	1,945,833	1,844,478	3,790,311
Convertible notes and debt at fair value at the commitment date issued during 2016	-	-	171,990	171,990
Change in fair value	-	768,991	(1,132,904)	(363,913)
Conversions to common share issuance obligation	-	(260,000)	-	(260,000)
Repayments (cash)	-	-	(883,564)	(883,564)
Convertible notes and debt at fair value at May 31, 2016	$-	$2,454,824	$-	$2,454,824

Balance at May 31, 2015
Current	-	1,633,347	1,844,478	3,477,825
Long term	-	312,486	-	312,486
	$-	$1,945,833	$1,844,478	$3,790,311
Balance at May 31, 2016
Current	-	2,454,824	-	2,454,824
	$-	$2,454,824	$-	$2,454,824

F-14

JSJ Investments Inc.

On December 24, 2014, the Company sold a convertible note in the principal amount of $100,000 to JSJ Investments Inc. The convertible note matures on June 23, 2015 and has an interest rate of 15% per annum payable at maturity. The note may be converted into common stock of the Company on or after the maturity date at a conversion price of 50% of the lowest 15 days prior to conversion or $1.00. Early payback penalties are 140% from 120-150 days and 150% up to the maturity date of the note. This convertible note was repaid on June 24, 2015.

LG Capital Funding, LLC

On December 24, 2014, the Company sold a convertible note in the principal amount of $75,000. The convertible note matures on December 24, 2015 and has an interest rate of 8% per annum. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 55% of the average of 2 lowest closing bid prices from the 10 days prior to conversion. Early payback penalties are 150% and payback is eligible up to 180 days from the inception of the note. This convertible note was repaid on June 24, 2015.

Vista Capital Investments, LLC

On December 29, 2014, the Company sold a convertible note in the principal amount of $110,000, 10% original issuance discount and advanced $50,000 on closing. The convertible note matures on December 29, 2015 and has a one-time interest charge of 12%. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 60% of the lowest trading price from the 25 days prior to conversion or $1.00. Early payback penalties are 125% up to 90 days and 145% after 90 days. On April 23, 2015, Company borrowed an additional $25,000 against this convertible note. The $50,000 drawn on December 29, 2014 was repaid on June 26, 2015. The $25,000 drawn on April 23, 2015 against this convertible note was repaid on October 20, 2015. There is no further balance outstanding on this note.

Typenex Co-Investments, LLC

On February 4, 2015, the Company sold a convertible note in the principal amount of $115,000 carrying a 10% original issuance discount (“OID”). The convertible note matures on January 4, 2016 and has an interest rate of 10% per annum. The note may be converted into common stock at an exercise price of $1.00 per share six months after the sale of the note. The Company can repay the note within the first six months at a penalty of 125% of principal amount. After six months, repayments can be made on an installment basis, either in cash (plus OID), or in shares of common stock. If installment payments are made in the form of common stock, the effective price for the stock issuance is at 70% of the average of the three lowest closing bid prices over a ten day look back period from the date the installment is due. The installments must be made on a monthly schedule if the lender does not convert at their option at the exercise price of $1.00 per share. At the funding date the Company issued 70,000 fixed price warrants at an exercise price of $1.00 per share with no price protection. The warrants were recorded at a value of $37,100 in additional paid-in capital (Note 10). The Company elected not to prepay the Typenex Co-Investment, LLC convertible note, and made all installment payments in the form of cash totaling $123,383 from August to January 2016 comprising principal and interest. On January 5, 2016, the Company repaid this convertible note in full.

F-15

Iconic Holdings, LLC

On February 9, 2015, the Company sold a convertible note with a face value of $220,000, carrying a 10% original issuance discount. $90,750 was advanced to the Company on closing of the note. The convertible note matures on February 9, 2016 and has an interest rate on the principal balance of 10%. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 60% of the lowest average daily trading price from the 25 days prior to conversion or $1.00, whichever is lower. The note carries early payback penalties on principal repayment which are 115% from 1-60 days, 125% between 61 and 120 days, 130% between 121 and 180 days, and may not be paid back after 180 days without consent from the Holder. During August 2015, the Company prepaid the portion of the convertible note advanced in February 2015 in the principal amount of $90,750. On June 24, 2015 and June 29, 2015, Iconic Holdings LLC, provided funding of $90,750 (two advances of $45,375) to the Company under the existing convertible note.  On January 5, 2016, the Company repaid this convertible note in full.

Group 10 Holdings LLC

On March 30, 2015, the Company sold a convertible note for the principal amount of $92,000 with a 10% original issue discount. The convertible note matures on March 30, 2016 and has an interest rate of 12% per annum. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 55% of the average of the two lowest closing bid prices with a twenty day look back period as of the date a notice of conversion is given. The debenture may be paid back any time before maturity with a prepayment penalty of 123%. On October 6, 2015, the Company repaid this convertible note in full.

Vis Vires Group, Inc.

On April 15, 2015, the Company sold a convertible note for the principal amount of $69,000. The convertible note matures on January 6, 2016 and has an interest rate of 8% per annum. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 58% of the average of the three lowest trading prices from previous ten trading days including the date notice is given. The note may be paid back any time before maturity with a prepayment penalty of 110% if paid back within the first 30 days, 115% if paid back between 31 and 60 days, 120% if paid between 61 and 90 days, 125% if paid between 91 and 120 days, 130% if paid between 121 and 150 days, and 135% if paid back between 151 and 180 days after which it cannot be repaid. On October 13, 2015, the Company repaid this note in full.

Adar Bays, LLC

On April 20, 2015, the Company sold a convertible note for the principal amount of $50,000. The convertible note matures on April 20, 2016 and has an interest rate of 8% per annum. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 60% of the average of the three lowest trading prices from previous fifteen trading days. The note may be paid back any time before maturity with a prepayment penalty of 140%. On October 20, 2015, the Company repaid this note in full.

Auctus Private Equity Fund, LLC

On April 23, 2015, the Company sold a convertible note for the principal amount of $60,500. The convertible note matures on January 21, 2016 and has an interest rate of 10% per annum. The note may be converted into shares of common stock of the Company at any time beginning on the 180th day of the date of the note at a conversion price of 60% of the average of the two lowest trading prices from previous twenty trading days. The note may be paid back any time before maturity with a prepayment penalty of 130%. On October 20, 2015 the Company repaid this note in full.

F-16

The following table summarizes the fair values by fiscal quarter for issued convertible variable notes and the inputs to determine fair value at commitment date and quarter end dates.

Accounting allocation of initial proceeds:	Second Quarter Fiscal 2015		Third Quarter Fiscal 2015	Fourth Quarter Fiscal 2015	First Quarter Fiscal 2016
Gross proceeds		$90,000	$430,750	$296,500		$90,750
Fair value of promissory notes		(137,071)	(656,507)	(363,604)		(171,990)
Fair value of equity warrant		-	(37,100)	-		-
Financing expense on the issuance of promissory notes		$47,071	$262,857	$67,104		$81,240

Key inputs to determine the fair value at the commitment date:
Stock price		$0.40-1.20	$0.50-0.70	$0.50-0.60		$0.60
Current exercise price		$0.40-0.60	$0.20-1.00	$0.30		$0.20
Time to expiration – days		389-436	181-365	250-366		225-230
Risk free interest rate		.1-.11%	.14-.26%	.09-.27%		.30-.27%
Estimated volatility		150%	150%	150%		150%
Dividend		-	-	-		-

Key inputs to determine the fair value at May 31, 2015:
Stock price	$	N/A	$0.50	$0.60	$	N/A
Current exercise price	$	N/A	$0.30-1.00	$0.30	$	N/A
Time to expiration – days		N/A	115-346	212-325		N/A
Risk free interest rate		N/A %	.07-.22%	.06-.26%		N/A %
Estimated volatility		N/A %	150%	150%		N/A %
Dividend		N/A	N/A	N/A		N/A

Convertible Debentures with Series A and B Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014, the Company issued 395, 305, and 469 Units for $395,000, $305,000, and $469,000 respectively, to accredited investors under subscription agreements. The Units, as defined in the subscription agreements, consist of (i) one unsecured 6% convertible promissory note, $100 par value, convertible into shares of the Company’s common stock; (ii) a warrant entitling the holder thereof to purchase 1,000 shares of common stock (individually Series A Warrant) at an exercise price of $1.50; and, (iii) a warrant entitling the holder thereof to purchase 1,000 shares of common stock (individually Series B Warrant) at an exercise price of $2.00. (Note 10). The purchase price for each Unit was $1,000 and resulted in a funding total of $1,069,000 in cash and the retirement of $100,000 debt obligation to a private investor (Note 5).

F-17

The notes mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $1.00 per share. The Series A and Series B warrants permit cashless exercise beginning with the effective date unless and until a registration statement covering the resale of the shares underlying the warrants is effective with the Securities and Exchange Commission. Under the subscription agreement, the Company has granted price protection provisions that provide the holder of Series A warrants with a potential increase in the amount of common stock exchanged or a reduction in the exercise price of the instruments should the Company subsequently issue stock or securities convertible into common stock at a price lower than the stated exercise price of $1.50 for a period of twelve months from issuance. The Company determined the warrants issued to the Line of Credit lenders (Note 6) qualified as a breach of this covenant, therefore all Series A warrants were revalued to a $1.00 exercise price with the adjustment reflected as a change in the fair value. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 16% per annum from the date it is due. The Series B warrants do not provide any price protection provisions and therefore are treated as equity instruments at the commitment date and thereafter. Both the Series A and Series B warrants have a five year life.

As some of the instruments are considered derivatives and the assigned fair values were greater than the net cash proceeds from the transaction, the excess was treated as a financing expense on issuance of derivative instruments for accounting purposes and reported on the Company’s consolidated statements of operations and comprehensive loss below the operating loss as an “other expense”.

The convertible debentures due on January 29, February 27, 2016, and April 1, 2016 were not repaid or converted into common shares of the Company by the maturity dates. Non-repayment of the debentures triggered a penalty interest rate whereby the stated interest rate goes up to 16% from the original 6%. The Company management is diligently working with the debenture holders on either extension terms or conversion into common shares as the Company does not currently have the ability to repay these debtholders in cash. $260,000 in principal value of debenture holders have agreed to accept an offer for additional investment which also carried with it an agreement to convert their debenture into common stock at a price of $0.25 per share and a repricing of previously issued warrants to a $0.25 exercise price per common share (Note 10).

The following table summarizes the fair values of Convertible Debentures with Series A and B Warrants and the respective inputs to determine fair values at the commitment date and the year-end dates.

Accounting allocation of initial proceeds:	January 29, 2014		February 27, 2014		April 1, 2014
Gross proceeds		$395,000		$305,000		$469,000
Fair value of the convertible promissory notes		(320,787)		(247,696)		(665,511)
Derivative warrant liability fair value – Series A (Note 11)		(161,950)		(125,050)		(776,664)
Financing expense on the issuance of instruments		$87,737		$67,746		$973,175

Key inputs to determine the fair value at the commitment date:
Stock price		$0.50		$0.50		$1.80
Current exercise price – promissory notes		$1.00		$1.00		$1.00
Current exercise price – Series A warrants		$1.50		$1.50		$1.50
Time to expiration – days (promissory notes)		732		731		731
Time to expiration – days (warrants)		1,826		1,826		1,826
Risk free interest rate (promissory notes)		.32%		.32%		.32%
Risk free interest rate (warrants)		1.52%		1.51%		1.74%
Estimated volatility		150%		150%		150%
Dividend		N/A		N/A		N/A
Market interest rate for the Company		18%		18%		18%

Key inputs to determine the fair value of the promissory notes at May 31, 2015:
Stock price	$	N/A	$	N/A	$	N/A
Current exercise price	$	N/A	$	N/A	$	N/A
Time to expiration – days		243		272		306
Risk free interest rate		N/A %		N/A %		N/A %
Estimated volatility		N/A %		N/A %		N/A %
Dividend		N/A		N/A		N/A

Key inputs to determine the fair value of the promissory notes at May 31, 2016:
Stock price	$	N/A	$	N/A	$	N/A
Current exercise price	$	N/A	$	N/A	$	N/A
Time to expiration – days		-		-		-
Risk free interest rate		N/A %		N/A %		N/A %
Estimated volatility		N/A %		N/A %		N/A %
Dividend		N/A		N/A		N/A

F-18

Convertible Debentures with Series C or Series D Warrants

During the fourth quarter of fiscal 2014 the Company authorized and issued 1,050 Units for $1,050,000 to private investors. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debenture, $100 par value convertible into shares of the Company’s common stock at a conversion price of $1.50 per share with a price protection clause on any conversion feature issued after the issuance date that mature in 2 years; and (ii) a warrant entitling the holder thereof to purchase 700,000 shares of common stock (Series C Warrant) at a purchase price of $2.20 per share that expires in 5 years (Note 10).

In the first and second quarter of fiscal 2015, the Company authorized and issued 7 issuances for 125, 125, 25, 75, 25, 50, and 50 Units. This total authorized and issuance of 475 Units, at a value of $475,000, was to seven independent accredited investors in exchange for $300,000 in cash and release of $90,777 (Canadian $100,000) in the loan originated on January 7, 2014 as described in Note 5 and $50,000 in settlement of trade payables. The Units, as defined in the subscription agreement, consist of (i) one unsecured 6% convertible debenture, $100 par value convertible into shares of the Company’s common stock at a conversion price of $1.50 per share that matures in five years; and (ii) a warrant entitling the holder thereof to purchase 316,666 shares of common stock (Series D Warrant) at a purchase price of $2.20 per share that expires in five years (Note 10).

The debentures mature 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $1.50 per share. The warrants may be exercised in whole or in part.

Due to the Company’s breach of the authorization limit of common stock on a diluted basis on August 14, 2014, the Company initially classified the above noted warrants issued since this date as financial liabilities, which would otherwise be recorded as equity instruments and classified as part of additional paid in capital. All derivatives other than stock options issuable into common stock were to be classified and accounted for as financial liabilities until the breach of the Company’s authorization limit of common stock on a diluted basis was rectified. On December 31, 2014 the Company increased its authorized share issuance limit to 400,000,000 which rectified the breach. The accounting impact of the August 14, 2014, breach only occurred under the earliest issue date sequencing approach at the date of the next issued applicable derivative, which was September 2, 2014. On December 31, 2014, all derivatives impacted by the Company’s breach of its authorized share limit were reclassified to equity from liabilities.

F-19

The following table summarizes the fair values of Convertible Debentures with Series C or Series D Warrants and the respective inputs to determine fair values at the commitment date and the year-end dates.

Accounting allocation of initial proceeds:	Fourth Quarter Fiscal 2014			First Quarter Fiscal 2015			Second Quarter Fiscal 2015
Gross proceeds		$1,050,000			$250,000			$225,000
Fair value of the convertible debentures		(852,726)			(254,167)			(182,720)
Fair value of liability warrants		-			-			(152,951)
Fair value of equity warrants		(197,274)			-			-
Financing expense on the issuance of derivative instruments		$-			$4,167			$110,671

Key inputs to determine the fair value at the commitment date:
Stock price		$1.50-1.60			$2.00		$	N/A
Current exercise price		$1.50			$1.50		$	N/A
Time to expiration – days		731			731			N/A
Risk free interest rate		.37%			.45%			N/A	%
Estimated volatility		150%			150%			N/A	%
Dividend		-			-			-
Market interest rate for the Company		18%			18%			N/A	%

Key inputs to determine the fair value of the convertible debentures at May 31, 2015:
Stock price	$	N/A		$	N/A		$	N/A
Current exercise price	$	N/A		$	N/A		$	N/A
Time to expiration – days		328-365			393			460-515
Risk free interest rate		N/A	%		N/A	%		N/A	%
Estimated volatility		N/A	%		N/A	%		N/A	%
Dividend		N/A			N/A			N/A
Market interest rate for the Company		N/A	%		N/A	%		N/A	%

Key inputs to determine the fair value of the convertible debentures at May 31, 2016:
Stock price	$	N/A		$	N/A		$	N/A
Current exercise price	$	N/A		$	N/A		$	N/A
Time to expiration – days		-			27			94-149
Risk free interest rate		N/A	%		N/A	%		N/A	%
Estimated volatility		N/A	%		N/A	%		N/A	%
Dividend		N/A			N/A			N/A
Market interest rate for the Company		N/A	%		N/A	%		N/A	%

8. Convertible Secured Debentures

On December 30, 2015, the Company completed a secured debenture and warrant financing originally for $2,086,000 ($1,075,000 from directors of the Company) through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common stock and (ii) ten (10) five year common share purchase warrants, vesting in 1/3 increments with 1/3 vested in one year, 1/3 to be vested in two years and 1/3 to be vested in three years and having an exercise price of $0.01 per share (Note 10). The units were sold at $1.00 per unit. This closing includes conversion of $1,201,000 in short term loans advanced during the quarter prior to the closing of this secured debenture. Additionally, this includes $46,000 that the Company initially anticipated subscription receipts for, however funds were not received; therefore $46,000 of the subscription receivable was deducted from debentures in the fourth quarter of fiscal 2016.

Values were allocated for this private placement between the debt, equity warrants, and the beneficial conversion feature. The valuation approach involved determining a fair value for the debt and warrants and then using the relative fair value method to allocate value to these components. Based on relative fair values, the present value method was used to determine the fair values of the debt and the binomial tree option pricing model was used to determine the fair value of the warrants. The value of the interest and principal payments of the debentures resulted in a value of $459,020 for the debentures and the binomial model resulted in a value for warrants for $1,580,980. The assumptions used for the binomial model are: Volatility 177%, expected life of five years, risk free interest rate of 1.80%, and dividend rate of 0%. Additionally, this convertible secured debenture instrument includes a beneficial conversion feature as the effective conversion price is less than the Company’s market price of common stock on the commitment date. The value of this beneficial conversion feature is $459,020. The resulting fair value of the debt is $nil, with $1,580,980 allocated to equity warrants (Note 10) and $459,020 to the beneficial conversion feature, both which are recorded as components of additional paid in capital.

On May 1, 2016, the Company closed a secured debenture and warrant financing through conversion of a short term loan of $170,468 from a director of the Company that was otherwise payable on demand in cash. The offering of units was by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common stock and (ii) ten (10) five year common share purchase warrants, vesting in 1/3 increments with 1/3 vested immediately, 1/3 to be vested in one year and 1/3 to be vested in two years and having an exercise price of $0.01 per share (Note 10). The units were sold at $1.00 per unit.

F-20

Values were allocated for this private placement between debt, equity warrants, and the beneficial conversion feature similar to the secured debenture and warrant financing of $2,040,000 closed in the third quarter (see above). The value of the interest and principal payments of the debentures resulted in a value of $51,396 for the debentures and the binomial model resulted in a value for warrants for $119,072. The assumptions used for the binomial model are: Volatility 180%, expected life of five years, risk free interest rate of 1.28%, and dividend rate of 0%. Additionally, this convertible secured debenture instrument includes a beneficial conversion feature as the effective conversion price is less than the Company’s market price of common stock on the commitment date. The value of this beneficial conversion feature is $51,396. The resulting fair value of the debt is $nil, with $119,072 allocated to equity warrants (Note 10) and $51,396 to the beneficial conversion feature, both which are recorded as components of additional paid in capital.

The difference between the fair value and face value of the debentures is to be accreted up to face value over the term to maturity using the effective interest method. The carrying value of the debenture liability as at May 31, 2016 is $170,932 for the December 30, 2015 closing and $4,347 for the May 1, 2016 closing, which is the amount of accretion recorded during the year ended May 31, 2016 which was recorded as change in fair value.

The following table summarizes the fair values of the components of the convertible secured debentures, including the debt, warrants, and the beneficial conversion feature.

Accounting allocation of initial proceeds:	December 30, 2015	May 1, 2016	Total
Gross proceeds	$2,040,000	$170,468	$2,210,468
Fair value of the convertible secured debt	-	-	-
Fair value of equity warrants (Note 10)	(1,580,980)	(119,072)	(1,700,052)
Beneficial conversion feature	(459,020)	(51,396)	(510,416)

Convertible secured debt at fair value at the commitment date, issued during 2016	$-	$-	$-
Change in fair value (from commitment date)	170,932	4,347	175,279
Repayments (cash)	-	-	-
Convertible secured debenture at fair value at May 31, 2016	$170,932	$4,347	$175,279

On May 1, 2016, the Company completed another secured debenture financing with a consultant in settlement of $200,000 in obligations with similar terms as the above private placement with no warrant financing, through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common (Note 13). The $200,000 debenture was accounted for as a single debt instrument.

F-21

9. Common Stock

On December 31, 2014, the Company’s authorized number of common shares was increased to 400,000,000.

From April 9, 2014 through February 3, 2015, various holders of convertible preferred stock exercised their right to convert to common stock. A total of 936,000 shares of convertible preferred stock were converted into common stock (Note 10).

During fiscal 2015, the Company issued 329,000 shares of common stock to consultants and vendors at a value of $307,967.

On August 31, 2015 the Company issued 11,667 shares of common stock in the form of a cashless exercise with a previous allocation to equity of $37,100 in full settlement of warrants issued to Typenex (Note 7).

On September 15, 2015, the Company closed an agreement with Ortsbo Inc. to acquire all of its intellectual property assets. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of $16,968,888, which was paid by the assumption of $975,388 in debt and the issuance of $15,993,500 worth of Yappn restricted common shares (32 Million shares at $0.50 per share), however, due to the common control of Ortsbo Inc. and the Company, the value of the intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo Inc. This value was $5,421,068 on September 15, 2015. During the second quarter, 12,998,682 shares were issued at a value of $1,806,609 with obligations incurred to issue the remaining 18,988,318 shares when signed registration forms are all obtained by the Company. As at the filing date, the 18,988,318 shares at a value of $2,639,071 remain reserved but not issued (Note 4).

On April 18, 2016 the Company issued 1,008,000 shares of common stock for $252,000 cash received against the first tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 10). These warrants will vest in increments of thirds with the first 1/3 being vested on April 17, 2017, second increment of 1/3 on April 17, 2018, and last 1/3 on April 17, 2019. Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $157,046 and $94,854 respectively. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.24%, and dividend rate of 0%.

On May 17, 2016 the Company issued 2,640,000 shares of common stock for $660,000 cash received against the second tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 10). 1,200,000 of the shares from the second tranche for $300,000 were issued to two members of the board of directors (Note 13). These warrants will vest in increments of thirds with the first 1/3 being vested on May 16, 2017, second increment of 1/3 on May 16, 2018, and last 1/3 on May 16, 2019. Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $411,515 and $248,221 respectively. The assumptions used for valuation were: Volatility 179%, expected life of five years, risk free interest rate of 1.29%, and dividend rate of 0%.

F-22

Registration Statement

The Company filed a Registration Statement on Form S-1 (File No. 333-199569) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for up to 7,592,667 shares of Yappn Corp.’s $0.0001 par value per share common stock (the "Common Stock") issuable to certain selling stockholders upon conversion of promissory notes and/or warrants currently held by those selling stockholders, specifically (i) 1,844,000 shares of Common Stock issuable to them upon exercise of promissory notes and (ii) 4,588,000 shares of Common Stock issuable to them upon exercise of warrants. The warrants have an exercise price varying from $0.25 to $2.20 per share (subject to adjustment). The Registration Statement covering the above noted shares was declared effective under the Securities Act of 1933 on November 17, 2014. On October 5, 2015, the Company filed a continuing registration statement in part to update to this S-1 filing, and subsequently filed an amendment to this filing and which is not, as of the date of this filing, been declared effective.

As part of the contractual rights of certain existing convertible debenture holders, the Company finalized its calculation of shares to be issued in association with the timing of filing its Registration Statement noted above. This resulted in a value of shares to be issued at 99,344 in the amount of $124,567. These shares have not been issued as of May 31, 2016.

10. Preferred Stock and Warrants

Series A Preferred Stock and attached warrants

The Company has an authorized limit of 50,000,000 shares of preferred stock, par value $0.0001.

The following table reflects the preferred stock activity for the years ended May 31, 2016 and May 31, 2015:

Preferred Stock
Total – as of May 31, 2014	201,000
Conversion of preferred stock into common stock	(201,000)
Total – as of May 31, 2015 and May 31, 2016	-

The 201,000 preferred shares were exchanged into common shares on February 3, 2015 at a conversion value of $201,000.

On March 28, 2013, May 31, 2013 and June 7, 2013, the Company issued a total of 936,000 five year warrants as part of a Unit under subscription agreements that included Series A preferred shares with full ratchet anti-dilution protection provisions. The price protection provisions were effective for twelve months from date of issuance.

On November 15, 2013, the Company issued 12,000 warrants under the same full ratchet anti-dilution provisions as the other warrants, to a broker as compensation for a portion of the private placement made on May 31, 2013 for these Units.

F-23

Warrants

The following is a summary of warrants issued, exercised and expired through May 31, 2016:

	Shares Issuable Under Warrants	Equity Value	Exercise Price	Expiration
Outstanding as of May 31, 2012	-	-	-	-
Issued on March 28, 2013	401,000	917,087	$1.00	March 28, 2018
Issued on May 31, 2013	370,000	543,530	$0.54	May 31, 2018
Exercised and expired	-	-	-	-
Total – as of May 31, 2013	771,000	1,460,617	-	-
Issued on June 7, 2013	165,000	211,670	$0.54	June 7, 2018
Issued on November 15, 2013	12,000	3,744	$1.00	November 15, 2018
Issued Series A warrants on January 29, 2014	135,000	135,989	$1.00	January 29, 2019
Issued Series A warrants on January 29, 2014 - Repriced	260,000	261,906	$0.25	January 29, 2019
Issued Series B warrants on January 29, 2014	135,000	-	$2.00	January 29, 2019
Issued Series B warrants on January 29, 2014 - Repriced	260,000	-	$0.25	January 29, 2019
Issued Series A warrants on February 27, 2014	305,000	224,135	$1.00	February 27, 2019
Issued Series B warrants on February 27, 2014	305,000	-	$2.00	February 27, 2019
Issued Series A warrants on April 1, 2014	469,000	234,969	$1.00	April 1, 2019
Issued Series B warrants on April 1, 2014	469,000	-	$2.00	April 1, 2019
Issued to Lender – Line of Credit	800,000	1,495,200	$1.00	April 7, 2019
Issued Series C warrants on April 23, 2014	33,333	9,395	$2.20	April 23, 2019
Issued Series C warrants on May 30, 2014	666,667	187,574	$2.20	May 30, 2019
Exercised and expired	-	-	-	-
Total – as of May 31, 2014	4,786,000	4,225,199
Issued Series C warrants on June 27, 2014	166,667	-	$2.20	June 27, 2019
Issued Series C warrants on September 2, 2014	83,333	38,584	$2.20	September 2, 2019
Issued Series D warrants on October 6, 2014	33,333	15,567	$2.20	October 6, 2019
Issued Series D warrants on October 27, 2014	33,333	15,667	$2.20	October 27, 2019
Issued warrants – consultants	330,000	165,330	$1.50	May 30, 2019
Issued warrants on February 4, 2015 Typenex Co-Investments, LLC	70,000	-	$1.00	February 4, 2020
Issued warrants – consultant on May 31, 2015	5,000	990	$1.00	May 31, 2017
Issued warrants – consultant on May 31, 2015	15,000	2,970	$1.50	May 31, 2017
Exercised and expired	-	-	-	-
Total – as of May 31, 2015	5,522,666	4,464,307
Issued warrants to advisory board on September 28, 2015	300,000	233,490	$1.00	August 31, 2020
Issued to Lender – Line of Credit on November 5, 2015	1,700,000	519,520	$1.00	April 7, 2019
Issued warrants to consultant on November 5, 2015	100,000	23,240	$1.00	October 16, 2017
Issued warrants on December 30, 2015	20,400,000	1,580,980	$0.01	December 29, 2020
Issued warrants to advisory board on March 21, 2016	1,750,000	41,246	$0.25	March 21, 2021
Issued warrants to consultant on May 1, 2016	4,000,000	721,200	$0.25	May 1, 2021
Issued warrants on May 1, 2016	1,704,680	119,072	$0.01	May 1, 2021
Issued warrants for private placement on April 18, 2016	1,008,000	94,854	$0.25	April 18, 2021
Issued warrants for private placement on May 17, 2016	2,640,000	248,221	$0.25	May 17, 2021
Exercised Warrants Typenex Co-Investments, LLC	(70,000)	-	$1.00	-
Total – as of May 31, 2016	39,055,346	8,046,130

The outstanding warrants at May 31, 2016 and May 31, 2015 have a weighted average exercise price of approximately $0.31 and $1.42 respectively and have an approximate weighted average remaining life of 4.3 and 3.7 years, respectively.

Warrants attached to Line of Credit, Convertible debentures, Secured Converted Debentures, and Common Stock Private Placement are described in Notes 6, 7, 8, and Note 9.

F-24

During fiscal 2015, the Company issued warrants to three consulting firms in the amount of 200,000, 130,000, and 20,000 respectively included in consulting expense when issued, with an exercise price ranging from $1.00 to $1.50 and with expiry dates of five years from the date of issuance.

The Company issued 300,000 warrants on September 28, 2015 to new advisors in advance of their appointment to the Board of Directors at an exercise price of $1.00 with expiry of five years from September 1, 2015. These were expensed as stock based compensation. The warrants exercise price was repriced on March 21, 2016 to $0.25 and a nominal expense was recorded. The assumptions used for initial and repricing valuation are: Volatility 178-180%, expected life of five years, risk free interest rate of 1.38%-1.42%, and dividend rate of 0%.

The Company issued 1,700,000 warrants to the line of credit holder included in financing expense in contemplation of taking a pari passu security position and allowing Winterberry to act as collateral agent for the secured debenture financing. These warrants were issued November 5, 2015 have an exercise price of $1.00 with expiry date of April 7, 2019. The assumptions used for valuation were: Volatility 178%, expected life of five years, risk free interest rate of 1.65%, and dividend rate of 0%.

The Company issued warrants to a consultant in the amount of 100,000 included in financing expense on November 5, 2015 at an exercise price of $1.00 with expiry date of October 16, 2017. The assumptions used for valuation were: Volatility 178%, expected life of approximately two years, risk free interest rate of 0.85%, and dividend rate of 0%.

The Company issued 1,750,000 warrants on March 21, 2016 to new the advisory board at an exercise price of $0.25 with expiry date of March 21, 2021. These were expensed as stock based compensation. These warrants will vest in increments of 1/3 with the first 1/3 being vested on March 21, 2017, second increment of 1/3 on March 21, 2018, and last 1/3 on March 21, 2019. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.38%, and dividend rate of 0%.

On May 1, 2016 the Company issued 4,000,000 warrants to an entity, Imagination 7 Ventures, LLC controlled by the former CEO (Note 13) at an exercise price of $0.25 included in consulting expense with an expiry of May 1, 2021. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.28%, and dividend rate of 0%.

11. Derivative Warrant Liabilities

Warrants with price protection provisions, which were effective for 12 months from date of issuance were recorded as liabilities until such provision expired. Additionally, during Q1 of Fiscal 2015, the Company breached its authorized share limit on a diluted basis, which required any additional warrants that otherwise would have been recorded as equity instruments to be recorded as liability instruments. On December 31, 2014, the Company rectified its breach of authorized share limit and the warrants were reclassified to equity.

For the years ended May 31, 2016 and May 31, 2015, the revaluation of the warrants at each reporting period resulted in the recognition of a gain of $nil and $1,081,984 respectively within the Company’s consolidated statements of operations and comprehensive loss and is included under the caption “Change in fair value of derivative liabilities and convertible promissory notes”.

12. Employee Benefit and Incentive Plans

On August 14, 2014, the Board of Directors approved the adoption of the 2014 Stock Option Plan. The Company completed its first grant of stock options immediately after the plan was approved and second grant of stock options on March 2, 2015. In fiscal 2016 the Company completed a grant of stock options on March 21, 2016. The Company also re-priced certain stock options on March 21, 2016 that were issued in fiscal 2015.

The following table outlines the options granted and related disclosures:

	Stock Options	Weighted- Average Exercise Price
Outstanding at May 31, 2014	-	$-
Granted in fiscal 2015	1,804,500	1.00
Exercised	-	-
Cancelled, forfeited or expired	-	-
Outstanding at May 31, 2015	1,804,500	$1.00
Granted in fiscal 2016	8,775,000	0.25
Exercised	-	-
Cancelled, forfeited or expired	(189,500)	1.00
Outstanding at May 31, 2016	10,390,000	$0.28
Options exercisable at May 31, 2016	3,417,500	$0.51
Fair value of options vested as at May 31, 2016	$1,456,301	-

F-25

On August 21, 2015, the Company amended its 2014 Stock Option Plan to increase the number of options available to 25,000,000.

As at May 31, 2016, vested and exercisable options do not have any intrinsic value and have a weighted-average remaining contractual term of 3.9 years. It is expected the 6,972,500 unvested options will ultimately vest. These options have a weighted average exercise price of $0.29 per share and a weighted average remaining term of 4.64 years. The aggregate intrinsic value of options represents the total pre-tax intrinsic value, the difference between our closing stock price as at May 31, 2016 and the option’s exercise price, for all options that are in the money. This value was $nil as at May 31, 2016.

As at May 31, 2016, there is $1,555,476 of unearned stock based compensation cost related to stock options granted that have not yet vested (6,972,500 options). This cost is expected to be recognized over a remaining weighted average period of 1.7 years.

710,000 of the stock options granted on August 14, 2014 vest 1/3 immediately, 1/3 after one year and 1/3 after two years. 15,000 options that vest contingent on revenue targets have expired unvested, and 15,000 options have vested on April 1, 2015. The remaining options all have immediate vesting terms. 520,000 of the stock options granted on March 2, 2015 vest 1/3 immediately, 1/3 after one year and 1/3 after two years. 50,000 vest 1/2 immediately and 1/2 after one year. The remaining options all have immediate vesting terms. 8,750,000 of the stock options granted on March 21, 2016 vest 1/4 immediately, 1/4 after one year, 1/4 after two years, and 1/4 after three years. The remaining 25,000 options all have immediate vesting terms.

The estimated fair value of options granted on August 14, 2014 is measured using the binomial model using the following assumptions:

Total number of shares issued under options	1,047,000
Stock price	$1.00
Exercise price	$1.00
Time to expiration – days (2 year options)	730
Time to expiration – days (5 year options)	1,826
Risk free interest rate (2 year options)	.42%
Risk free interest rate (5 year options)	1.58%
Forfeiture rate (all options)	0%
Estimated volatility (all options)	150%
Weighted-average fair value of options granted	0.90
Dividend	-

The estimated fair value of options granted on March 2, 2015 is measured using the binomial model using the following assumptions:

Total number of shares issued under options	757,500
Stock price	$0.60
Exercise price	$1.00
Time to expiration – days (2 year options)	730
Time to expiration – days (5 year options)	1,826
Risk free interest rate (2 year options)	.66%
Risk free interest rate (5 year options)	1.57%
Forfeiture rate (all options)	0%
Estimated volatility (all options)	150%
Weighted-average fair value of options granted	0.50
Dividend	-

F-26

The estimated fair value of options granted on March 21, 2016 is measured using the binomial model using the following assumptions:

Total number of shares issued under options	8,775,000
Stock price	$0.20
Exercise price	$0.25
Time to expiration – days (5 year options)	1,826
Risk free interest rate (5 year options)	1.38%
Forfeiture rate (all options)	0%
Estimated volatility (all options)	180%
Weighted-average fair value of options granted	0.25
Dividend	-

The assumptions used in the stock based compensation binomial models are consistent with the methodology used in valuing the Company’s other derivatives debt and warrant financings. Due to a lack of history, the Company has assumed the expected life of the options is the contractual life of the options.

13. Related Party Balances and Transactions

Services provided by Intertainment Media, Inc. personnel were invoiced on a per hour basis at a market rate per hour as determined by the type of activity and the skill set provided. Costs incurred by Intertainment Media, Inc. on behalf of the Company for third party purchases are invoiced at cost.

On September 15, 2015, the Company closed an agreement with Ortsbo Inc. to acquire all of its intellectual property assets. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn. During the year 12,998,682 shares were issued comprising of 8,312,500 to Ortsbo Inc. and 4,686,182 to the former debt and minority shareholders of Ortsbo, which were valued at $1,806,608, leaving 18,988,318 shares to be issued at May 31, 2016 comprising 17,687,500 to Winterberry and 1,300,818 to a former holder of Ortsbo stock. As of the filing date, these aforementioned shares remain to be issued. Yappn also assumed $975,388 of debt as part of the transaction. This assumed debt was immediately subscribed as part of the secured debenture in Yappn (Note 8). The fair value for the agreed upon consideration for the acquisition of Intellectual property from Ortsbo was $16,968,888. This transaction was completed on September 15, 2015. Due to the common control of Ortsbo Inc. and Yappn Corp at the time of the acquisition, the value of the Intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo Inc. This value was $5,421,068 on September 15, 2015 (Note 4).

For the year ended May 31, 2016, related party fees incurred and paid for general development and managerial services performed by Intertainment Media, Inc. and its subsidiary totaled $146,982 ($794,085 – year ended May 31, 2015). $92,589 is related to managerial services and $54,393 related to development. As of May 31, 2016 the related party liability balance totaled $16,654 ($468,766 – May 31, 2015).

Directors subscribed for $1,783,526 of $4,550,388 from the secured debenture that closed in September 2015 at which time they were not directors. Directors also subscribed for $1,075,000 of the $2,086,000 convertible secured debentures issued on December 30, 2015 (Note 8). A director also advanced $170,468 to the Company on a second closing of the same convertible secured debenture financing closed on December 30, 2015 (Note 8). This $170,468 was subscribed to a second closing on May 1, 2016.

The Company issued 300,000 warrants on September 28, 2015 to advisors prior to their appointment as Board of Directors at an exercise price of $1.00 with expiry of five years from September 1, 2015. These were expensed as stock based compensation. These warrants were repriced to $0.25 on March 21, 2016 and are valued at $233,490.

F-27

The Company also issued 1,750,000 warrants on March 21, 2016 to the Company’s Advisory Board at an exercise price of $0.25 with expiry date of March 21, 2021. These were expensed as stock based compensation.

On May 1, 2016, the Company completed secured debenture financing with a consultant, whose principal is the former CEO of the Company, for $200,000 with no warrant financing, through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common. This closing includes conversion of $200,000 in consulting expense. The Company also issued 4,000,000 warrants at an exercise price of $0.25 included in consulting expense with an expiry of May 1, 2021. Consultant was also granted a $100,000 signing bonus payable in cash. All obligations due to the former CEO of Yappn including $294,906 in cash obligations as an employee and $18,200 as a consultant have been forgiven. All obligations being forgiven were recorded as general and administrative expenses within fiscal 2016 and were reversed out from general and administrative expenses.

1,200,000 of the shares from the 2nd tranche of common stock private placement at $0.25 per unit totaling $300,000 in cash proceeds were issued to two members of the board of directors (Note 9).

During the fourth quarter, the Company received $100,000 from directors as subscription in anticipation of a third closing of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 15).

On March 21, 2016, the Board of Directors passed a resolution for a contingent common stock award in line with the metrics used in the CEO’s targets for additional bonus compensation. The award would see the members of the board as well as the advisory board receive common shares for the Company reaching revenue milestones. Per the resolution, 500,000 common shares for each director and 250,000 for each advisory board member would be issued when the following milestones are met: (i) $3.5 million in new revenue generated and realized within 12 months of the start date and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date; or (ii) $5 million of new revenue generated and realized within 24 months of the start date and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date.

14. Income Taxes

The provision for income taxes for the years ended May 31, 2016 and 2015 consisted of the following:

	May 31, 2016	May 31, 2015
Current	$-	$-
Deferred	(6,473,887)	(1,121,962)
Change in valuation allowance	6,473,887	1,121,962
	$-	$-

The Company’s income tax rate computed at the statutory federal rate of 35% (2015 – 35%) differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

	May 31, 2016	May 31, 2015
Income tax at statutory rate	35.00%	35.00%
Permanent differences	-8.00	-11.00
Change in valuation allowance	-27.00	-24.00
Total	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

F-28

The tax effects of temporary differences that give rise to the Company’s deferred tax asset as of May 31, 2016 and May 31, 2015 are as follows:

	May 31, 2016	May 31, 2015
Net operating losses	$5,116,331	$2,835,823
Intangible Assets	4,193,378	-
Less: valuation allowance	(9,309,709)	(2,835,823)
Net deferred tax asset	$-	$-

As of May 31, 2016 and May 31, 2015 the Company had a net operating losses carry-forward of approximately $14,618,084 and $8,100,000, respectively, which may be used to offset future taxable income and begins to expire in 2033.

15. Subsequent Events

The Company received $155,000 in total payments against the Note receivable from DWF (Belize) up to the filing date.

On July 6, 2016 the Company issued 90,000 warrants at an exercise price of $0.25 as settlement against prior accounts payables.

On July 5 and 22, 2016 the Company received advances and subscription agreements toward a third tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. Total proceeds were all from directors or non-arm’s length parties to directors of $200,000, that will obligate the issuance of common stock of 800,000, and 800,000 warrants, $100,000 of the advances had been previously advanced by a director and recorded as short term loan as at May 31, 2016.

F-29

Consolidated Financial Statements

Unaudited

YAPPN CORP.

QUARTER ENDED NOVEMBER 30, 2016

Item 1.	Financial Statements	F-31
	Interim Condensed Consolidated Balance Sheets as of November 30, 2016 (unaudited) and May 31, 2016	F-32
	Interim Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended November 30, 2016 and 2015 (unaudited)	F-33
	Interim Condensed Consolidated Statement of Stockholders’ Deficit for the six months ended November 30, 2016 (unaudited) and year ended May 31, 2016	F-34
	Interim Condensed Consolidated Statements of Cash Flows for the six months ended November 30, 2016 and 2015 (unaudited)	F-35
	Notes to Interim Condensed Consolidated Financial Statements (unaudited)	F-36
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

F-30

PART I

Item 1.

Interim Condensed Consolidated Financial Statements and Notes to Interim Condensed Consolidated Financial Statements

General

The accompanying reviewed interim condensed consolidated financial statements are unaudited and have been prepared in accordance with the instructions to Form 10-Q. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company's annual report on Form 10-K for the year ended May 31, 2016. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three and six months ended November 30, 2016 are not necessarily indicative of the results that can be expected for the year ending May 31, 2017.

All references to “dollars”, “$” or “US$” are to United States dollars and all references to “CAD$” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the exchange rate as reported by the Bank of Canada on the applicable date.

F-31

YAPPN CORP.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Note	As of November 30, 2016	(audited) As of May 31, 2016
Assets
Current assets:
Cash		$441,363	$448,575
Accounts receivable	3	2,250	29,244
Note receivable	3	-	1,123,289
Prepaid expenses		124,166	113,262
Total current assets		567,779	1,714,370

Equipment, net		14,411	14,632
Intangible assets	4	4,159,420	4,676,221
Total Assets		$4,741,610	$6,405,223

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable		$407,193	$533,030
Accrued expenses		282,339	430,754
Short term accrued interest		328,267	409,280
Accrued development and related expenses - related party	12	-	16,654
Short term loans	5	151,679	284,451
Convertible promissory notes and debentures	7	910,000	2,454,824
Total current liabilities		2,079,478	4,128,993

Other liabilities:
Long term accrued interest		980,382	577,231
Long term loan	8	1,000,000	-
Long term secured debentures	6	4,550,388	4,550,388
Convertible secured debentures	8	595,265	375,279
Total Liabilities		9,205,513	9,631,891

Stockholders' Deficit
Preferred stock, par value $.0001 per share, 50,000,000 shares authorized: Series 'A' Convertible, 10,000,000 shares authorized; nil shares issued and outstanding	10	-	-
Common stock, par value $.0001 per share, 400,000,000 shares authorized 40,322,314 issued and outstanding (May 31, 2016 – 30,081,163)	9	16,124	15,100
Common stock, par value $.0001 per share, 18,988,318 shares subscribed not issued (May 31, 2016 – 20,308,890)	9	2,639,071	3,068,945
Additional paid-in capital		18,850,335	15,353,712
Deficit		(25,969,433)	(21,664,425)
Total Stockholders' Deficit		(4,463,903)	(3,226,668)
Total Liabilities And Stockholders' Deficit		$4,741,610	$6,405,223

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-32

YAPPN CORP.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

		Three Months Ended November 30,		Six Months Ended November 30,
	Note	2016	2015	2016	2015

Revenues	3	$106,998	$52,222	$207,066	$810,381

Cost of revenue		44,874	8,464	51,417	136,935

Gross profit		62,124	43,758	155,649	673,446

Operating expenses:
Marketing		6,972	103,463	17,345	206,248
Research and development expenses	12	166,368	96,782	286,572	191,852
General and administrative expenses	12	400,834	414,728	801,349	766,861
Professional fees		23,024	68,454	108,758	160,023
Consulting		62,583	101,075	112,308	203,075
Depreciation		1,407	107	2,432	198
Amortization	4	265,101	219,950	531,750	219,950
Stock based compensation	11	335,675	300,875	809,663	413,517
Total operating expenses		1,261,964	1,305,434	2,670,177	2,161,724

Loss from operations		(1,199,840)	(1,261,676)	(2,514,528)	(1,488,278)

Other expense/(income):
Interest expense		235,239	194,402	522,291	348,387
Financing expense on issuance of convertible notes and common stock		-	542,760	-	632,250
Change in fair value of derivative liabilities and convertible notes		123,928	(38,698)	296,188	(840,337)
Prepayment fees on variable notes		-	99,558	-	276,790
Miscellaneous expense/(income)		(5,562)	(4,039)	3,712	(16,357)
Impairment of note receivable	3	968,289	-	968,289	-
Total other expense/(income)		1,321,894	793,983	1,790,480	400,733

Net loss before taxes		(2,521,734)	(2,055,659)	(4,305,008)	(1,889,011)

Provision for income taxes		-	-	-	-

Net loss and comprehensive loss		$(2,521,734)	$(2,055,659)	$(4,305,008)	$(1,889,011)

Net loss per weighted-average shares of common stock – basic and diluted		$(0.06)	$(0.11)	$(0.12)	$(0.12)

Weighted-average number of shares of common stock issued and outstanding – basic and diluted		39,771,247	18,005,455	35,471,612	15,707,479

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-33

YAPPN CORP.

INTERIM CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

For the six months ended November 30, 2016 and year ended May 31, 2016

	Common				Additional
	Shares Outstanding	Amount	Subscribed Shares	Subscribed Amounts	Paid-in Capital	Accumulated Deficit	Total

Balance – May 31, 2015	13,422,814	13,423	99,344	124,567	7,981,579	(14,762,852)	(6,643,283)
Stock-based compensation	-	-	-	-	1,164,887	-	1,164,887
Stock issued on exercise of warrants	11,667	12	-	-	(12)	-	-
Issuance of common stock for purchase technology	12,998,682	1,300	-	-	1,805,308	-	1,806,608
Stock to be issued for purchase of technology	-	-	18,988,318	2,639,071	-	-	2,639,071
Issuance of warrants classified as equity	-	-	-	-	1,279,846	-	1,279,846
Warrants associated with a secured convertible debenture	-	-	-	-	1,700,052	-	1,700,052
Common stock associated with common stock and warrants financing	3,648,000	365	-	-	568,561	-	568,926
Warrants associated with common stock and warrant financing	-	-	-	-	343,074	-	343,074
Stock to be issued on conversion of debt	-	-	1,221,228	305,307	-	-	305,307
Beneficial conversion feature	-	-	-	-	510,417	-	510,417
Net loss for the year ended May 31, 2016	-	-	-	-	-	(6,901,573)	(6,901,573)
Balance – May 31, 2016	30,081,163	15,100	20,308,890	3,068,945	15,353,712	(21,664,425)	(3,226,668)
Stock-based compensation	-	-	-	-	759,663	-	759,663
Issuance of warrants classified as equity	-	-	-	-	77,966	-	77,966
Common stock associated with Common stock and Warrants financing	1,780,000	178	-	-	253,456	-	253,634
Warrants associated with Common stock and Warrants financing	-	-	-	-	191,366	-	191,366
Stock issued on conversion of debt	8,227,822	823	-	-	2,064,007	-	2,064,830
Stock to be issued for debenture conversion	-	-	(1,221,228)	(305,307)	-	-	(305,307)
Stock to be issued under prior obligation	113,329	11	(99,344)	(124,567)	120,177	-	(4,379)
Stock issued to settle prior obligation	120,000	12	-	-	29,988	-	30,000
Net loss for the six months ended November 30, 2016	-	-	-	-	-	(4,305,008)	(4,305,008)
Balance – November 30, 2016	40,322,314	16,124	18,988,318	2,639,071	18,850,335	(25,969,433)	(4,463,903)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-34

YAPPN CORP.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the six months ended November 30,
	2016	2015
Cash Flows From Operating Activities:
Net and comprehensive loss	$(4,305,008)	$(1,889,011)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	2,432	198
Amortization	531,750	219,950
Stock based compensation	809,663	413,517
Change in fair value of derivative liabilities and convertible notes	296,188	(840,337)
Financing expense on issuance of convertible promissory notes, and common stock	-	632,250
Impairment of note receivable	968,289	-
Unrealized foreign exchange and vendor settlements	10,860	-
Changes in operating assets and liabilities:
Accounts receivable	26,994	12,520
Note receivable	155,000	-
Prepaid expenses	(10,904)	(81,416)
Accounts payable and accrued liabilities	279,110	554,948
Accrued development and related expenses - related party	(16,654)	(375,068)
Deferred revenue	-	(12,500)
Net Cash Used in Operating Activities	(1,252,280)	(1,364,949)

Cash Flows From Investing Activities:
Expenditures on patents	(14,949)	(7,504)
Capital expenditures	(2,211)	(402)
Net Cash Used in Investing Activities	(17,160)	(7,906)

Cash Flows From Financing Activities:
Proceeds from convertible promissory notes and debentures	-	90,750
Proceeds from line of credit, net	-	(1,055,541)
Proceeds from secured debentures	-	2,080,694
Repayments of short term loans	(32,772)	(153,778)
Proceeds from short term loans	-	1,201,000
Proceeds from long term loans	1,000,000	-
Repayment of convertible promissory notes and debentures	-	(716,056)
Proceeds from common stock private placement	295,000	-
Net Cash Provided by Financing Activities	1,262,228	1,447,069

Net (decrease)/increase in cash	(7,212)	74,214
Cash, beginning of period	448,575	19,496
Cash, end of period	$441,363	$93,710

Supplemental Disclosure of Cash Flow Information

Non Cash Investing and Financing Activities Information:
Common stock issued on exercise of warrants	$-	$37,100
Conversion of short term loan	$100,000	$-
Conversion of short term loan and line of credit into secured debentures	$-	$419,305
Common stock issued for acquisition of technology	$-	$1,806,608
Common stock to be issued for acquisition of technology	$-	$2,639,071
Common stock issued for prior S1 obligation	$124,567	$-
Private placement of units in settlement of payables	$50,000	$-
Common stock issued for conversion of debt	$2,064,830	$-
Cash paid for interest during the six month period	$12,500	$67,808

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-35

YAPPN CORP.

Notes to Interim Condensed Consolidated Financial Statements

November 30, 2016

(Unaudited)

All references to “dollars”, “$” or “US$” are to United States dollars and all references to “Canadian” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the exchange rate as reported by the Bank of Canada on the applicable date.

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Yappn Corp., formerly “Plesk Corp.”, (the “Company”) was incorporated under the laws of the State of Delaware on November 3, 2010. The business plan of the Company is to provide effective unique and proprietary tools and services that create dynamic solutions that enhance a brand’s messaging, media, e-commerce and support platforms. The Company has offices in the United States and Canada. In March 2013, the Company acquired a concept and technology license from Intertainment Media Inc., a Canadian company, in exchange for 7,000,000 shares of common stock of the Company. As a result of this exchange, Intertainment Media Inc. acquired, at that time, a seventy percent (70%) ownership of the Company. On September 15, 2015, the Company closed the acquisition of Ortsbo Inc.’s (a subsidiary of Intertainment Media Inc.) intellectual property. As a result of the acquisition, Intertainment Media Inc.’s ownership was reduced to 37% (currently 28.35%). The accompanying interim condensed consolidated financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Unaudited Interim Condensed Consolidated Financial Statements

The interim condensed consolidated financial statements of the Company as of November 30, 2016, and for the three and six month periods ended November 30, 2016 and 2015 respectively, are unaudited. However, in the opinion of management, the interim condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments necessary to present fairly the Company’s financial position as of November 30, 2016 and 2015 respectively, and the results of its operations and its cash flows for the six month period ended November 30, 2016 and 2015 respectively. These results are not necessarily indicative of the results expected for the fiscal year ending May 31, 2017. The accompanying interim condensed consolidated financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States. Refer to the Company’s audited consolidated financial statements as of May 31, 2016 filed with the Securities and Exchange Commission, for additional information including significant accounting policies.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 which was amended in August 2015 by Update No 2015-14: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet made a determination as to the method of application (full retrospective or modified retrospective). It is too early to assess whether the impact of the adoption of this new guidance will have a material impact on the Company's results of operations or financial position.

On August 27, 2014 the FASB issued a new financial accounting standard on going concern, Update 2014-15, “Presentation of Financial Statements – Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard provides guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern. The amendments in this update apply to all companies. They become effective in the annual period ending after December 15, 2016, with early application permitted. The Company is currently evaluating the impact of this accounting standard.

In November 2014, the FASB issued Accounting Standard Update (“ASU”) 2014-16, “Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.” The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivatives feature being evaluated for bifurcation, in evaluating the nature of a host contract. The ASU is effective for fiscal years beginning after December 15, 2015 and interim periods beginning after December 15, 2016. The Company has determined there is no material impact to the accounting treatment of its hybrid financial instruments based on this new standard.

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2. Going Concern

The accompanying interim condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced negative cash flows from operations since inception and has incurred a deficit of $25,969,433 through November 30, 2016.

As of November 30, 2016, the Company had a working capital deficit of $1,511,699. During the six months ended November 30, 2016, net cash used in operating activities was $1,252,280. The Company expects to have similar cash needs for the next twelve months. At the present time, the Company does not have sufficient funds to fund operations over the next twelve months.

Implementation of the Company business plan will require additional debt or equity financing and there can be no assurance that additional financing can be obtained on acceptable terms. The Company has realized limited revenues to cover its operating costs. As such, the Company has incurred an operating loss since inception. This and other factors raise substantial doubt about its ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required, and ultimately to attain profitability. The interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to meet its operating cash flow requirements from financing activities until the future operating activities become sufficient to support the business to enable the Company to continue as a going concern. The Company continues to work on generating operating cash flows from the commercialization of its business. Until those cash flows are sufficient the Company will pursue other financing when deemed necessary.

The Company is pursuing a number of different financing opportunities in order to execute its business plan. These include, short term debt arrangements, convertible debt arrangements, common share equity financings, either through a private placement or through the public markets. During the six months ended November 30, 2016, the Company raised $1,262,228 through various financial instruments, net of repayments.

There can be no assurance that the raising of future equity or debt will be successful or that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a materially adverse effect on the Company’s ability to continue as a going concern. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations.

3. Concentration of Credit Risk and Note Receivable

All of the Company’s revenues are attributed to a small number of customers. One former customer now comprises 0% of the revenue recorded for the six months ended November 30, 2016 and had comprised 93% of the revenue for the six months ended November 30, 2015. Intelligent Content Enterprises (“ICE”) comprises 33% and 43% of revenue recorded for the three and six months ended November 30, 2016. Due to the long period without payment, the Company has determined the revenue recognition criteria starting at the beginning of the Company’s second quarter of fiscal 2016 for Digital Widget Factory (Belize) (“DWF”) was not met and further revenues in fiscal 2017 will not be recorded until reasonable assurance over collectability has been established.

Effective February 29, 2016, DWF sold the technology platform, partially developed by Yappn, in conjunction with DWF’s principals, to ICE in exchange for common shares of ICE. As part of the transaction, DWF received ownership and rights to 24 million common shares of ICE for a large minority shareholder position of ICE (the ICE Transaction”). During the fourth quarter of fiscal 2016, the Company executed a promissory note from DWF, for the outstanding value of the billings of $2,125,000. The promissory note is secured by DWF’s ICE stock holdings in the amount of 2,250,000 restricted common shares, which at the market value at the time of execution significantly exceeded the value of the promissory note. The note receivable includes monthly payments of differing amounts with the final payment scheduled by November 30, 2016. The note receivable is past due on contractual principal payments by $1,870,000 as at November 30, 2016. Additionally, the Company received stock options for the purchase of shares of common stock of ICE from DWF.

The Company has not received any payments from DWF during the second quarter, and the secured note final payment date was contracted to be fully paid by November 30, 2016. While management continues to work with DWF on a resolution, current conditions result in a much greater uncertainty around collection of the note receivable. During the second quarter of fiscal 2017 as at November 30, 2016, management has recorded a full impairment on the remaining $968,289 recorded in its financial statements.

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4. Intangible Assets

On September 15, 2015, the Company finalized its purchase of intellectual property assets of Ortsbo, Inc. (“Ortsbo”) pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn to Ortsbo or its designees. During the second quarter of fiscal 2016, from the share issuance obligations from the purchase of the Ortsbo intellectual property assets, 12,998,682 shares were issued comprising 8,312,500 to Ortsbo and 4,686,182 to the former debt and minority shareholders of Ortsbo, which were valued at $1,806,608 leaving 18,988,318 shares to be issued which remain outstanding as at November 30, 2016 and are reserved but not issued pending instructions from the recipients. Yappn also assumed $975,388 of debt as part of the transaction. This assumed debt was immediately subscribed as part of the secured debenture in Yappn (Note 6). The fair value for the agreed upon consideration for the acquisition of intellectual property from Ortsbo was $16,968,888, however, due to the common control of Ortsbo and the Company, the value of the intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo. This value was $5,421,067 on September 15, 2015.

Intangible Assets	Technology	Pending Patents	Issued Patents	Total
Balance on Acquisition - September 15, 2015	$5,278,773	$142,294	$-	$5,421,067
Additions	-	21,522	-	21,522
Amortization	(747,830)	-	-	(747,830)
Disposal	-	(18,538)	-	(18,538)
Balance, May 31, 2016	$4,530,943	$145,278	$-	$4,676,221
Additions	-	14,949	-	14,949
Reclassification	-	(23,250)	23,250	-
Amortization	(527,880)	-	(3,870)	(531,750)
Balance, November 30, 2016	$4,003,063	$136,977	$19,380	$4,159,420

5. Short Term Loans

The Company has a past due term loan originated on April 1, 2014 with an interest rate of 1% per month. The Company repaid $15,483 (Canadian $20,000) during the first quarter of fiscal 2017. As at November 30, 2016, the loan had a value of $88,476 ($118,815 Canadian).

The Company has a past due term loan originated on January 7, 2014 with an interest rate of 1% per month. The Company repaid $13,899 (Canadian $18,125) during the first quarter of fiscal 2017. As at November 30, 2016, the loan had a value of $63,203 ($84,875 Canadian).

During the fourth quarter of fiscal 2016, the Company received $100,000 from a director as an intended subscription in anticipation of a third closing of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. The Company completed this closing on August 31, 2016 and the loan was applied against the private placement (Note 9).

The following is a summary of Short Term Loans:

Principal amounts	April 1, 2014 Term Loan	January 7, 2014 Term Loan	Other Loans	Total
Fair value at May 31, 2015	$152,545	$82,817	$556,566	$791,928
Borrowing during the first quarter	-	-	328,265	328,265
Borrowing during the second quarter	-	-	1,201,000	1,201,000
Borrowing during the third quarter	-	-	170,468	170,468
Borrowing during the fourth quarter	-	-	100,000	100,000
Fair value adjustments	(9,446)	(4,251)	(19,726)	(33,423)
Conversions	-	-	(1,832,768)	(1,832,768)
Repayments	(37,214)	-	(403,805)	(441,019)
Fair value at May 31, 2016	$105,885	$78,566	$100,000	$284,451
Fair value adjustments	(1,926)	(1,464)	-	(3,390)
Conversions	-	-	(100,000)	(100,000)
Repayments	(15,483)	(13,899)	-	(29,382)
Fair value at November 30, 2016	$88,476	$63,203	$-	$151,679

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6. Non-Convertible Secured Debentures

Yappn closed the first tranche of secured debentures (secured by general security of the Company’s assets) in the amount of $4.5 million. The secured debentures carry an annual interest rate of 12% payable at maturity. Maturity was initially the earlier of the date proceeds are available from a public offering or December 31, 2015. During the third quarter of fiscal 2016, the holders of the Secured Debentures (the “Holders”) agreed to extend the maturity date of the Secured Debentures from December 31, 2015 to July 15, 2020, and were provided with the right to amend the Secured Debenture such that a Holder shall have the right to require the Company to satisfy the outstanding obligations underlying the Secured Debenture; provided, however, that at least two thirds (66.67%) of the Holders of the principal amount of the Secured Debentures consent to a put of their Secured Debentures to the Company. The secured debentures balance as at November 30, 2016, was $4,550,388 (Note 12). Interest expense for the three and six month period ended November 30, 2016 was $136,512 and $273,023 respectively ($130,378 and $194,183 for the three and six months ended November 30, 2015).

7. Unsecured Convertible Promissory Notes and Debentures

The following is a summary of the unsecured convertible promissory notes and debentures as of November 30, 2016:

Principal amounts:	Convertible Promissory Notes and Debentures	Conversions	Total Outstanding Principal
Total Borrowings
Borrowing on January 29, 2014	$395,000	$(260,000)	$135,000
Borrowing on February 27, 2014	305,000	-	305,000
Borrowing on April 1, 2014	469,000	(299,000)	170,000
Borrowing on April 23, 2014	50,000	(50,000)	-
Borrowing on May 31, 2014	1,000,000	(1,000,000)	-
Borrowing on June 27, 2014	250,000	-	250,000
Borrowing on September 2, 2014	125,000	(125,000)	-
Borrowing on October 6, 2014	50,000	(50,000)	-
Borrowing on October 27, 2014	50,000	-	50,000
Total	$2,694,000	$1,784,000	$910,000

Balance at May 31, 2015			$1,945,833
Fair Value adjustment			768,991
Conversions			(260,000)
Balance at May 31, 2016			$2,454,824
Fair Value adjustment			(20,824)
Conversions			(1,524,000)
Balance at November 30, 2016			$910,000

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Convertible Debentures with Series A and B Warrants

On January 29, 2014, February 27, 2014, and April 1, 2014, the Company issued 395, 305, and 469 Units for $395,000, $305,000, and $469,000 respectively. The Units consist of (i) one unsecured 6% convertible promissory note, $100 par value, convertible into shares of the Company’s common stock; (ii) a common stock purchase warrant entitling the holder thereof to purchase 1,000 shares of common stock (individually Series A Warrant) at an exercise price of $1.50; and, (iii) a common stock purchase warrant entitling the holder thereof to purchase 1,000 shares of common stock (individually Series B Warrant) at an exercise price of $2.00 (Note 10). The purchase price for each Unit was $1,000 and resulted in a funding total of $1,069,000 in cash and the retirement of $100,000 debt obligation to a private investor.

The notes matured 24 months from the issuance date and have an interest rate of 6% per annum payable in arrears on the earlier of a default date or the maturity date. The notes may be converted at any time after the original issuance date at the election of their holders to convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $1.00 per share. Any amount of principal or interest which is not paid when due, shall bear interest at the rate of 16% per annum from the date it is due. Both the Series A and Series B warrants have a five year life.

The convertible debentures due on January 29, February 27, 2016, and April 1, 2016 respectively were not repaid or converted into common shares of the Company by the maturity dates. Management is diligently working with the debenture holders on either extension terms or conversion into common shares as the Company does not currently have the ability to repay these debtholders in cash. In fiscal 2016, $260,000 in principal value of debenture holders took the offer for additional investment and repricing of both warrants. During the six month period ended November 30, 2016, $299,000 in principal value of debenture holders exercised conversion rights but only the Series A warrants were repriced (Notes 9 and 10). The holders of $299,000 in principal converted have the right to an additional issuance of shares if the Company closes a financing below $0.25 per common share for a six month period to a floor of $0.20 per common share. In addition, on September 21, 2016, a debenture holder with a principal value of $100,000 agreed to extend the outstanding debenture to May 31, 2017 with no penalty interest from default date to May 31, 2017 in exchange for both Series A and B warrants repriced to $0.35. The Company accounted for the extension as a debt modification as opposed to a debt extinguishment. Interest expense for the three and six month period ended November 30, 2016 was $20,420 and $64,181 respectively ($17,487 and $35,166 for the three and six months ended November 30, 2015).

Convertible Debentures with Series C or Series D Warrants

During late fiscal 2014, and early fiscal 2015 the Company authorized and issued 1,050 Units for $1,050,000 to private investors, and 475 Units for $475,000 to seven independent accredited investors respectively. The 475 Units were issued in exchange for $300,000 in cash and release of $90,777 (then Canadian $100,000) in the loan originated on January 7, 2014 and $50,000 in settlement of trade payables. The Units consist of (i) one unsecured 6% convertible debenture, $100 par value, convertible into shares of the Company’s common stock at a conversion price of $1.50 per share; and (ii) a common stock purchase warrant entitling the holder thereof to purchase 700,000 shares of common stock (Series C Warrant) and 316,666 shares of common stock (Series D Warrant) at a purchase price of $2.20 per share that expires in 5 years (Note 10).

The debentures mature 24 months from the issuance date and have an interest rate of 6% (with certain other penalties on overdue interest when debt is past due) per annum payable in arrears on the earlier of a default date or the maturity date. The debentures may be converted at any time after the original issuance date at the election of their holders, who may convert all or part of the outstanding and unpaid principal amount and accrued interest at a conversion price of $1.50 per share. The common stock purchase warrants may be exercised in whole or in part.

During the six month period ended November 30, 2016, $1,225,000 in principal value of debenture holders converted their outstanding debentures and accrued interest into common stock of the Company as well as received amendments to their warrants price of $0.25 (Notes 9 and 10). The holders of $1,225,000 in principal converted have the right to an additional issuance of shares if the Company closes a financing below $0.25 per common share for a six month period to a floor of $0.20 per common share. All remaining term and conditions are the same as before. Interest expense for the three and six month period ended November 30, 2016 was $960 and $29,838 respectively ($22,812 and $45,875 for the three and six months ended November 30, 2015).

8. Convertible Secured Debentures and Long-term Loan

On December 30, 2015, the Company completed a secured debenture (secured by general security of the Company’s assets) and warrant financing of $2,040,000 ($1,075,000 from directors of the Company) through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common stock and (ii) ten (10) five year common share purchase warrants, vesting in 1/3 increments with 1/3 vested in one year, 1/3 to be vested in two years and 1/3 to be vested in three years and having an exercise price of $0.01 per share (Note 10). The units were sold at $1.00 per unit.

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Values were allocated for this private placement between the debt, equity warrants, and the beneficial conversion feature. The valuation approach involved determining a fair value for the debt and warrants and then using the relative fair value method to allocate value to these components. Based on relative fair values, the present value method was used to determine the fair values of the debt and the binomial tree option pricing model was used to determine the fair value of the warrants. The value of the interest and principal payments of the debentures resulted in a value of $459,020 for the debentures and the binomial model resulted in a value for warrants for $1,580,980. The assumptions used for the binomial model are: Volatility 177%, expected life of five years, risk free interest rate of 1.80%, and dividend rate of 0%. Additionally, this convertible secured debenture instrument includes a beneficial conversion feature as the effective conversion price is less than the Company’s market price of common stock on the commitment date. The value of this beneficial conversion feature is $459,020. The resulting fair value of the debt is $nil, with $1,580,980 allocated to equity warrants (Note 10) and $459,020 to the beneficial conversion feature, both which are recorded as components of additional paid in capital.

On May 1, 2016, the Company closed a secured debenture and warrant financing through conversion of a short term loan of $170,468 from a director of the Company (secured by general security of the Company’s assets) that was otherwise payable on demand in cash. The offering of units was by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common stock and (ii) ten (10) five year common share purchase warrants, vesting in 1/3 increments with 1/3 vested immediately, 1/3 to be vested in one year and 1/3 to be vested in two years and having an exercise price of $0.01 per share (Note 10). The units were sold at $1.00 per unit.

Values were allocated for this private placement between debt, equity warrants, and the beneficial conversion feature similar to the secured debenture and warrant financing of $2,040,000 closed in the third quarter of fiscal 2016 (see above). The value of the interest and principal payments of the debentures resulted in a value of $51,396 for the debentures and the binomial model resulted in a value for warrants for $119,072. The assumptions used for the binomial model are: Volatility 180%, expected life of five years, risk free interest rate of 1.28%, and dividend rate of 0%. Additionally, this convertible secured debenture instrument includes a beneficial conversion feature as the effective conversion price is less than the Company’s market price of common stock on the commitment date. The value of this beneficial conversion feature is $51,396. The resulting fair value of the debt is $nil, with $119,072 allocated to equity warrants (Note 10) and $51,396 to the beneficial conversion feature, both which are recorded as components of additional paid in capital.

The difference between the fair value and face value of the debentures is to be accreted up to face value over the term to maturity using the effective interest method. The carrying value of the debenture liability as at November 30, 2016 is $375,379 for the December 30, 2015 closing and $19,886 for the May 1, 2016 closing.

The following table summarizes the fair values of the components of the convertible secured debentures, including the debt, warrants, and the beneficial conversion feature.

Accounting allocation of initial proceeds:	December 30, 2015	May 1, 2016	Total
Gross proceeds	$2,040,000	$170,468	$2,210,468
Fair value of the convertible secured debt	-	-	-
Fair value of equity warrants (Note 10)	(1,580,980)	(119,072)	(1,700,052)
Beneficial conversion feature	(459,020)	(51,396)	(510,416)
Change in fair value (from commitment date)	170,932	4,347	175,279
Convertible secured debenture at fair value at May 31, 2016	$170,932	$4,347	$175,279
Change in fair value	204,447	15,539	219,986
Convertible secured debenture at fair value at November 30, 2016	$375,379	$19,886	$395,265

On May 1, 2016, the Company completed a secured debenture financing with a consultant in settlement of $200,000 in obligations with similar terms as the above private placement with no warrant financing, through the offering of units by way of private placement, with each unit consisting of (i) a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common. The $200,000 debenture was accounted for as a single debt instrument.

Interest expense for the three and six month period ended November 30, 2016 was $72,314 and $144,628 respectively ($nil for the three and six months ended November 30, 2015).

During the second quarter of fiscal 2017, Company received a subscription for $1.0 million in bridge financing. The Company expects to close this in the third quarter of fiscal 2017. The financing is expected to have the same terms as the secured debenture above. This loan is classified as a long term loan until the closing date.

9. Common Stock

On August 31, 2015, the Company issued 11,667 shares of common stock in the form of a cashless exercise common stock purchase warrants with a previous allocation to equity of $37,100 in full settlement of warrants issued to a variable note holder that was extinguished in fiscal 2016.

On September 15, 2015, the Company closed an agreement with Ortsbo to acquire all of its intellectual property assets. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know-how for a total purchase price of $16,968,888, which was paid by the assumption of $975,388 in debt and the issuance of $15,993,500 worth of Yappn restricted common shares (32 Million shares at $0.50 per share), however, due to the common control of Ortsbo and the Company, the value of the intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo. This value was $5,421,067 on September 15, 2015. During the second quarter, 12,998,682 shares were issued at a value of $1,806,609 with obligations incurred to issue the remaining 18,988,318 shares when signed registration forms are all obtained by the Company. As at the filing date, the 18,988,318 shares at a value of $2,639,071 remain reserved but not issued (Note 4) and subject to issuance based on the instructions from the recipients.

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On April 18, 2016, the Company issued 1,008,000 shares of common stock for $252,000 cash received against the first tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. These warrants will vest in increments of thirds with the first 1/3 being vested on April 17, 2017, second increment of 1/3 on April 17, 2018, and last 1/3 on April 17, 2019. The Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $157,046 and $94,854 respectively. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.24%, and dividend rate of 0%.

On May 17, 2016, the Company issued 2,640,000 shares of common stock for $660,000 cash received against the second tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 10). 1,200,000 of the shares from the second tranche for $300,000 were issued to two members of the board of directors (Note 12). These warrants will vest in increments of thirds with the first 1/3 being vested on May 16, 2017, second increment of 1/3 on May 16, 2018, and last 1/3 on May 16, 2019. The Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $411,515 and $248,221 respectively. The assumptions used for valuation were: Volatility 179%, expected life of five years, risk free interest rate of 1.29%, and dividend rate of 0%.

On June 13, 2016, principal and interest totaling $305,307 was converted into 1,221,228 of common shares as part of the conversion of convertible debt as described in Note 7. The common shares to be issued were recorded as an obligation as at May 17, 2016, however the issuance did not occur until June 13, 2016.

On August 31, 2016, the Company issued 1,000,000 shares of common stock for $200,000 cash received and settlement of $50,000 in prior obligations against the third tranche of a private placement of units, at a purchase price of $0.25 per unit, consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 10). All of the shares from the third tranche were issued to four members of the board of directors (Note 12). These warrants will vest in increments of thirds with the first 1/3 being vested on August 31, 2017, second increment of 1/3 on August 31, 2018, and last 1/3 on August 31, 2019. The Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $141,307 and $108,693 respectively. The assumptions used for valuation were: Volatility 191%, expected life of five years, risk free interest rate of 1.19%, and dividend rate of 0%.

On August 31, 2016, principal and interest totaling $1,489,057 was converted into 5,956,226 of common shares as part of the conversion of convertible debt as described in Note 7.

On September 23, 2016, the Company issued 780,000 shares of common stock for $195,000 cash received against the fourth tranche of a private placement of units, at a purchase price of $0.25 per unit, each unit consisting of one share of common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share (Note 10). 80,000 of the shares from the fourth tranche for $20,000 were issued to a member of the advisory board (Note 12). These common stock purchase warrants will vest in increments of thirds with the first 1/3 being vested on September 23, 2017, second increment of 1/3 on September 23, 2018, and last 1/3 on September 23, 2019. The Company completed a relative fair value calculation to allocate the proceeds between common stock and warrants for $112,327 and $82,673 respectively. The assumptions used for valuation were: Volatility 200%, expected life of five years, risk free interest rate of 1.16%, and dividend rate of 0%.

On September 23, 2016 principal and interest totaling $262,592 was converted into 1,050,368 of common shares as part of the conversion of convertible debt as described in Note 7.

On September 30, 2016, the Company issued 120,000 shares of common stock as settlement against prior accounts payables with a fair value of $30,000.

On November 15, 2016, the Company issued 88,844 shares of common stock in association with the timing of filing its Registration Statement as part of the contractual rights of certain existing convertible debenture holders.

Registration Statement

The Company filed a Registration Statement on Form S-1 (File No. 333-199569) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for up to 7,592,667 shares of Yappn Corp.’s $0.0001 par value per share common stock (the "Common Stock") issuable to certain selling stockholders upon conversion of promissory notes and/or warrants currently held by those selling stockholders, specifically (i) 1,844,000 shares of Common Stock issuable to them upon exercise of promissory notes and (ii) 4,588,000 shares of Common Stock issuable to them upon exercise of warrants. The warrants have an exercise price varying from $0.25 to $2.20 per share (subject to adjustment). The Registration Statement covering the above noted shares was declared effective under the Securities Act of 1933 on November 17, 2014. On October 5, 2015, the Company filed a continuing registration statement in part to update to this S-1 filing, and subsequently filed an amendment to this filing. This registration statement was withdrawn and a new registration statement filed.

On October 3, 2016, the Company filed a request to withdraw is previously filed Registration Statement on Form S-1 (File No. 333-207292), with the Securities and Exchange Commission (the “SEC”). On October 3, 2016 the Company filed a new Registration Statement on Form S-1 (File No. 333-213947) (the “Registration Statement”) with the Securities and Exchange Commission for up to 14,840,964 shares of Yappn Corp.’s $0.0001 par value per share common stock (the "Common Stock") issuable to certain selling stockholders that are issued and outstanding and upon conversion of promissory notes, related past due accrued interest and/or warrants currently held by those selling stockholders, specifically (i) 8,227,821 shares of Common Stock issued and outstanding (ii) 907,200 shares of Common Stock issuable to them upon exercise of promissory notes (iii) 273,272 shares of Common Stock issuable underlying past due accrued interest and (iv) 5,432,671 shares of Common Stock issuable to them upon exercise of common stock purchase warrants. The common stock purchase warrants have an exercise price varying from $0.25 to $2.20 per share (subject to adjustment). The Registration Statement has not yet been declared effective.

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10. Preferred Stock and Warrants

Series A Preferred Stock

The Company has an authorized limit of 50,000,000 shares of preferred stock, par value $0.0001 with none issued and outstanding as at November 30, 2016 and May 31, 2016.

Warrants

The following is a summary of common stock purchase warrants issued, exercised and expired through November 30, 2016:

	Shares Issuable Under Warrants	Equity Value	Exercise Price	Expiration
Issued on March 28, 2013	401,000	917,087	$1.00	March 28, 2018
Issued on May 31, 2013	370,000	543,530	$0.54	May 31, 2018
Issued on June 7, 2013	165,000	211,365	$0.54	June 7, 2018
Issued on November 15, 2013	12,000	3,744	$1.00	November 15, 2018
Issued Series A warrants on January 29, 2014	135,000	135,989	$1.00	January 29, 2019
Issued Series A warrants on January 29, 2014 - Repriced	260,000	268,770	$0.25	January 29, 2019
Issued Series B warrants on January 29, 2014	135,000	-	$2.00	January 29, 2019
Issued Series B warrants on January 29, 2014 - Repriced	260,000	9,022	$0.25	January 29, 2019
Issued Series A warrants on February 27, 2014	305,000	224,135	$1.00	February 27, 2019
Issued Series B warrants on February 27, 2014	305,000	-	$2.00	February 27, 2019
Issued Series A warrants on April 1, 2014	294,000	147,294	$1.00	April 1, 2019
Issued Series A warrants on April 1, 2014 - Repriced	175,000	93,660	$0.25	April 1, 2019
Issued Series B warrants on April 1, 2014	469,000	-	$2.00	April 1, 2019
Issued to Lender – Line of Credit	800,000	1,495,200	$1.00	April 7, 2019
Issued Series C warrants on April 23, 2014	33,333	9,395	$2.20	April 23, 2019
Issued Series C warrants on May 30, 2014 - Repriced	666,667	214,212	$0.25	May 30, 2019
Issued Series D warrants on June 27, 2014	166,667	-	$2.20	June 27, 2019
Issued Series D warrants on September 2, 2014 - Repriced	83,333	41,593	$0.25	September 2, 2019
Issued Series D warrants on October 6, 2014	33,333	15,567	$2.20	October 6, 2019
Issued Series D warrants on October 27, 2014	33,333	15,667	$2.20	October 27, 2019
Issued warrants – consultants	330,000	165,330	$1.50	May 30, 2019
Issued warrants on February 4, 2015 Typenex Co-Investments, LLC	70,000	-	$1.00	February 4, 2020
Issued warrants – consultant on May 31, 2015	5,000	990	$1.00	May 31, 2017
Issued warrants – consultant on May 31, 2015	15,000	2,970	$1.50	May 31, 2017
Issued warrants to advisory board on September 28, 2015	300,000	233,490	$0.25	August 31, 2020
Issued to Lender – Line of Credit on November 5, 2015	1,700,000	519,520	$1.00	April 7, 2019
Issued warrants to consultant on November 5, 2015	100,000	23,240	$1.00	October 16, 2017
Issued warrants on December 30, 2015	20,400,000	1,580,980	$0.01	December 29, 2020
Issued warrants to advisory board on March 21, 2016	1,750,000	94,691	$0.25	March 21, 2021
Issued warrants to consultant on May 1, 2016	4,000,000	721,200	$0.25	May 1, 2021
Issued warrants on May 1, 2016	1,704,680	119,072	$0.01	May 1, 2021
Issued warrants for private placement on April 18, 2016	1,008,000	94,854	$0.25	April 18, 2021
Issued warrants for private placement on May 17, 2016	2,640,000	248,221	$0.25	May 17, 2021
Exercised Warrants Typenex Co-Investments, LLC	(70,000)	-	$1.00	-
Total – as of May 31, 2016	39,055,346	8,150,788
Issued warrants to consultant on July 6, 2016	90,000	22,500	$0.25	July 6, 2018
Issued warrants to advisory board member on August 25, 2016	250,000	559	$0.25	August 25, 2021
Issued warrants for private placement on August 31, 2016	1,000,000	108,693	$0.25	August 31, 2021
Issued warrants for private placement on September 23, 2016	780,000	82,673	$0.25	September 23, 2021
Issued warrants to consultant on November 10, 2016	100,000	8,440	$0.25	November 10, 2020
Total – as of November 30, 2016	41,275,346	8,373,653

As at November 30, 2016, vested and exercisable common stock purchase warrants have a weighted average price of approximately $0.86 (May 31, 2016 - $0.87) and have a weighted-average remaining contractual term of 0.6 years (May 31, 2016 – 0.71 years). It is expected the 32,299,347 unvested warrants will ultimately vest. The unvested warrants have a weighted average exercise price of $0.09 (May 31, 2016 - $0.07) per share and a weighted average remaining term of 3.30 years (May 31, 2016 – 3.62 years).

Warrants vesting terms and repricing related to Convertible debentures, Secured Converted Debentures, and Common Stock Private Placement are described in Notes 7, 8, and Note 9. All warrants not described in other notes to the interim condensed consolidated financial statements vested immediately upon issuance. Warrants issued to consultants in fiscal 2016 and to the advisory board are described below.

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The Company issued 300,000 common stock purchase warrants on September 28, 2015 to new advisors in advance of their appointment to the Board of Directors at an exercise price of $1.00 with expiry of five years from September 1, 2015. These were expensed as stock based compensation. The warrants exercise price was repriced on March 21, 2016 to $0.25 and a nominal expense was recorded. The assumptions used for initial and repricing valuation are: Volatility 178-180%, expected life of five years, risk free interest rate of 1.38%-1.42%, and dividend rate of 0%.

The Company issued 1,700,000 common stock purchase warrants to the line of credit holder included in financing expense in contemplation of taking a pari passu security position and allowing Winterberry to act as collateral agent for the secured debenture financing. These warrants were issued November 5, 2015 have an exercise price of $1.00 with expiry date of April 7, 2019. The assumptions used for valuation were: Volatility 178%, expected life of five years, risk free interest rate of 1.65%, and dividend rate of 0%.

The Company issued common stock purchase warrants to a consultant in the amount of 100,000 included in financing expense on November 5, 2015 at an exercise price of $1.00 with expiry date of October 16, 2017. The assumptions used for valuation were: Volatility 178%, expected life of approximately two years, risk free interest rate of 0.85%, and dividend rate of 0%.

The Company issued 1,750,000 common stock purchase warrants on March 21, 2016 to new the advisory board at an exercise price of $0.25 with expiry date of March 21, 2021. These were expensed as stock based compensation. These warrants will vest in increments of 1/3 with the first 1/3 being vested on March 21, 2017, second increment of 1/3 on March 21, 2018, and last 1/3 on March 21, 2019. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.38%, and dividend rate of 0%.

On May 1, 2016 the Company issued 4,000,000 common stock purchase warrants to an entity, Imagination 7 Ventures, LLC controlled by the former CEO at an exercise price of $0.25 included in consulting expense with an expiry of May 1, 2021. The assumptions used for valuation were: Volatility 180%, expected life of five years, risk free interest rate of 1.28%, and dividend rate of 0%.

The Company issued 250,000 common stock purchase warrants on August 25, 2016 to a new advisory board member at an exercise price of $0.25 with expiry date of August 25, 2021. These were expensed as stock based compensation. These warrants will vest in increments of 1/3 with the first 1/3 being vested on August 25, 2017, second increment of 1/3 on August 25, 2018, and last 1/3 on August 25, 2019. The assumptions used for valuation were: Volatility 191%, expected life of five years, risk free interest rate of 1.13%, and dividend rate of 0%.

The Company issued common stock purchase warrants to a consultant in the amount of 100,000 included in consulting expense on November 10, 2016 at an exercise price of $0.25 with expiry date of November 10, 2020. The assumptions used for valuation were: Volatility 215%, expected life of approximately four years, risk free interest rate of 1.17%, and dividend rate of 0%.

11. Employee Benefit and Incentive Plans

On August 14, 2014, the Board of Directors approved the adoption of the 2014 Stock Option Plan, which was ratified by the shareholders on December 22, 2014. On August 21, 2015, the Company amended its 2014 Stock Option Plan to increase the number of shares reserved pursuant to the 2014 Stock Option Plan to 25,000,000.

The following table outlines the options granted and related disclosures:

	Stock Options	Weighted- Average Exercise Price
Outstanding at May 31, 2015	1,804,500	$1.00
Granted in fiscal 2016	8,775,000	0.25
Exercised	-	-
Cancelled, forfeited or expired	(189,500)	1.00
Outstanding at May 31, 2016	10,390,000	$0.28
Granted in fiscal 2017	3,200,000	0.25
Exercised	-	-
Cancelled, forfeited or expired	(385,000)	1.00
Outstanding at November 30, 2016	13,205,000	$0.25
Options exercisable at November 30, 2016	4,069,167	$0.25
Fair value of options vested as at November 30, 2016	$1,826,217	$-

As at November 30, 2016, vested and exercisable options do not have any intrinsic value and have a weighted-average remaining contractual term of 4.0 years. It is expected the 9,135,833 unvested options will ultimately vest. These options have a weighted average exercise price of $0.25 per share and a weighted average remaining term of 4.40 years. The aggregate intrinsic value of options represents the total pre-tax intrinsic value, the difference between our closing stock price as at November 30, 2016 and the option’s exercise price, for all options that are in the money. This value was $nil as at November 30, 2016.

F-44

As at November 30, 2016, there is $1,800,919 of unearned stock based compensation cost related to stock options granted that have not yet vested (9,135,833 options). This cost is expected to be recognized over a remaining weighted average vesting period of 1.4 years.

710,000 and 520,000 of the stock options granted on August 14, 2014 and March 2, 2015 respectively vest 1/3 immediately, 1/3 after one year and 1/3 after two years. The remaining options have immediate vesting terms or have been cancelled or expired. 8,750,000 and 3,200,000 of the stock options granted on March 21, 2016 and August 25, 2016 respectively vest 1/4 immediately, 1/4 after one year, 1/4 after two years, and 1/4 after three years. The remaining 25,000 options issued on March 21, 2016 have immediate vesting terms.

The estimated fair value of options granted is measured using the binomial model using the following assumptions:

	Fiscal 2015	Fiscal 2016	Fiscal 2017
Total number of shares issued under options	1,804,500	8,775,000	3,200,000
Stock price	$0.60-1.00	$0.20	$0.20
Exercise price	$1.00	$0.25	$0.25
Time to expiration – days (2 year options)	730	NA	NA
Time to expiration – days (5 year options)	1,826	1,826	1,826
Risk free interest rate (2 year options)	.42-.66%	NA %	NA %
Risk free interest rate (5 year options)	1.57-1.58%	1.38%	1.13%
Forfeiture rate (all options)	0%	0%	0%
Estimated volatility (all options)	150%	180%	191%
Weighted-average fair value of options granted	0.50-0.90	0.25	0.25
Dividend	-	-	-

The assumptions used in the stock based compensation binomial models are consistent with the methodology used in valuing the Company’s other derivatives debt and warrant financings. Due to a lack options exercising of history, the Company has assumed the expected life of the options is the contractual life of the options.

12. Related Party Balances and Transactions

Services provided by Intertainment Media, Inc. personnel in the prior fiscal year were invoiced on a per hour basis at a market rate per hour as determined by the type of activity and the skill set provided. Costs incurred by Intertainment Media, Inc. on behalf of the Company for third party purchases are invoiced at cost. There were no services provided by Intertainment Media, Inc. to Yappn for the three and six month period ended November 30, 2016.

On September 15, 2015, the Company closed an agreement with Ortsbo to acquire all of its intellectual property assets. The purchased assets include US Patent No. 8,983,850 B2, US Patent No. 8,917,631 B2, US Patent No. 9,053,097 B2, and other intellectual property including Ecommerce and Customer Care know how. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn. During the fiscal year 2016, 12,998,682 shares were issued comprising of 8,312,500 to Ortsbo and 4,686,182 to the former debt and minority shareholders of Ortsbo, which were valued at $1,806,608, leaving 18,988,318 shares (currently reserved for issuance) to be issued at November 30, 2016 comprising 17,687,500 to Winterberry and 1,300,818 to a former holder of Ortsbo stock. As of the filing date, these aforementioned shares remain to be issued and are subject to instructions from the recipients. Yappn also assumed $975,388 of debt as part of the transaction. This assumed debt was immediately subscribed as part of the secured debenture in Yappn (Note 8). The fair value for the agreed upon consideration for the acquisition of Intellectual property from Ortsbo was $16,968,888. This transaction was completed on September 15, 2015. Due to the common control of Ortsbo Inc. and Yappn Corp at the time of the acquisition, the value of the Intangible assets acquired from Ortsbo was recorded at the carrying value in the financial records of Ortsbo. This value was $5,421,067 on September 15, 2015 (Note 4).

For the year ended May 31, 2016, related party fees incurred and paid for general development and managerial services performed by Intertainment Media, Inc. and its subsidiary totaled $146,982. $92,589 is related to managerial services and $54,393 related to development. As of May 31, 2016, the related party liability balance totaled $16,654. As at November 30, 2016, there is no obligation to Intertainment Media, Inc.

Directors subscribed for $1,783,526 of $4,550,388 from the secured debenture that closed in September 2015 at which time they were not directors (Note 6). Significant investments made by directors include Luis Vasquez-Senties (a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in September 2015, David Berry (a current member of the Board of Directors) subscribed for $733,526 from the secured debenture offering that closed in September 2015, and Winterberry Investments Inc. (an entity controlled by David Berry, a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in September 2015.

F-45

Directors also subscribed for $1,075,000 of the $2,040,000 convertible secured debentures issued on December 30, 2015 (Note 8). Significant investments made by directors include Luis Vasquez-Senties (a current member of the Board of Directors) subscribed for $500,000 from the secured debenture offering that closed in December 2015, David Berry (a current member of the Board of Directors) through a related entity in which he does not control subscribed for $500,000 from the secured debenture offering that closed in December 2015.

David Berry (a current member of the Board of Directors) through a related entity in which he does not control advanced $170,468 to the Company on an anticipated second closing of the same convertible secured debenture financing closed on December 30, 2015 (Note 8). This $170,468 closing occurred on May 1, 2016.

The Company issued 300,000 common stock purchase warrants on September 28, 2015 to advisors prior to their appointment as members of the Board of Directors at an exercise price of $1.00 with expiry of five years from September 1, 2015. These were expensed as stock based compensation. These warrants were repriced to $0.25 on March 21, 2016 and are valued at $233,490.

The Company issued 1,750,000 common stock purchase warrants on March 21, 2016 to members of the Company’s Advisory Board at an exercise price of $0.25 with expiry date of March 21, 2021. These were expensed as stock based compensation.

The Company issued 250,000 common stock purchase warrants on August 25, 2016 to a recently appointed Advisory Board member at an exercise price of $0.25 with expiry date of August 25, 2021. These were expensed as stock based compensation.

On May 1, 2016, the Company completed secured debenture financing with a consultant, whose principal is the former CEO of the Company, for $200,000 with no warrant financing, through the offering of units by way of private placement, with each unit consisting of a 12% secured convertible debenture with a maturity date of five years from issuance convertible at $0.25 per common. This closing was a conversion of $200,000 in consulting expense. The Company also issued 4,000,000 common stock purchase warrants at an exercise price of $0.25 included in consulting expense with an expiry of May 1, 2021. Consultant was also granted a $100,000 signing bonus payable in cash. All obligations prior to May 1, 2016 due directly or indirectly to the former CEO of Yappn including $294,906 in cash obligations as an employee and $18,200 as a consultant, have been forgiven. All obligations being forgiven were recorded as general and administrative expenses within fiscal 2016 and were reversed out from general and administrative expenses.

1,200,000 of the shares from the 2nd tranche of common stock private placement at $0.25 per unit totaling $300,000 in cash proceeds were issued to members of the Board of Directors. Significant investments made by Directors include Luis Vasquez-Senties (a current member of the Board of Directors) who advanced $200,000 to the Company (Note 9).

1,000,000 of the shares from the 3rd tranche of common stock private placement at $0.25 per unit totaling $250,000 in cash proceeds and compensation for consulting work were issued to members of the board of directors. Significant investments made by Directors include Winterberry Investments Inc. (an entity controlled by David Berry, a current member of the Board of Directors) who advanced $100,000 to the Company (Note 9).

80,000 of the shares from the 4th tranche of common stock private placement at $0.25 per unit totaling $195,000 in cash proceeds were issued to a member of the advisory board (Note 9).

On March 21, 2016, the Board of Directors passed a resolution for a contingent common stock award in line with the metrics used in the CEO’s targets for additional bonus compensation. The award would see the members of the Board of Directors as well as the Advisory Board receive common shares for the Company reaching revenue milestones. Per the resolution, 500,000 common shares for each member of the Board of Directors and 250,000 for each Advisory Board member would be issued when the following milestones are met: (i) $3.5 million in new revenue generated and realized within 12 months of the start date of the CEO which was February 22, 2016 and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date; or (ii) $5 million of new revenue generated and realized within 24 months of the start date and minimum of 5 new recurring revenue contracts being signed within 12 months of the start date.

On August 25, 2016 a recently appointed Advisory Board member received the same contingent common stock award of 250,000 common shares as described above for the March 21, 2016 award to Advisory Board members.

During the second quarter of fiscal 2017, two directors provided a total of $1,000,000 (specifically loans of $500,000 each from David berry and Luis Vasquez-Senties) as an advance to the Company that will be part of a longer term financing with terms remaining to be finalized.

F-46

Yappn Corp.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER’S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$172.24
Legal fees and expenses	$6,000
Accounting fees and expenses	$3,000
Miscellaneous expenses	$1,000
Total	$9,172,24

We have agreed to bear expenses incurred that relate to the registration of the shares of common stock being offered.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statue, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

II-1

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the period covered by this prospectus and the prior three years, we have issued unregistered securities to the persons as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 3(a)(9) or Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access to information about us.

On September 3, 2014, and September 16, 2014, the Company issued 270,000 and 841,704 shares respectively, to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $40,000 dated November 15, 2013. The issuance was a result of a private placement, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On October 23, 2014, November 5, 2014, and November 20, 2014, the Company issued 450,000, 700,000 and 810,641 shares respectively to JMJ Financial as a result of the settlement and conversion of the convertible note with a principal amount of $40,000 dated November 15, 2013. The issuance was a result of a private placement, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

During the Company’s second quarter of Fiscal 2015, the Company issued 950,000 shares of common stock to consultants at a value of $95,000. During the Company’s third quarter of Fiscal 2015, the Company issued 800,000 shares of common stock to consultants at a value of $80,000. During the Company’s fourth quarter of Fiscal 2015, the Company issued 540,000 shares of common stock to consultants at a value of $52,500. The issuances were a result of private placement for services, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

On May 25, 2015 the Company issued 1,000,000 shares of common stock in partial settlement of an amount owing to a vendor of the Company at a value of $80,000. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On August 31, 2015, the Company issued 11,667 shares of common stock, valued at $37,100 on exercise of warrants. The issuances were a result of private placement, did not involve any institutional investors or underwriters, and the recipients was an accredited investors.

On September 15, 2015, the Company finalized its purchase of Intellectual property assets of Ortsbo, Inc. (“Ortsbo”) pursuant to an Asset Purchase Agreement executed and closed on July 15, 2015. With this closing, the Company had an obligation to issue 31,987,000 shares of common stock of Yappn. During the second quarter of Fiscal 2016, 12,998,682 shares were issued and valued at $1,806,608 leaving 18,988,318 shares to be issued at May 31, 2016. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipient was an accredited investor.

On April 18, 2016, the Company issued 1,008,000 shares of common stock for $252,000 cash received against the first tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. These warrants will vest in increments of thirds with the first 1/3 being vested on April 17, 2017, second increment of 1/3 on April 17, 2018, and last 1/3 on April 17, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

On May 17, 2016, the Company issued 2,640,000 shares of common stock for $660,000 cash received against the second tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. 1,200,000 of the shares from the second tranche for $300,000 were issued to two members of the board of directors. These warrants will vest in increments of thirds with the first 1/3 being vested on May 16, 2017, second increment of 1/3 on May 16, 2018, and last 1/3 on May 16, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

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On August 31, 2016, the Company issued 1,000,000 shares of common stock for $200,000 cash received and settlement of $50,000 in prior obligations against the third tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. All of the shares from the third tranche were issued to four members of the board of directors. These warrants will vest in increments of thirds with the first 1/3 being vested on August 31, 2017, second increment of 1/3 on August 31, 2018, and last 1/3 on August 31, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

On September 23, 2016, the Company issued 780,000 shares of common stock for $195,000 cash received against the fourth tranche of a private placement of units consisting of one common stock at $0.25 per share and one common stock purchase warrant with an exercise price of $0.25 per share. These warrants will vest in increments of thirds with the first 1/3 being vested on September 23, 2017, second increment of 1/3 on September 23, 2018, and last 1/3 on September 23, 2019. The issuance was a result of private placement, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

On September 30, 2016, the Company issued 120,000 shares of common stock as settlement against prior accounts payables.. The issuance was a result of private non-public transaction, did not involve any institutional investors or underwriters, and the recipients were accredited investors.

The issuance of such shares of our common stock was to U.S. persons and entities was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as mended (the “Securities Act”) and in Section 4(2) of the Securities Act, based on the following: the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

The securities were issued to non-U.S. Purchasers, in reliance upon the exemption provided by Regulation S under the Securities Act of 1933, as amended, for a transaction not involving a public offering. The non-U.S. Purchasers acknowledged the following: The non-U.S. Purchaser is not a United States Person, nor is the non-U.S. Purchaser acquiring the Securities hares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the non-U.S. Purchaser to purchase the Securities have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

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ITEM 16. EXHIBITS.

Index to Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among Yappn Corp., Yappn Acquisition Sub., Inc. and Intertainment Media, Inc., dated March 28, 2013 (2)
2.2	Asset Purchase Agreement between the Company, Ortsbo Inc., Intertainment Media, Inc., and Winterberry Investments Inc. dated July 6, 2015 (17)
3.1	Amended and Restated Certificate of Incorporation filed on March 14, 2013. (1)
3.2	Amended and Restated Bylaws. (1)
3.3	Amended and Restated Certificate of Designation and Preferences of Series A Convertible Preferred Stock, filed with the Secretary of State of Delaware on May 31, 2013 (3)
3.4	Amended Certificate of Incorporation filed on December 31, 2014 (18)
4.1	Convertible Promissory Note (4)
4.2	Convertible Promissory Note Issued in Favor of JMJ Financial (6)
4.3	8% Convertible Note (7)
4.4	Form of 8% Convertible Note (8)
4.5	Form of 6% Convertible Promissory Note (9) (10) (12)
4.6	Form of Promissory Note (13)
4.7	Common Stock Purchase Warrant (13)
5.1	Opinion of Joseph I. Emas *
10.1	Lock-Up Agreement by and between Yappn Corp. and Intertainment Media, Inc. (2)
10.2	Form of Warrant (2)
10.3	Form of Subscription Agreement (2)
10.4	Form of Registration Rights Agreement (2)
10.5	Form of Note Purchase Agreement (2)
10.6	Form of Note (2)
10.7	Form of First Amendment to Note Purchase Agreement (2)
10.8	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (2)
10.9	Stock Purchase Agreement (2)
10.10	2013 Equity Incentive Plan (2)
10.11	Bill of Sale dated March 28, 2013 (2)
10.12	Services Agreement by and between Ortsbo, Inc., Ortsbo USA, Inc. and Intertainment Media, Inc. dated March 21, 2013 (2)
10.13	Form of Indemnification Agreement (2)
10.14	Securities Purchase Agreement (4)
10.15	Amendment to Services Agreement (5)
10.16	Amendment Agreement to Convertible Promissory Note Issued in Favor of JMJ Financial (6)
10.17	Securities Purchase Agreement (7)
10.18	Securities Purchase Agreement between Yappn Corp. and GEL Properties LLC (8)
10.19	Securities Purchase Agreement between Yappn Corp. and LG Capital Funding LLC (8)

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10.20	Form of Securities Purchase Agreement (9) (10) (12)
10.21	Form of Registration Rights Agreement (9) (10) (12)
10.22	Form of Series A Warrant (9) (10) (12)
10.23	Form of Series B Warrant (9) (10) (12)
10.24	Amendment Agreement to Convertible Promissory Note issued in favor of JMJ Financial (11)
10.25	Loan Agreement (13)
10.26	General Security Agreement between Yappn Corp. and Toronto Tree Top Holdings Ltd. (13)
10.27	General Security Agreement (Yappn Canada Inc.) (13)
10.28	General Security Agreement (Intertainment Media Inc.) (13)
10.29	Guaranty and Indemnity (Yappn Canada Inc.) (13)
10.30	Guaranty and Indemnity (Intertainment Media Inc.) (13)
10.31	Assignment of Monies and Debt Due Arrangement (13)
10.32	Employment Agreement between Yappn Corp. and Mr. David Lucatch dated June 1, 2014. (14)
10.33	Form of Series C Warrant (15)
10.34	Form of Series D Warrant (15)
10.35	Amendment to the Employment Agreement between Yappn Corp. and Mr. David Lucatch dated September 2, 2014. (16)
10.36	Form of Master Services Agreement between Yappn Corp. and Digital Widget Factory, dated November 6, 2014. (16)
10.37	Form of 12% Secured Debentures(17)
10.38	Form of Security Agreement, dated July 15, 2015 (17).
14.1	Code of Ethics and Conduct (14)
23.1	Consent of MNP LLC*
23.2	Opinion of counsel (included in Exhibit 5.1)

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the SEC on March 18, 2013.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on April 3, 2013.

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 3, 2013.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 15, 2013.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 29, 2013.

(6)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2013.

(7)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 18, 2013.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 20, 2013.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2014.

(10)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 27, 2014.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on March 4, 2014.

(12)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 1, 2014.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 11, 2014.

(14)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on August 29, 2014.

(15)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on October 24, 2014.

(16)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on January 13, 2015.

(17)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on July 6, 2015.

(18)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on April 14, 2015.

*   Filed herewith.

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ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

(5)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of January, 2017.

YAPPN CORP.

Date: January 24, 2017	By:	/s/ Edward P. Karthaus
Edward P. Karthaus
Chief Executive Officer and Director
(Principal Executive Officer)

Date: January 24, 2017	By:	/s/ Craig McCannell
Craig McCannell
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Edward P. Karthaus	Chief Executive Officer and Director	January 24, 2017
Edward P. Karthaus	(Principal Executive Officer)

/s/ Craig McCannell	Chief Financial Officer	January 24, 2017
Craig McCannell	(Principal Financial Officer and Accounting Officer)

/s/ C. Kent Jespersen	Chairman of the Board and Director	January 24, 2017
C. Kent Jespersen

/s/ Carrie Stone	Director	January 24, 2017
Carrie Stone

/s/ David Fleck	Director	January 24, 2017
David Fleck

/s/ Luis Vázquez Sentíes	Director	January 24, 2017
Luis Vázquez Sentíes
/s/ Tracie Crook	Director	January 24, 2017
Tracie Crook

/s/ David Berry	Director	January 24, 2017
David Berry

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